=================================================================

                SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON D.C. 20549

                              Form 10

                      ----------------------

                   GENERAL FORM FOR REGISTRATION
                           OF SECURITIES


               Pursuant to Section 12(b) or 12(g) of
                the Securities Exchange Act of 1934

                      -----------------------

                 Corn Products International, Inc.


            Delaware                          22-3514823
  (State or other jurisdiction            (I.R.S. Employer
       of incorporation                   Identification No.)
       or organization)

 Corn Products International, Inc.               60501
          P.O. Box 345                         (Zip Code)
        6500 Archer Road
            Argo, IL
    (Address of principal
      executive offices)

        Registrant's telephone number, including area code:

                           708-563-2400

                    --------------------------

               Securities to be registered pursuant
                  to Section 12(b) of the Act:


    Title of each class            Name of each exchange on which
     to be registered              each class is to be registered
     ----------------              ------------------------------

Common Stock, $.01 par value        New York Stock Exchange, Inc.

               Securities to be registered pursuant
                   to Section 12(g) of the Act:

                               None


=================================================================

                         EXPLANATORY NOTE

           This Registration Statement has been prepared on a prospective basis on the assumption that, among other things, the Distribution (as defined in the Information Statement which is a part of this Registration Statement) and the related transactions contemplated to occur prior to or contemporaneously with the Distribution will be consummated as contemplated by the Information Statement. There can be no assurance, however, that any or all of such transactions will occur or will occur as so contemplated. Any significant modifications or variations in the transactions contemplated will be reflected in an amendment or supplement to this Registration Statement.

                          CROSS REFERENCE

                 CORN PRODUCTS INTERNATIONAL, INC.

I. INFORMATION INCLUDED IN INFORMATION STATEMENT AND INCORPORATED IN FORM 10 BY REFERENCE

       CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT
                      AND ITEMS OF FORM 10

Item
No.   Item Caption                   Location in Information Statement
---   ------------                   ---------------------------------

1.  Business...................      "SUMMARY;" "INTRODUCTION;"
                                     "BUSINESS;" "RISK FACTORS;" "THE
                                     DISTRIBUTION -- Reasons for the
                                     Distribution" and "MANAGEMENT'S
                                     DISCUSSION AND ANALYSIS OF
                                     FINANCIAL CONDITION AND RESULTS
                                     OF OPERATIONS."

2.  Financial Information......      "CORN PRODUCTS INTERNATIONAL,
                                     INC. SUMMARY HISTORICAL
                                     FINANCIAL DATA;" "CORN PRODUCTS
                                     INTERNATIONAL, INC. SUMMARY PRO
                                     FORMA FINANCIAL DATA;" "BUSINESS
                                     -- Management of Corn Cost Versus
                                     Selling Price;" "FINANCING;" "SELECTED
                                     HISTORICAL FINANCIAL DATA;" "PRO
                                     FORMA FINANCIAL DATA" and
                                     "MANAGEMENT'S DISCUSSION AND
                                     ANALYSIS OF FINANCIAL CONDITION
                                     AND RESULTS OF OPERATIONS."

3.  Properties.................      "BUSINESS -- Properties."

4.  Security Ownership of
     Certain Beneficial
     Owners and Management.....      "SECURITY OWNERSHIP OF CERTAIN
                                     BENEFICIAL OWNERS."

5.  Directors and Executive
     Officers..................      "MANAGEMENT."

6.  Executive Compensation.....      "EXECUTIVE COMPENSATION;
                                     PENSION AND BENEFIT PLANS."

Item
No.   Item Caption                   Location in Information Statement
---   ------------                   ---------------------------------

7.  Certain Relationships and
     Related Transactions.......     "SUMMARY;" "THE DISTRIBUTION;"
                                     "RELATIONSHIP BETWEEN CPC AND
                                     CORN PRODUCTS AFTER THE
                                     DISTRIBUTION" and "CERTAIN
                                     RELATIONSHIPS AND TRANSACTIONS."

8.  Legal Proceedings...........     "BUSINESS -- Legal Proceedings."

9.  Market Price of and
     Dividends on the Registrant's
     Common Equity and Related
     Stockholder Matters........     "SUMMARY;" "INTRODUCTION;" "THE
                                     DISTRIBUTION -- Listing and Trading
                                     of Corn Products Common Stock" and
                                     "DIVIDEND POLICY."

11.   Description of Registrant's
       Securites to be
       Registered................    "DESCRIPTION OF CAPITAL STOCK."

12.   Indemnification of Directors   "LIABILITY AND INDEMNIFICATION OF
        and Officers.............    OFFICERS AND DIRECTORS."

13.   Financial Statements and
       Supplementary Data........    "SUMMARY;" "SELECTED HISTORICAL
                                     FINANCIAL DATA;" "PRO FORMA
                                     FINANCIAL DATA" and Corn
                                     Products Combined Financial
                                     Statements beginning on page
                                     F-1.

15.   Financial Statements and
       Exhibits.
(a)   List of Financial
       Statements.................   "INDEX TO CORN PRODUCTS
                                     COMBINED FINANCIAL STATEMENTS."



       II. INFORMATION NOT INCLUDED IN INFORMATION STATEMENT

Item 10.  Recent Sales of Unregistered Securities.

          None.


Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

          None.

Item 15.  Financial Statements and Exhibits.

(b) Exhibits    The following documents are filed as exhibits hereto:

Exhibit No.        Description
-----------        -----------

  2.1      Form of Distribution Agreement.*

  3.1      Amended and Restated Certificate of Incorporation of
           Corn Products International, Inc.

  3.2      By-Laws of Corn Products International, Inc.

  4.1      Form of Rights Agreement.*

  4.2      Certificate of Designation for Registrant's Series A
           Junior Participating Preferred Stock.*

  10.1     Form of Master Supply Agreement.*

  10.2     Form of Tax Sharing Agreement.

  10.3     Form of Tax Indemnification Agreement.

  10.4     Form of Debt Agreement.

  10.5     Form of Transition Services Agreement.*

  10.6     Form of Master License Agreement.*

  10.7     Form of Distribution Agreement (filed as Exhibit 2.1).*

  10.8     Form of Employee Benefits Agreement.

  10.9     Form of Argo Access Agreement.*

  10.10    Form of Stock Incentive Plan.*

  10.11    Form of Severance Agreement.*

  21.1     List of Subsidiaries.*



-----------------------------
* To be filed by amendment.

                             SIGNATURE

           Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                            CORN PRODUCTS INTERNATIONAL, INC.


                            By /s/ Hanes A. Heller
                               ----------------------
                               Name: Hanes A. Heller
                               Title:  President


September 19, 1997

               Subject to completion or amendment,
                    dated September 19, 1997


                       INFORMATION STATEMENT

                       [Corn Products Logo]

                 CORN PRODUCTS INTERNATIONAL, INC.

                           Common Stock
                    (Par Value $0.01 Per Share)

           This Information Statement is being furnished in connection with the distribution (the "Distribution") by CPC International Inc. ("CPC") to holders of record of CPC common stock at the close of business on December 15, 1997 (the "Record Date") of one share of common stock, par value $0.01 per share, including the associated preferred stock purchase rights (the "Corn Products Common Stock"), of its wholly owned subsidiary, Corn Products International, Inc. (the "Company" or "Corn Products"), for every four shares of CPC common stock owned on the Record Date. The Distribution will result in 100% of the outstanding shares of Corn Products Common Stock being distributed to holders of CPC common stock. It is expected that the Distribution will be effective at 12:00 midnight on December 31, 1997 (the "Effective Date"). It is expected that certificates representing shares of Corn Products Common Stock will be mailed to holders of CPC common stock on or about January 5, 1998.

           No consideration will be paid by CPC's stockholders for the shares of Corn Products Common Stock. There is no current public trading market for the shares of Corn Products Common Stock, although it is expected that a "when-issued" trading market will develop on or about the Record Date. The Corn Products Common Stock is expected to be approved for listing, subject to official notice of issuance, on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "CPO" and "regular way" trading on the NYSE is expected to begin on January 5, 1998.

           IN REVIEWING THIS INFORMATION STATEMENT, YOU SHOULD
CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION "RISK
FACTORS" BEGINNING AT PAGE _____.

                       --------------------

    NO STOCKHOLDER APPROVAL IS REQUIRED OR SOUGHT IN CONNECTION WITH THE DISTRIBUTION. EACH STOCKHOLDER WILL AUTOMATICALLY
   RECEIVE A CERTIFICATE REPRESENTING CORN PRODUCTS COMMON STOCK RECEIVED IN THE DISTRIBUTION. WE ARE NOT ASKING YOU FOR A PROXY
           AND YOU ARE NOT REQUESTED TO TAKE ANY ACTION
                   WITH RESPECT TO YOUR SHARES.

                       --------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
    ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT. ANY REPRESENTATION TO
                THE CONTRARY IS A CRIMINAL OFFENSE.

                       --------------------

  THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL
      OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

                       --------------------

   THE DATE OF THIS INFORMATION STATEMENT IS NOVEMBER __, 1997.

           THIS INFORMATION STATEMENT IS BEING FURNISHED SOLELY TO PROVIDE INFORMATION TO STOCKHOLDERS OF CPC WHO WILL RECEIVE SHARES OF CORN PRODUCTS COMMON STOCK IN THE DISTRIBUTION. IT IS NOT, AND IS NOT INTENDED TO BE CONSTRUED AS, AN INDUCEMENT OR ENCOURAGEMENT TO BUY OR SELL ANY SECURITIES OF THE COMPANY OR CPC. THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT IS BELIEVED TO BE ACCURATE AS OF NOVEMBER __, 1997. CHANGES MAY OCCUR AFTER THAT DATE, AND NEITHER THE COMPANY NOR CPC WILL UPDATE THE INFORMATION CONTAINED HEREIN EXCEPT IN THE NORMAL COURSE OF THEIR RESPECTIVE PUBLIC DISCLOSURES.

                      ADDITIONAL INFORMATION

           The Company has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form 10 (the "Registration Statement") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the shares of Corn Products Common Stock to be received by the holders of CPC common stock in the Distribution. This Information Statement does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information, reference is made to the Registration Statement and the exhibits thereto. Statements made in this Information Statement as to the contents of any contract, agreement or other document referred to herein are qualified in their entirety by reference to each such contract, agreement or other document filed as an exhibit to the Registration Statement, all of which are hereby incorporated herein by reference. The Registration Statement and the exhibits thereto may be inspected and copied at the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the public reference facilities in the SEC's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, copies of the Registration Statement and related documents may be obtained through the SEC Internet address at http://www.sec.gov.

           The Company will be required to comply with the reporting requirements of the Exchange Act and, in accordance therewith, to file reports, proxy statements and other information with the SEC. Additionally, the Company will be required to provide annual reports containing audited financial statements to its stockholders in connection with its annual meetings of stockholders. After the Distribution, such reports, proxy statements and other information will be available to be inspected and copied at the public reference facilities of the SEC or obtained by mail or over the Internet from the SEC, as described above. Application has been made to list the shares of Corn Products Common Stock on the NYSE and, if and when such shares of Corn Products Common Stock commence trading on the NYSE, such reports, proxy statements and other information will be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                    FORWARD-LOOKING STATEMENTS

           This Information Statement includes or may include certain forward-looking statements that involve risks and uncertainties. This Information Statement contains certain forward-looking statements concerning the Company's financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions. Although the Company believes its expectations reflected in such forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that such expectations will prove correct and that actual results and developments may differ materially from those conveyed in such forward-looking statements. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements herein include fluctuations in worldwide commodities markets and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general economic, business and market conditions in the various geographic regions and countries in which the Company manufactures and sells its products, including fluctuations in the value of local currencies; costs or difficulties related to the establishment of the Company as an independent entity; and increased competitive and/or customer pressure in the corn refining industry. See "RISK FACTORS" at page ___.

                       --------------------

           NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO
MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY
REFERENCE IN THIS INFORMATION STATEMENT, AND, IF GIVEN OR MADE,
SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS
HAVING BEEN AUTHORIZED BY THE COMPANY OR CPC.

                        TABLE OF CONTENTS


ADDITIONAL INFORMATION................................................ii

FORWARD-LOOKING STATEMENTS...........................................iii

SUMMARY................................................................1

CORN PRODUCTS INTERNATIONAL, INC.
 SUMMARY HISTORICAL FINANCIAL DATA.....................................7

CORN PRODUCTS INTERNATIONAL, INC.
 SUMMARY PRO FORMA FINANCIAL DATA......................................9

INTRODUCTION..........................................................10

BUSINESS..............................................................11

Overview..............................................................11
Business Strategy.....................................................12
Products..............................................................13
Competition...........................................................15
Customers.............................................................15
Raw Materials.........................................................15
Management of Corn Cost versus Selling Price..........................16
Geographic Scope......................................................16
Research and Development..............................................17
Sales and Distribution................................................17
Patents and Trademarks................................................17
Employees and Management..............................................18
Properties............................................................18
Government Regulation and Environmental Matters.......................19
Legal Proceedings.....................................................20

RISK FACTORS..........................................................21

Recent Performance of the Corn Refining Business......................21
Business Strategy and Future Prospects................................22
Competition; Expanding Industry Capacity..............................22
Raw Material Price Volatility and Availability........................23
Commodities Hedging...................................................23
Unavailability of CPC's Financial and Other Resources.................24
Absence of Prior Trading Market for Corn Products Common Stock........24
Payment of Dividends..................................................24
Multinational Operations..............................................25
Certain Anti-Takeover Effects.........................................25
Indebtedness..........................................................26
Limited Relevance of Historical Financial Information.................27
Possibility of Substantial Redistribution of Corn
Products Common Stock.................................................27
Reliance on Major Customers...........................................27

THE DISTRIBUTION......................................................28

Reasons for the Distribution..........................................28
Manner of Effecting the Distribution..................................29
Certain U.S. Federal Income Tax Consequences of
the Distribution......................................................30
Listing and Trading of Corn Products Common Stock.....................31
Expenses of the Distribution..........................................32
Treatment of Employee Options, Restricted Stock
and Rabbi Trusts in the Distribution..................................32

RELATIONSHIP BETWEEN THE COMPANT AND
CPC AFTER THE DISTRIBUTION............................................34

Distribution Agreement................................................34
Tax Sharing Agreement.................................................35
Tax Indemnification Agreement.........................................35
Debt Agreement........................................................37
Transition Services Agreement.........................................37
Employee Benefits Agreement...........................................38
Other Agreements and Arrangements.....................................39

FINANCING.............................................................40

PRO FORMA CAPITALIZATION..............................................41

SELECTED HISTORICAL FINANCIAL DATA....................................42

PRO FORMA FINANCIAL DATA..............................................43

MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS.............................................47

Introduction..........................................................47
Overview and Outlook..................................................47
Results of Operations:  First Six Months of 1997 Compared
With First Six Months of 1996.........................................48
Results of Operations:  1996 Compared With 1995.......................50
Results of Operations:  1995 Compared With 1994.......................50
Liquidity and Capital Resources.......................................51

MANAGEMENT............................................................53

Directors of the Company..............................................53
Directors' Meetings, Fees and Committees..............................54
Audit Committee.......................................................55
Compensation and Nominating Committee.................................55
Executive Officers of the Company.....................................55

EXECUTIVE COMPENSATION; PENSION AND BENEFIT PLANS.....................58

Historical Compensation...............................................58
Base Salaries.........................................................62
Annual Bonuses........................................................63
Severance Agreements..................................................63
Stock Incentive Plan..................................................63
Pension Plans.........................................................64
Defined Contribution Plan.............................................65
Other Benefit Plans...................................................66

CERTAIN RELATIONSHIPS AND TRANSACTIONS................................66

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.......................66

DESCRIPTION OF CAPITAL STOCK..........................................68

Authorized Stock......................................................68
No Preemptive Rights..................................................70
Transfer Agent and Registrar..........................................70
Rights Plan...........................................................70

ANTI-TAKEOVER EFFECTS OF CERTAIN
PROVISIONS OF THE CHARTER, THE BY-LAWS,
THE RIGHTS PLAN AND DELAWARE LAW......................................74

Classified Board of Directors; Removal of Directors...................74
Filling Vacancies on the Board........................................75
Written Consents and Special Meetings.................................75
Advance Notice Provisions for Stockholder
Nominations and Proposals.............................................75
Restrictions on Amendment.............................................76
Preferred Stock.......................................................77
Other Considerations..................................................77
Certain Effects of the Rights Plan....................................78
Delaware Business Combination Statute.................................78

LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS...............79

INDEPENDENT ACCOUNTANTS...............................................79

DIVIDEND POLICY.......................................................80

TABLE OF DEFINED TERMS................................................81

INDEX TO CORN PRODUCTS COMBINED FINANCIAL STATEMENTS.................F-1

                              SUMMARY

      The following is a summary of certain information contained elsewhere in this Information Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information and financial statements set forth in this Information Statement, which should be read in its entirety.

                 Corn Products International, Inc.

           CPC International Inc., a Delaware corporation ("CPC"), is a successor to Corn Products Refining Company, which was originally incorporated in 1906. Corn Products Refining Company was initially an amalgamation of virtually all of the corn syrup and starch companies in the United States. CPC remained the leading corn refiner in the United States into the early 1970's. Over the years, CPC grew and diversified and placed an increasing emphasis on a branded foods business. The management and the Board of Directors of CPC have concluded that it is in the best interests of CPC and its stockholders for CPC to focus exclusively on its worldwide branded foods businesses, and to create a separate, independent company to focus solely on the corn refining and related businesses (the "Corn Refining Business").

           Corn Products International, Inc., a Delaware corporation and a wholly owned subsidiary of CPC (the "Company" or "Corn Products"), was formed in March 1997 to assume the operations of the Corn Refining Business. As described herein, effective at 12:00 midnight on December 31, 1997, CPC will distribute all of the stock of the Company to holders of CPC common stock (the "Distribution"). CPC will transfer the assets and related liabilities of the Corn Refining Business to the Company prior to the Distribution. Following the Distribution, CPC will no longer own any stock of the Company and the Company will operate the Corn Refining Business as an independent, publicly traded company. The Company's principal executive offices are located at P.O. Box 345, 6500 Archer Road, Argo, IL 60501 and its telephone number is (708) 563-2400. See "THE DISTRIBUTION" at page ___ and "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION" at page ___.

Business

           The Company produces a large variety of food ingredients and industrial products derived from the wet milling of corn and other farinaceous materials for use in more than 60 industries. The Company is one of the largest corn refiners in the world, and believes it is the fourth largest corn refiner in the United States and the leading corn refiner in both Latin America and Canada based on annual grind. The Company engages in business in over 20 countries, operating directly and through affiliates in nine countries with 19 plants and indirectly through joint ventures and technical licensing agreements elsewhere in Latin America, Asia, Africa, Australia and New Zealand. In 1996, the Corn Refining Business produced net sales worldwide of approximately $1.5 billion of which intercompany sales accounted for approximately $157 million. Sweeteners, such as high fructose corn syrup (a sweetener used in soft drinks and other products), accounted for $842 million (55%) of 1996 net sales, while starches (used for both food and non-food purposes) accounted for $336 million (22%) of 1996 net sales. See "BUSINESS" at page ___, "RISK FACTORS" at page ___, "SELECTED HISTORICAL FINANCIAL

DATA" at page ___, "PRO FORMA FINANCIAL DATA" at page ___,
"MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS" beginning at page ___ and the Company's
Combined Financial Statements beginning at page F-1.

Business Strategy

           The Company is committed to optimizing its productive capacities, enhancing its market positions and increasing profitability by employing the following key strategies:

      - Leverage Leading Market Positions and Geographic
        Diversity.

      - Expand into New Markets through New and Existing
        Strategic Relationships.

      - Seize Trade Opportunities Based on Regional Presence.

      - Improve and Introduce Value-Added Products.

      - Maximize Operating Efficiencies.

      - Emphasize Close Customer Relationships in Delivering
        Quality Products and Service.

      - Improve Management Effectiveness and Focus Employee
        Incentives.


See "BUSINESS -- Business Strategy" at page ___.


                         The Distribution

Primary Purposes
  of the Distribution...  CPC and the Company believe that
                          the Distribution will enhance the
                          ability of each of CPC and the Company
                          to maximize the profitability of its
                          respective operations by enabling each
                          company to focus its managerial and
                          financial resources on the growth and
                          development of its core businesses without regard to the corporate objectives, policies and investment standards of the other. In addition, the Distribution will enable the Company to establish equity-based incentive compensation arrangements which will more effectively attract, retain and motivate employees by offering benefits that are more directly associated with the employees' efforts to improve the performance of the Company. CPC also believes that the Distribution will enable CPC to implement significant cost savings that would not have been possible without the decision to proceed with the Distribution. See "THE

                          DISTRIBUTION -- Reasons for the
                          Distribution" at page ___.

Distribution Ratio......  Each holder of CPC common stock, par value $0.25 per share ("CPC Common Stock"), will receive one share of common stock, par value $0.01 per share, including the associated preferred stock purchase rights ( "Corn Products Common Stock"), of the Company for every four shares of CPC Common Stock held on the Record Date (as defined below). See "THE DISTRIBUTION -- Manner of Effecting the Distribution" at page ___.

Tax Consequences to CPC
Stockholders............  CPC expects to receive a private letter ruling (the "Ruling") from the Internal
                          Revenue Service (the "IRS") that the
                          receipt of shares of Corn Products Common
                          Stock will be tax-free for U.S. federal
                          income tax purposes to the holders
                          of CPC Common Stock.  The Ruling will
                          not address the treatment of cash received for fractional share interests of
                          Corn Products Common Stock. Cash, if any, received in lieu of fractional shares will not be tax-free to holders of CPC Common Stock. See "THE DISTRIBUTION
                          -- Manner of Effecting the Distribution" at page ___ and "-- Certain U.S. Federal Income Tax Consequences of the Distribution" at page ___.

Shares to be
Distributed.............  Approximately 35.5 million shares of
                          Corn Products Common Stock will be
                          distributed pursuant to the Distribution based on the approximately 142 million shares of CPC Common Stock outstanding on June 30, 1997 and eligible to receive the Distribution. The shares to be distributed will constitute 100% of the outstanding shares of Corn Products Common Stock. The Company expects to reserve an additional _________ shares of Corn Products Common Stock for issuance from time to time under stock-based compensation plans. See "THE DISTRIBUTION -- Manner of Effecting the Distribution" at page ___ and "EXECUTIVE COMPENSATION; PENSION AND
                          BENEFIT PLANS" at page ___.

No Fractional Shares....  No fractional shares of Corn Products Common
                          Stock will be distributed. All fractional share interests will be aggregated and sold by the Distribution Agent (as defined below) and the cash proceeds will be distri-buted to those stockholders otherwise entitled to a fractional interest. See

                          "THE DISTRIBUTION -- Manner of Effecting the Distribution" at page __.

Listing and Trading
Market..................  An application to list the Corn
                          Products Common Stock has
                          been filed with the New York Stock
                          Exchange, Inc. (the "NYSE") and the
                          Corn Products Common Stock is expected
                          to be approved for listing, subject to
                          official notice of issuance, on the
                          NYSE under the symbol "CPO." See "THE
                          DISTRIBUTION -- Listing and Trading of
                          Corn Products Common Stock" at page
                          ___.

Record Date.............  Close of business on December 15, 1997
                          (the "Record Date").

Effective Date..........  12:00 midnight on December 31, 1997 (the
                          "Effective Date").

Mailing Date............  Certificates representing shares of Corn
                          Products Common Stock are expected to be mailed to holders of CPC Common Stock on or about January 5, 1998.

Distribution Agent......  First Chicago Trust Company of New York (the
                          "Distribution Agent"). CPC stockholders with questions concerning procedural issues related to the Distribution or the trading of Corn Products Common Stock or CPC
                          Common Stock for the period generally between the Record Date and the Effective Date may call the Distribution Agent at (201) 324-0498 or (800) 446-2617.

Dividend Policy.........  The Company's dividend policy will be set by the Company's Board of Directors (the
                          "Corn Products Board") after the Distribution. The Company currently anticipates that it will pay modest quarterly cash dividends, although the declaration and payment of dividends is at the discretion of the Corn Products Board and will be subject to the Company's financial results and the availability of surplus funds to pay dividends. The Delaware General Corporation Law (the "DGCL") prohibits the Company from paying dividends or otherwise distributing funds to its stockholders, except out of legally available funds. The declaration of dividends and the amount thereof will depend on a number of factors, including the Company's financial condition, capital requirements, funds from operations, future business prospects and such other factors as the Corn Products Board may deem relevant. No assurance can be given that the Company will pay any dividends. See "RISK FACTORS -- Payment of Dividends" at page ___,
                          "MANAGEMENT'S DISCUSSION AND ANALYSIS
                          OF FINANCIAL CONDITION AND RESULTS OF
                          OPERATIONS beginning at page ___ and
                          "DIVIDEND POLICY" at page ___.

Relationship with CPC
After the Distribution.   The Company will have ongoing relationships
                          with CPC following the Distribution. CPC and the Company intend to enter into the Master
                          Supply Agreement and a number of other
                          agreements in connection with the Distribution, including the Distribution Agreement, the Tax
                          Sharing Agreement, the Tax Indemnification
                          Agreement, the Debt Agreement, the Transition
                          Services Agreement, the Employee Benefits
                          Agreement, the Argo Access Agreement and the
                          Master License Agreement.  Under the
                          Master Supply Agreement, CPC will generally agree, among other things, to purchase certain products exclusively from the Company for a period of two years from the Effective Date.
                          In addition, the Company and CPC initially will have four common members on their respective Boards of Directors and one CPC employee will initially serve as a director of the Company. See "RELATIONSHIP BETWEEN
                          THE COMPANY AND CPC AFTER THE DISTRIBUTION" at page ___ and "MANAGEMENT" at page ___.

Risk Factors............  Stockholders should carefully consider the matters discussed in the section of this Information Statement entitled "RISK FACTORS" beginning at page ___.

                       STOCKHOLDER INQUIRIES

      Stockholders of CPC with questions relating to the Distribution and delivery of stock certificates, or the trading of Corn Products Common Stock or CPC Common Stock for the period generally between the Record Date and the Effective Date, should contact the Distribution Agent:

              First Chicago Trust Company of New York
                           P.O. Box 2500
                    Jersey City, NJ 07303-2506
                          (201) 324-0498
                                or
               (800) 446-2617 (Anywhere in the U.S.)

                       -------------------

      For other questions addressed to CPC, please contact:

              Shareholder Communications Corporation
                          17 State Street
                        New York, NY 10004
                          (800) 451-0155


      After the Effective Date, stockholders of the Company with inquiries relating to the Distribution or their investment in the Company should contact ____________ at Corn Products
International, Inc., P.O. Box 345, 6500 Archer Road, Argo, IL
60501.

                 CORN PRODUCTS INTERNATIONAL, INC.
                 SUMMARY HISTORICAL FINANCIAL DATA

           The following table sets forth a summary of selected financial data for the Company. The historical financial information below may not necessarily be indicative of the results of operations or financial position that would have been obtained if the Company had been a separate, independent company during the period shown or of the Company's future performance as an independent company. The financial data set forth below should be read in conjunction with the Company's financial statements and the notes thereto found elsewhere in this Information
Statement. Interim results may not necessarily be indicative of the Company's results of operations or financial position for a full year. See "SELECTED HISTORICAL FINANCIAL DATA" at page __,
"PRO FORMA FINANCIAL DATA" at page __, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" beginning at page __ and the Company's Combined Financial Statements beginning at page F-1. Earnings per share data are presented elsewhere in this Information Statement and on a pro forma basis only. See "PRO FORMA FINANCIAL DATA" at page __.



(in millions, except        Six Months Ended
  current ratio)                  June 30,           Year Ended December 31,
                            ------------------       ------------------------
                            1997          1996         1996          1995
                            ----          ----         ----          ----
Income Statement
 Data:
Net sales (1) ..........    $695          $744       $1,524        $1,387
Gross profit ...........      54           105          143           304
Restructuring and
other charges
 (gains), net ..........      86             -            -           (37)
Operating income
(loss) .................     (82)           60           65           251
Income (loss)
before income taxes ....     (97)           47           37           223
Income tax expense
(benefit) ..............     (26)           17           12            86
Minority
stockholders'
interest ...............       1             1            2             2
                           -----         -----        -----         -----
Net income
(loss) .................    $(72)(2)       $29          $23          $135(2)
                           =====         =====        =====         =====


(in millions, except
  current ratio)                     Year Ended December 31,
                            -----------------------------------------
                              1994             1993              1992
                              ----             ----              ----
Income Statement
 Data:
Net sales (1) ..........    $1,385           $1,243            $1,250
Gross profit ...........       298              254               258
Restructuring and
other charges
 (gains), net ..........        19                -                 -
Operating income
(loss) .................       188              182               180
Income (loss)
before income taxes ....       169              166               162
Income tax expense
(benefit) ..............        67               66                65
Minority
stockholders'
interest ...............         2                1                 1
                             -----            -----             -----
Net income
(loss) .................      $100(2)           $99               $96
                             =====            =====             =====

(in millions, except        Six Months Ended
  current ratio)                  June 30,           Year Ended December 31,
                            ------------------       ------------------------
                            1997          1996         1996          1995
                            ----          ----         ----          ----
Balance Sheet
 Data:
Working capital ........     $84           $43         $147           $31
Current ratio ..........     1.3           1.2          1.5           1.1
Plant and
properties, net ........  $1,060        $1,028       $1,057          $920
Total debt .............    $350          $340         $350          $363
Deferred
income taxes,
net ....................     $72          $104          $85          $102
CPC
International Inc.
equity
investment .............    $979          $836       $1,025          $600
Total assets ...........  $1,658        $1,502       $1,663        $1,306



(in millions, except
  current ratio)                     Year Ended December 31,
                            -----------------------------------------
                              1994             1993              1992
                              ----             ----              ----
Balance Sheet
 Data:
Working capital ........      $106              $33               $33
Current ratio ..........       1.5              1.2               1.2
Plant and
properties, net ........      $830             $792              $745
Total debt .............      $294             $269              $263
Deferred
income taxes,
net ....................      $100             $114              $118
CPC
International Inc.
equity
investment .............      $550             $484              $444
Total assets ...........    $1,207           $1,110            $1,053


-----------------------

(1)  Includes sales to CPC as follows: $84; $83; $157; $154;
     $163; $140; and $153 for the six months ended June 30, 1997 and 1996 and the years ended December 31, 1996, 1995, 1994, 1993 and 1992, respectively.

(2)  Includes provisions for restructuring. See
     "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
     CONDITION AND RESULTS OF OPERATIONS" beginning at page __.

                 CORN PRODUCTS INTERNATIONAL, INC.
                 SUMMARY PRO FORMA FINANCIAL DATA

           The following summary pro forma financial data make adjustments to the Company's historical statement of income as if the Distribution had occurred on December 31, 1995 for purposes of the pro forma statement of earnings, and make adjustments to the Company's historical balance sheet as if the Distribution had occurred on June 30, 1997 for purposes of the June 30, 1997 pro forma balance sheet and on December 31, 1996 for purposes of the December 31, 1996 pro forma balance sheet. See "PRO FORMA FINANCIAL DATA" at page __ for a discussion of the principal adjustments involved in the preparation of the pro forma financial information. The pro forma financial statements of the Company may not reflect the future results of operations or financial position of the Company or what the results of operations would have been if the Company had been a separate, independent company during such periods. See "PRO FORMA FINANCIAL DATA" at page ___.

                                        Six Months        Year
                                          Ended          Ended
                                         June 30,     December 31,
(in millions, except per share data)       1997           1996
                                           ----           ----
Statement of Earnings Data:
Net sales                                 $ 695          $1,524
Restructuring charges                        86             --
Operating income (loss)                     (80)            69
Income (loss) before income taxes           (95)            41
Net income (loss)                           (71)            26
Earnings (loss) per share(1)             $(1.99)         $0.72

Balance Sheet Data:
Current assets                            $ 407          $ 434
Working capital                             241            309
Plant and properties, net                 1,060          1,057
Total assets                              1,658          1,663
Current liabilities                         166            125
Long-term debt                              350            350
Stockholders' equity                        990          1,037

(1) The number of shares used to compute earnings (loss) per share is based on the number of shares of CPC Common Stock outstanding at June 30, 1997 and December 31, 1996, adjusted for an assumed distribution ratio of one share of Corn Products Common Stock for every four shares of CPC Common Stock held on the Record Date.

                           INTRODUCTION

           On _____, 1997, the Board of Directors of CPC declared the Distribution payable to the holders of record of CPC Common Stock at the close of business on the Record Date of one share of Corn Products Common Stock, including the associated preferred stock purchase rights ("Rights"), for every four shares of CPC Common Stock outstanding on the Record Date. (Unless the context otherwise requires, all references to Corn Products Common Stock in this Information Statement shall include the associated Rights.) The Distribution will occur at the Effective Date. As a result of the Distribution, 100% of the outstanding shares of Corn Products Common Stock will be distributed to holders of CPC Common Stock, and CPC will no longer own any shares of Corn Products Common Stock. It is expected that certificates representing shares of Corn Products Common Stock will be mailed to holders of CPC Common Stock on or about January 5, 1998. See "THE DISTRIBUTION -- Manner of Effecting the Distribution" at page ___.

           CPC formed the Company in March 1997 to assume the operations of the Corn Refining Business and to effect the Distribution. In connection with the Distribution, CPC will transfer to the Company all of the assets and related liabilities of the Corn Refining Business, including the stock of certain of CPC's foreign and domestic subsidiaries engaged in the Corn Refining Business. Following the Distribution, the Company will focus on the Corn Refining Business and CPC will focus on its worldwide branded foods business. See "BUSINESS" at page ____ and "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION -- Distribution Agreement" at page ___. Unless the context indicates otherwise, all references herein to the business, operations, activities, customers, assets and other attributes of the Company prior to the Distribution Date relate to the Corn Refining Business conducted by CPC and its subsidiaries prior to the Distribution and are described herein as those of the Company for ease of presentation and all references herein to the Company or Corn Products include Corn Products International, Inc. and its subsidiaries.

           Stockholders of CPC with questions concerning procedural issues related to the Distribution or the trading of Corn Products Common Stock or CPC Common Stock for the period generally between the Record Date and the Effective Date may call the Distribution Agent, First Chicago Trust Company of New York, at (201) 324-0498 or (800) 446-2617. Other inquiries addressed to CPC should be directed to Shareholder Communications Corporation at 17 State Street, New York, NY 10004, or by telephone at (800) 451-0155. After the Effective Date, stockholders of the Company with inquiries relating to the Distribution or their investment in the Company should contact _________________ at Corn Products International, Inc. The Company's address is P.O. Box 345, 6500 Archer Road, Argo, IL 60501 and its telephone number is (708) 563-2400.

                             BUSINESS

Overview

           The Corn Refining Business dates back to the original formation of CPC's predecessor over 90 years ago. In 1906, Corn Products Refining Company was formed through an amalgamation of virtually all the corn syrup and starch companies in the United States. International expansion followed soon thereafter. In 1928, the Corn Refining Business commenced Latin American operations in Brazil, followed quickly by expansions into Argentina and Mexico. The Company engages in business in over 20 countries, operating directly and through affiliates in nine countries with 19 plants and indirectly through joint ventures and technical licensing agreements elsewhere in Latin America, Asia, Africa, Australia and New Zealand. The largest of these joint ventures is in Mexico, where the operations of the Corn Refining Business have been combined into a joint venture with the corn refining operations of Arancia Industrial S.A. de C.V. This joint venture was, in 1996, the first producer in Mexico of HFCS-55, the primary form of high fructose corn syrup used in the soft drink industry. The Company is one of the largest corn refiners in the world, and believes it is the fourth largest corn refiner in the United States and the leading corn refiner both in Latin America (including its Mexican joint venture which is the largest corn refiner in Mexico) and in Canada, based on annual grind. Approximately 68% of the Company's net sales are generated in North America, 27% in Latin America and 5% in other geographic regions through product sales and technology license fees.

           As a result of the multinational nature of the Company's operations, the Company has developed a management structure that is able to provide strategic direction on a global basis and also can implement ideas and service customers locally. The Company has developed both formal and informal networks to facilitate the sharing of business experiences and problem solving. The Company believes this flexible structure enables it to take advantage of the relaxation of international trade barriers to increase exports between countries and allows for more effective management and higher utilization of resources.

           The Corn Refining Business supplies customers in more than 60 industries with value-added products processed from starch and commodity products. The Company's most important customers are in the food and beverage, pharmaceuticals, paper products, corrugated and laminated paper, textiles and brewing industries and in the animal feed markets.

           Corn refining is a capital-intensive two-step process that involves the wet milling and processing of corn. During the front end grind, corn is steeped in water and separated into starch and co-products such as animal feed and germ. The starch is then either dried for sale or further modified or refined through various processes to make products designed to serve the particular needs of various industries. The germ is refined to produce corn oil. See "-- Products" at page ___.

           The Company believes it has competitive, up-to-date and cost-effective facilities. In recent years, significant capital expenditures have been made to update, expand and improve the Company's facilities, averaging in excess of $135 million per year for the last five years. Capital investments have included the rebuilding of the Company's plant in Cali, Colombia; an expansion of both grind capacity and dextrose production capacity at the Company's facility in Argo, Illinois; entry into the high maltose corn syrup business in Brazil, Colombia and Argentina; and the installation of energy co-generation facilities in Canada. The Company believes these capital expenditures will allow the Company to operate highly efficient facilities for the foreseeable future with further annual capital expenditures that are significantly below historical averages. In recent years, steps have also been taken to reduce costs by closing facilities which could not economically be made efficient, including plants in Argentina and Honduras.


Business Strategy

           The Company is committed to generating growth by optimizing its productive capacities, enhancing its market positions and increasing its profitability, employing the following key strategies:

           Leverage Leading Market Positions and Geographic Diversity. The Company intends to increase sales and develop new markets by leveraging its position as a market leader for specific products and in specific geographic regions. For dextrose, in which the Company has a leading position on a worldwide basis, the Company's investment strategy favors the timely provision of additional production capacity to meet rising demand. For glucose, corn syrup and starch, in which the Company generally has a strong position and a leading position in Latin America, the Company follows a similar investment strategy. For example, in 1994, the Company introduced high maltose corn syrup for use by the brewing industry in Latin America, where the Company was already a leader in the corn refining industry. The Company also plans to use its local operations, licensing and technical relationships and joint ventures, which are located in over 20 countries around the world, to expand in markets where demand for corn refining products is expected to grow at a faster rate than demand in North America and other more established markets. In light of its existing market positions for sweeteners and starches in the faster-growing areas of Latin America, Asia and Africa, the Company believes it is well-positioned to expand its presence in these emerging markets.

           Expand into New Markets through New and Existing Strategic Relationships. The Company plans to seek additional strategic alliances with local starch producers as a cost effective method of expanding into emerging markets. The Company believes it can leverage its advanced technology, global business experience, management and product application skills and existing customer relationships by forming alliances with local market participants who have unique knowledge of regional customers, markets and other political and business conditions. For example, by combining operations in a joint venture with Mexico's largest corn refiner in November 1994, the Company and its partner solidified their leading market positions and enabled themselves to tap into that nation's developing market for high fructose corn syrup.

           Seize Trade Opportunities Based on Regional Presence. The Company believes it is well-positioned to take advantage of the relaxation of international trade barriers to increase exports between countries by using facilities and distribution systems currently in place. Moreover, the Company is focused on employing its local operations around the world as a base for expansion into newly-accessible markets.

           Improve and Introduce Value-Added Products. While non-differentiated commodity products have accounted, and are expected to continue to account, for most of the Company's sales volume, the Company intends to continue to invest in the introduction of products geared to the specific needs of its customers as well as to attempt to anticipate their future needs in ever-changing international markets.

           Maximize Operating Efficiencies. Competitiveness in the corn refining industry depends on the ability to continually improve operating and cost efficiencies. The Company has implemented, and intends to continue to focus on, cost-saving and productivity programs. For example, the Company has installed energy co-generation facilities in a number of plants to reduce utility costs and has recently coordinated global purchasing to optimize its worldwide purchasing power. The Company plans to continue to emphasize continued improvement in preventive maintenance programs that have resulted in improved facility reliability over the past several years and have enabled the Company to achieve record annual corn grind in fifteen plants in 1996.

           Emphasize Close Customer Relationships in Delivering Quality Products and Service. The Company believes it has established a reputation for delivering high quality products and providing superior customer service. The Company intends to continue to improve its service levels and focus on customer needs through its sales networks and customer surveys. The Company believes that its localized operations enable it to reach a broad customer base and that close relations with customers increase its overall profitability.

           Improve Management Effectiveness and Focus Employee Incentives. The Company intends to continue to give strategic direction on a global basis while encouraging strong local management implementation. Moreover, the Company will seek to increase sales and efficiency by tying compensation more closely to the performance of the Corn Refining Business and expanding performance-based compensation further into the organizational structure than was possible before the Distribution.


Products

           The Company serves many industries, including the food and beverage, pharmaceuticals, paper products, corrugated and laminated paper, textiles and brewing industries and the animal feed markets in North America and internationally.

           Sweetener Products. Sweeteners accounted for 55%, or $842 million, of the net sales of the Corn Refining Business in 1996.
The Company's Sweeteners Products include:

     High Fructose Corn Syrup: The Company produces two types of high fructose corn syrup: (1) HFCS-55, which is primarily used as a sweetener in soft drinks and (2)

      HFCS-42, which is used as a sweetener in various consumer products such as fruit-flavored beverages, yeast-raised breads, rolls, doughs, ready-to-eat cakes, yogurt and ice cream.

      Glucose Corn Syrups: Glucose corn syrups are widely used in the food industry, including in baked goods, snack foods, alcoholic and non-alcoholic beverages, canned fruits, condiments, candy and other sweets, dairy products, ice cream, jams and jellies and as table syrups.

      High Maltose Corn Syrup: This special type of glucose syrup has a unique carbohydrate profile, which makes it ideal for use in brewing as a source of fermentable sugars to produce quality beers. High maltose syrups are also used in the production of confections, canning and some other food processing applications.

      Maltodextrin: Maltodextrin, which comes in several grades, has a wide variety of uses, contributing bulking benefits and complex carbohydrates to many applications including dry mixes, sports drinks, baked products and confections.

      Dextrose: The Company produces two types of dry dextrose - monohydrate and anhydrous. Monohydrate dextrose is used in a broad variety of applications by the food industry where a dry product is needed, including confections, baking, dry mixes and sugar substitutes. Anhydrous dextrose is used for making dextrose solutions for intravenous injection and other pharmaceutical applications. Dextrose also has a wide range of industrial applications, including production of biodegradable surfactants, wall board and as a base for many fermentation products including organic acids, vitamins, amino acids and alcohols.

           Starch Products. Starch products accounted for 22%, or $336 million, of the net sales of the Corn Refining Business in 1996.

      Corn Starch: Corn starch is a component in the production of paper, corrugated containers, construction materials and textiles. It is also used in numerous food applications as a thickener and binder in a range of products. Other examples of starch applications include dusting powders, pharmaceutical tablets, cosmetics, mining and the production of plastics and resins.

           Co-Products. Co-products accounted for 23%, or $346 million, of the net sales of the Corn Refining Business in 1996. The
Company's Co-products include:

      Corn Oil: Corn oil is used as cooking oil and in the production of margarine, salad dressings, shortening, mayonnaise and other foods.

      Corn Gluten Feed and Corn Gluten Meal: Corn gluten feed is sold as animal feed and corn gluten meal is sold as a feed protein, primarily to the poultry industry.

Competition

           The corn refining industry is highly competitive. Most of the Company's products compete with virtually identical products and derivatives manufactured by other companies in the industry. The U.S. market is the most competitive, with participation by eleven corn refiners, including ADM Corn Processing Division ("ADM") (a division of Archer Daniels Midland Company), Cargill, A.E. Staley Manufacturing Co. ("Staley") (a subsidiary of Tate & Lyle, PLC) and National Starch and Chemical Company ("National Starch") (a subsidiary of Imperial Chemicals Industries plc). In Latin America, Cargill has corn refining operations in Brazil, National Starch has operations in Brazil and Mexico, and ALMEX, a joint venture between ADM and Staley, has operations in Mexico. Several local corn refiners also operate in Latin America. Competition within markets is largely based on price, quality and product availability.

           Several of the Company's products also compete with products made from raw materials other than corn. High fructose corn syrup and monohydrate dextrose compete principally with cane and beet sugar products. Co-products such as corn oil and gluten meal compete with products of the corn dry milling industry and with soybean oil and soybean meal. Fluctuations in prices of these competing products may affect prices of, and profits derived from, the Company's products.


Customers

           The Company supplies a broad range of customers in over 60 industries. Historically, CPC's worldwide branded foods business has been one of the Corn Refining Business' largest customers, accounting for approximately 10% of total sales in 1996. The Company and CPC will enter into a two-year Master
Supply Agreement, which sets forth the terms under which the Company will sell its products to CPC following the Distribution. See "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION -- Other Agreements and Arrangements" at page ___. In addition, approximately 15% of the worldwide sales of the Corn Refining Business in 1996 represented sales of high fructose corn syrup to international, regional and local companies engaged in the soft drink industry, primarily in North America. See "RISK FACTORS -- Reliance on Major Customers" at page ___. The Company believes its customers value its local approach to service.


Raw Materials

           The basic raw material of the corn refining industry is yellow dent corn. In the United States, the corn refining industry processes about 10% to 15% of the annual U.S. corn crop. The supply of corn in the United States has been, and is anticipated to continue to be, adequate for the Company's domestic needs. The price of corn, which is determined by reference to prices on the Chicago Board of Trade, fluctuates as a result of three primary supply factors -- farmer planting decisions, climate and government policies -- and three major market demand factors -- livestock feeding, shortages or surpluses of world grain supplies and domestic and foreign government policies and trade agreements.

           Corn is also grown in other areas of the world, including Canada, South Africa, Argentina, Brazil, China and Australia. The Company's affiliates outside the United States utilize both local supplies of corn and corn imported from other geographic areas, including the United States. The supply of corn for these affiliates is also generally expected to be adequate for the Company's needs. Corn prices for the Company's non-U.S.
affiliates generally fluctuate as a result of the same factors that affect U.S. corn prices.

           Due to the competitive nature of the corn refining industry and the availability of substitute products not produced from corn, such as sugar from cane or beets, end product prices may not necessarily fluctuate in relation to raw material costs of corn. See "RISK FACTORS -- Raw Material Price Volatility and Availability" at page ____ and "-- Commodities Hedging" at page
__.

Management of Corn Cost versus Selling Price

           Approximately 50% of the Company's starch and refinery products are sold at prices established in supply contracts lasting for periods of up to one year. The remainder of the Company's starch and refinery products are not sold under firm pricing arrangements and actual pricing for those products is affected by the cost of corn at the time of production and sale.

           The Company generally hedges its exposure to corn price fluctuations to attempt to mitigate their impact on operating profits. However, such hedging activities cannot eliminate all risk exposure, and at times the Company will realize gains or losses in its raw material positions.

           In North America, the Company follows guidelines (the "Corn Purchasing Policy") to coordinate final product prices with corn costs and reduce the risks associated with corn purchasing and/or hedging activities. The Corn Purchasing Policy operates according to two basic principles. First, the Company purchases or prices corn for all contracted firm price product sales. Second, the Company purchases or prices a limited amount of corn on an anticipatory basis, based upon continuous evaluation of market conditions and expectations with respect to the sale of starch and refinery products not covered by firm price contracts. The Company has similar purchasing and pricing policies for its non-U.S. affiliates.

           Notwithstanding these programs, losses can and have occurred. See "RISK FACTORS -- Raw Material Price Volatility and Availability" at page ____, "-- Commodities Hedging" at page __ and the Company's Combined Financial Statements beginning at page F-1.


Geographic Scope

           The Company engages in business in over 20 countries, operating directly and through affiliates in nine countries with 19 plants and indirectly through joint ventures and technical licensing agreements elsewhere in Latin America, Asia, Africa, Australia and New Zealand. The Company has wholly owned operations in North America, Latin America and Africa, as well as a 49% interest in a joint venture in Mexico and other joint venture interests (as well as licensing and technical agreements) in Latin
America, Asia and Africa. In 1996, approximately 68% ($1,046 million) of the Company's net sales was derived from its operations in North America, 27% ($406 million) was derived from Latin American operations (excluding the Company's Mexican joint venture) and 5% ($72 million) was derived from the Company's Cooperative Management Group in other regions. See "RISK FACTORS -- Multinational Operations" at page __.


Research and Development

           The Company's product development activity is focused on developing product applications for identified customer and market needs. Through this approach, the Company has developed value-added products for use in the corrugated paper, food, textile, baking and confectionery industries. The Company usually collaborates with customers to develop the desired product application either in the customers' facilities, the Company's technical service laboratories or on a contract basis. The Company's marketing, product technology and technology support staffs devote a substantial portion of their time to these efforts. Product development is enhanced through technology transfers pursuant to existing licensing arrangements.


Sales and Distribution

           The Company's products are sold directly to manufacturers and distributors by salaried sales personnel, who are generally dedicated to customers in a geographic region. In addition, the Company has a staff that provides technical support to the sales personnel on an industry basis. The Company generally utilizes contract truckers to deliver bulk products to customer destinations but also has some of its own trucks for product delivery. In North America, the trucks generally ship to nearby customers. For those customers located considerable distances from Company plants, a combination of railcars and trucks is used to deliver product. Railcars are generally leased for terms of five to fifteen years.


Patents and Trademarks

           Following the Distribution, the Company will own a number of patents which relate to a variety of products and processes and a number of established trademarks under which the Company markets such products. The Company will also have the right to use certain other patents and trademarks pursuant to patent and trademark licenses, including the Master License Agreement with CPC. See "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION" at page __. The Company does not believe that any individual patent or trademark is material to the Corn Refining Business. There is not currently any pending challenge to the use or registration of any of the Company's significant patents or trademarks that would have a material adverse impact on the Company or its results of operations.

Employees and Management

           As of June 30, 1997, the Corn Refining Business had approximately 4,300 employees, of which approximately 950 were located in the U.S. Approximately 30% and 52% of these employees are unionized in the U.S. and worldwide, respectively. The Company believes its union and non-union employee relations are good.

           The Company has a new Chief Executive Officer and a new Chief Financial Officer, both of whom have substantial experience in the Corn Refining Business. Otherwise, the Company will have substantially the same operating management as currently operates the Corn Refining Business. See "MANAGEMENT -- Executive Officers of the Company" at page __. While it is anticipated that the Company will operate the Corn Refining Business in substantially the same manner in which it has operated in the past, the Distribution will enable the Company's management team to focus on developing the Corn Refining Business without regard to how such developments will impact CPC's worldwide branded foods business. See "THE DISTRIBUTION -- Reasons for the Distribution" at page ___.


Properties

           In the U.S., the Company owns and operates four manufacturing facilities. The Company's international subsidiaries operate an additional fifteen facilities, fourteen of which are owned and one of which is leased (Jundiai, Brazil). While the Company has achieved high capacity utilization, the Company believes its facilities are sufficient to meet its current production needs. In addition, the Company owns its corporate headquarters in Argo, Illinois. The following list details the location of the Company's manufacturing plants/facilities:

           U.S.
           ----
                Stockton, California
                Argo, Illinois
                Winston-Salem, North Carolina
                Beloit, Wisconsin

           Canada
           ------
                Cardinal, Ontario
                London, Ontario
                Port Colborne, Ontario

           Latin America
           -------------
                Baradero, Argentina
                Balsa Nova, Brazil
                Cabo, Brazil
                Jundiai, Brazil
                Mogi-Guacu, Brazil
                Llay-Llay, Chile
                Barranquilla, Colombia
                Cali, Colombia
                Medellin, Colombia

           Asia
           ----
                Petaling Jaya, Malaysia
                Faisalabad, Pakistan
           Africa
           ------
                Eldoret, Kenya

           The Company is continually implementing preventive maintenance and debottlenecking programs in order to further improve grind capacity and facility reliability. The Company believes its facilities are well maintained and suitable and adequate for its immediate needs and that additional space is available if needed to accommodate expansion.

           The Company has agreed to provide utilities and other services to CPC at certain of these facilities where CPC will maintain facilities or conduct operations next to or on the Company's property. See "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION -- Other Agreements and Arrangements" at page __.

           CPC is currently the obligor under certain tax-exempt bonds issued by the Illinois Development Finance Authority and its predecessor (the "Authority") to finance the construction and installation of boiler emission control equipment on property located at the Argo, Illinois facility and used by the Corn Refining Business. Until certain of the bonds are repaid in full, CPC leases this property and equipment from the Authority, a state agency formed to create and increase job opportunities in labor surplus areas in the State of Illinois. In connection with the Distribution, CPC will transfer all of its interests in this property and equipment to the Company. The Company will not have any obligation to make payments pursuant to the underlying bonds and CPC will retain the obligation to make all such payments. The Company, however, will agree to continue to use the property and equipment for air or water pollution control within the meaning of applicable sections of the Code and the regulations thereunder, and as required by the Authority and to provide 90 days' prior notice to CPC of certain occurrences or circumstances. Once these bonds have been paid in full, title to the property and equipment will be transferred to the Company.


Government Regulation and Environmental Matters

           As a manufacturer and maker of food items and items for use in the pharmaceutical industry, the Company's operations and the use of many Company products are subject to various U.S., state, foreign and local statutes and regulations, including the Federal Food, Drug and Cosmetic Act and the Occupational Safety and Health Act, and to regulation by various government agencies, including the United States Food and Drug Administration, which prescribe requirements and establish standards for product quality, purity and labeling. The finding of a failure to comply with one or more regulatory requirements can result in a variety of sanctions, including monetary fines. The Company may also be required to comply with U.S., state, foreign and local laws regulating food handling and storage. The Company believes its competitive position has not been negatively affected by these laws and regulations.

           The operations of the Company are also subject to various U.S., state, foreign and local laws and regulations with respect to environmental matters, including air and water quality and underground fuel storage tanks, and other regulations intended to protect public health and the environment. Compliance by the Company with such laws and regulations has not had a material adverse effect upon the Company, and the Company believes it is in material compliance with all such applicable laws and regulations. Based upon current laws and regulations and the interpretations thereof, the Company has no reason to believe that the costs of future environmental compliance would be likely to materially adversely impact its business, results of operations, cash flows or financial position.

           The Company currently anticipates that it will spend approximately $4.9 million in fiscal 1998 for environmental control equipment to be incorporated into existing facilities and in planned construction projects. This equipment is intended to enable the Company to continue its policy of compliance with existing known environmental laws and regulations. Under the U.S. Clean Air Act Amendments of 1990, air toxics regulations will be promulgated for a number of industry source categories. The U.S. Environmental Protection Agency's regulatory timetable specifies the promulgation of standards for vegetable oil production and for industrial boilers by the year 2000. At that time, additional pollution control devices may be required at the Company's U.S. facilities to meet these standards. The ultimate financial impact of the standards cannot be accurately estimated at this time.


Legal Proceedings

           On July 6, 1995, CPC announced that it had received a federal grand jury subpoena to provide documents relating to an investigation by the Antitrust Division of the U.S. Department of Justice of U.S. corn refiners regarding the marketing of high fructose corn syrup and other "food additives" (the investigation of CPC relates only to high fructose corn syrup). CPC has complied with the grand jury subpoena. CPC, as a high fructose corn syrup producer, was also named as one of the defendants in a number of private treble damage class action lawsuits, by direct and indirect customers, alleging violations of federal and state antitrust laws. Following the certification of a federal class action on behalf of direct purchasers of high fructose corn syrup in June, 1996, CPC entered into a settlement of this action in which it paid the class plaintiffs $7 million. CPC remains a defendant in one opt-out individual case (Gray and Company v. Archer Daniels Midland, Civ. No. 97-69-AS) in the United States District Court for the District of Oregon (subsequently transferred to the United States District Court for the Central District of Illinois, Peoria Division for consolidation in MDL, Docket No. 1087 and Master File No. 95-1477). CPC is also a defendant in related state law indirect purchaser class actions in Alabama, California, the District of Columbia, West Virginia, Kansas and Michigan, each of which was filed in 1995 or 1996.

           Pursuant to the terms of the Distribution Agreement, the Company has agreed to indemnify CPC for certain liabilities relating to the operation of the Corn Refining Business prior to the Distribution, including liabilities relating to the federal antitrust investigation, the Gray case and the state law indirect purchaser class actions. See "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION -- Distribution Agreement" at page
___.

           Although it is impossible to predict the outcome of any legal proceeding and the Company cannot predict the range of the ultimate liability, if any, relating to these proceedings, the Company believes that CPC has meritorious defenses to the claims pending against it in such proceedings and that the outcome of such proceedings should not, individually or in the aggregate, have a material adverse effect on the business, results of operations or financial condition of the Company.

           The Company is currently, and is from time to time, subject to claims and suits arising in the ordinary course of business, including under environmental laws. The Company does not believe that the results of such legal proceedings, even if unfavorable to the Company, will have a materially adverse impact on its financial condition or the results of operations.


                           RISK FACTORS

Recent Performance of the Corn Refining Business

           The Company's ability to generate operating income and to increase profitability depends to a large extent upon its ability to price finished products at a level that will cover manufacturing and raw material costs and provide a profit margin. The Company's ability to maintain appropriate price levels is determined by a number of factors largely beyond the Company's control, such as aggregate industry supply and market demand, which may vary from time to time and by the geographic region of the Company's operations.

           For example, in 1996, although the Corn Refining Business produced worldwide sales of $1.5 billion (a 9.9% increase over 1995 sales of approximately $1.4 billion), operating income fell approximately 70% to $64.9 million from $214 million in 1995 (excluding restructuring and other charges). This decline in operating income reflected sharply lower profit margins resulting from unprecedentedly high costs for corn in 1996 and increased industry capacity in North America, particularly for production of high fructose corn syrup. Combined with extreme volatility in the corn futures markets and competitive prices in alternative feed ingredient markets worldwide, these factors prevented the Company from raising its price levels to cover higher raw material costs in the North American market and exerted pressure on the Company's profit margins in other world markets. See "BUSINESS" at page ___, "-- Competition; Expanding Industry Capacity" at page ___, "-- Raw Material Price Volatility and Availability" at page ___, "-- Commodities Hedging" at page __ and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" beginning at page ___.

           Other factors also affect the Company's profitability, including the economic conditions in various geographic regions and countries in which the Company manufactures and sells its finished products. See "-- Multinational Operations" at page ___.

Business Strategy and Future Prospects

           While the Company's future profitability and growth depends partly on the external factors described above, it also depends on the Company's ability to reduce operating costs and per-unit product costs, to maintain effective cost control programs and to develop successful value-added products and new product applications, while at the same time maintaining competitive pricing and superior quality products, customer service and support.

           The Company's ability to maintain a competitive cost structure depends on continued containment of manufacturing, delivery and administrative costs as well as the implementation of cost-effective purchasing programs for raw materials, energy and related manufacturing requirements.

           As part of its strategy, the Company expects to spend approximately $70 to $100 million per year for worldwide capital expenditures from 1998 through 2000, primarily to implement productivity improvements and, if supported by customer demand, expand the production capacity of its facilities. Additional funds may be needed for working capital as the Company grows and expands its operations. To the extent possible, these capital expenditures and other expenses are expected to be funded from operations. If the Company's cash flow is insufficient to fund such expenses, the Company can either reduce its capital expenditures or utilize certain general credit facilities. See "FINANCING" at page ___ and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" beginning at page ___. The Company may also generate additional liquidity through the sale of debt or equity securities in the private or public markets or through the sale of non-productive assets; however, the Company has agreed, pursuant to the Tax Indemnification Agreement (as hereinafter defined), to certain restrictions on its ability to issue equity securities and to dispose of certain of its assets and businesses for a period of two years following the Effective Date. See "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION" beginning at page
___.

           The Company cannot provide any assurance that cash flow from operations will be sufficient to fund anticipated capital expenditures and working capital requirements or that additional funds can be obtained from the financial markets or the sale of assets at terms favorable to the Company. If the Company is unable to generate sufficient cash flows or raise sufficient additional funds to fund capital expenditures, it may not be able to achieve its desired operating efficiencies and expansion plans, which may adversely impact the Company's competitiveness and, therefore, its results of operations.


Competition; Expanding Industry Capacity

           The Company operates in a highly competitive environment. Almost all of the Company's products compete with virtually identical or similar products manufactured by other companies in the corn refining industry. In the United States, there are ten other corn refiners, several of which are divisions of larger enterprises and some of which, unlike the Company, have vertically integrated their corn refining and other operations. Currently, the supply of products produced by the Company and its competitors exceeds the current
U.S. demand for these products, particularly high fructose corn syrup. Many of the Company's products also compete with products made from raw materials other than corn. Fluctuation in prices of these competing products may affect prices of, and profits derived from, the Company's products. Competition within markets is largely based on price, quality and product availability and the Company experiences price pressures in certain of its markets as a result of competitors' pricing practices. See "BUSINESS -- Competition" at page ____.


Raw Material Price Volatility and Availability

           Corn purchasing costs, which include the price of the corn plus delivery cost, vary between 40% and 65% of the Company's product costs. Corn costs are influenced by supply and demand factors that are difficult to anticipate and that the Company cannot control or influence, including crop disease and severe weather conditions such as drought, floods or frost. There can be no assurance that the Company will be able to pass increases in corn prices on to its customers in the form of price increases, and any such inability could have an adverse impact upon the Company's profitability. In 1996, profitability was adversely impacted by an exceptional increase in corn costs. In addition, the price of corn sweeteners, especially high fructose corn syrup, is indirectly impacted by government programs supporting sugar prices. See "BUSINESS -- Raw Materials" at page ___, "-- Management of Corn Cost versus Selling Price" at page
___ and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" beginning at page ___.

           The availability of corn is also dependent on certain of the factors described above. The Company believes there is an adequate supply of corn and other agricultural products available at the present time, but cannot predict future availability of corn or other agricultural products.


Commodities Hedging

           In an attempt to minimize the effects of the
volatility of corn costs on operating profits, the Company takes hedging positions in the corn futures markets. The effectiveness of such hedging activities is dependent upon, among other things, the cost of corn and the ability of the Company to sell sufficient products to utilize all of the corn with respect to which it has futures contracts. Although the Company attempts to link its hedging activities to its sales plans and pricing activities, occasionally such hedging activities can themselves result in losses. For example, during the fourth quarter of 1996, the Company recognized a loss of $40 million when it liquidated certain corn futures contracts. There can be no assurance that such losses will not recur. See "BUSINESS -- Raw Materials" at page ___, "BUSINESS -- Management of Corn Cost versus Selling Price" at page ___ and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" beginning at page
___.

Unavailability of CPC's Financial and Other Resources

           Prior to the consummation of the Distribution, the business conducted by the Company has been operated as an unincorporated division of CPC. Thus, the Company does not have an operating history as a separate company. Following consummation of the Distribution, the Company will not be able to rely on CPC for financial support or benefit from its relationships with CPC to obtain credit or receive favorable terms for the purchase or sale of certain goods and services. In addition, following consummation of the Distribution, the Company will be responsible for obtaining its own sources of financing and, except as provided in the Transition Services Agreement, for its own corporate administrative services such as tax, treasury, risk management and insurance, accounting, legal, information systems and human resources. See "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION" at page ___.


Absence of Prior Trading Market for Corn Products Common Stock

           There has not been any established public trading for Corn Products Common Stock. The Company has filed an application with the NYSE for the listing of Corn Products Common Stock under the symbol "CPO." It is currently anticipated that Corn Products Common Stock will be approved for listing on the NYSE prior to the Distribution, and trading is expected to commence on a "when-issued" basis prior to the Distribution. See "THE DISTRIBUTION -- Listing and Trading of Corn Products Common Stock" at page ___.

           There can be no assurance as to the prices at which Corn Products Common Stock will trade before or after the Effective Date. Until the Corn Products Common Stock is fully distributed and an orderly market develops, the prices at which such shares trade may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue. Prices for shares of Corn Products Common Stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, investor perception of the Company, changes in economic conditions in the corn refining industry and general economic and market conditions. In addition, the stock market often experiences significant price fluctuations that are unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations, as well as economic conditions, could have a materially adverse impact on the market price of the shares of Corn Products Common Stock.


Payment of Dividends

     The Company's dividend policy will be set by the Corn Products Board after the Distribution. The Company currently intends to pay modest quarterly cash dividends although the declaration and payment of dividends is at the discretion of the Corn Products Board and will be subject to the Company's financial results and the availability of surplus funds to pay dividends. The DGCL prohibits the Company from paying dividends or otherwise distributing funds to its stockholders, except out of legally available funds. The declaration of dividends and the amount thereof, if any, will depend on a number of factors, including the Company's financial condition, capital requirements, funds from operations, future business prospects and such other factors as the Corn Products Board may deem relevant. No assurance can be given that the Company will pay any dividends. See "DIVIDEND POLICY" at page ___.


Multinational Operations

           The Company operates a multinational business and, accordingly, is subject to risks that are inherent in operating in foreign countries. Approximately 46% of the Corn Refining Business' 1996 revenues were generated by non-U.S. operations and approximately 52% of revenues in the first half of 1997 were generated by non-U.S. operations. Due to the significant amount of non-U.S. revenues, fluctuations in the value of foreign currencies relative to the U.S. dollar could increase the volatility of the Company's U.S. dollar-denominated operating results. The Company's non-U.S. operations are also subject to political, economic and other risks inherent in operating in countries outside the United States, including possible nationalization, expropriation, adverse government regulation, imposition of import and export duties and quotas, currency restrictions, price controls, potentially burdensome taxation and/or other restrictive government actions. See "BUSINESS -- Geographic Scope" at page __.


Certain Anti-Takeover Effects

           Certain provisions of the Company's Amended and Restated Certificate of Incorporation (the "Corn Products Charter") and the Company's By-Laws (the "Corn Products By-Laws") and of the DGCL may have the effect of delaying, deterring or preventing a change in control of the Company not approved by the Corn Products Board. These provisions include (i) a classified Board of Directors, (ii) a requirement of the unanimous consent of all stockholders for action to be taken without a meeting,
(iii) a requirement that special meetings of stockholders be called only by the Chairman of the Board or the Board of Directors, (iv) advance notice requirements for stockholder proposals and nominations, (v) limitations on the ability of stockholders to amend, alter or repeal the Corn Products By-Laws and certain provisions of the Corn Products Charter, (vi) authorization for the Corn Products Board to issue without stockholder approval preferred stock with such terms as the Board of Directors may determine and (vii) authorization for the Corn Products Board to consider the interests of creditors, customers, employees and other constituencies of the Corporation and its subsidiaries and the effect upon communities in which the Corporation and its subsidiaries do business, in evaluating proposed corporate transactions. With certain exceptions, Section 203 of the DGCL ("Section 203") imposes certain restrictions on mergers and other business combinations between the Company and any holder of 15% or more of the Corn Products Common Stock. In addition, the Company has adopted a stockholder rights plan (the "Rights Plan"). The Rights Plan is designed to protect stockholders in the event of an unsolicited offer and other takeover tactics which, in the opinion of the Corn Products
Board, could impair the Company's ability to represent stockholder interests. The provisions of the Rights Plan may render an unsolicited takeover of the Company more difficult or less likely to occur or might prevent such a takeover. See "DESCRIPTION OF CAPITAL STOCK" at page ___ and "ANTI-TAKEOVER EFFECTS OF

CERTAIN PROVISIONS OF THE CHARTER, THE BY-LAWS, THE RIGHTS PLAN AND DELAWARE LAW" at page ___.

           These provisions of the Corn Products Charter and Corn Products By-Laws, the DGCL and the Rights Plan could discourage potential acquisition proposals and could delay or prevent a change in control of the Company, although such proposals, if made, might be considered desirable by a majority of the Company's stockholders. Such provisions could also make it more difficult for third parties to remove and replace the members of the Corn Products Board. Moreover, these provisions could diminish the opportunities for a stockholder to participate in certain tender offers, including tender offers at prices above the then-current market value of Corn Products Common Stock, and may also inhibit increases in the market price of Corn Products Common Stock that could result from takeover attempts or speculation.

           In connection with the Distribution, the Company has agreed to indemnify CPC for certain taxes resulting from the failure of the Distribution (or certain related transactions) to qualify as tax-free transactions if such failure is attributable to certain actions by, or relating to, the Company, including certain change in control transactions involving the Company and certain dispositions of the Company's businesses occurring prior to the second anniversary of the Effective Date. Such agreements may have the effect of discouraging or preventing an acquisition of the Company or a disposition of the Company's businesses, which may in turn depress the market price for the shares of Corn Products Common Stock. See "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION -- Tax Indemnification Agreement" at page ___.


Indebtedness

           After the Distribution and, in part, as a result of the incurrence of debt under a credit facility to be negotiated with one or more major financial institutions (the "Credit Facility"), the Company will have approximately $350 million of total debt, all of which will have been assumed by the Company or incurred pursuant to the terms of the Debt Agreement, and based upon the Company's total capitalization of approximately $1,340 million as of June 30, the Company's total debt as a percentage of total capitalization would be approximately 26%, on a pro forma basis. In addition, the Company may incur additional indebtedness from time to time to meet working capital requirements and for capital expenditures. In addition to creating debt service obligations for the Company, the terms of the Credit Facility will contain customary affirmative and negative covenants that will, among other things, require the Company to satisfy certain financial tests, maintain certain financial ratios and restrict the Company's ability to make asset dispositions, incur additional indebtedness, make certain payments and investments, transact business with affiliates or engage in mergers or other business combinations. See "FINANCING" at page ____.

           The Company's ability to service this anticipated indebtedness will depend on future operating performance, which will be affected by prevailing economic conditions and financial and other factors, certain of which are beyond the Company's control. The Company believes that, based upon current levels of operations, it should be able to meet its projected debt service obligations when due. However, if the Company were unable to service its indebtedness, it would be forced to pursue one or more alternative strategies such as reducing its capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital (which may substantially dilute the ownership interest of existing holders of Corn Products Common Stock). There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" beginning at page __, "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION -- Debt Agreement" at page __ and "FINANCING" at page __.


Limited Relevance of Historical Financial Information

           The historical financial information included in this Information Statement may not necessarily reflect the results of operations, financial position and cash flows of the Company in the future or the results of operations, financial position and cash flows had the Company operated as a separate stand-alone entity during the periods presented. The financial information included herein does not reflect any changes that may occur in the funding and operations of the Company as a result of the Distribution. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" beginning at page __ and the Company's Combined Financial Statements beginning at page F-1.


Possibility of Substantial Redistribution of Corn Products
Common Stock

           The Distribution will involve the distribution to holders of CPC Common Stock of an aggregate of approximately 35.5 million shares of Corn Products Common Stock, representing all of the outstanding shares of Corn Products Common Stock. It is expected that substantially all of these shares will be eligible for immediate resale in the public market. The Company is not able to predict whether substantial amounts of Corn Products Common Stock will be redistributed in the open market following the Distribution. Sales of substantial amounts of Corn Products Common Stock in the public markets, or the perception that such sales might occur, could materially adversely affect the market price for the Corn Products Common Stock. See "THE DISTRIBUTION -- Listing and Trading of Corn Products Common Stock" at page __.


Reliance on Major Customers

           The Company's products are used in a wide variety of food ingredients and industrial products by customers in more than 60 industries. See "BUSINESS -- Products" at page __. Historically, CPC's worldwide branded foods business has been one of the Corn Refining Business' largest customers, accounting for approximately 10% of total sales in 1996. The Company and CPC will enter into a two-year Master Supply Agreement, which sets forth the terms under which the Company will sell its products to CPC following the Distribution. See "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION -- Other Agreements and Arrangements" at page __. In addition, approximately 15% of the worldwide sales of the Corn Refining Business in 1996 represented sales of high fructose corn syrup to international, regional and local companies engaged in the soft drink industry, primarily in North America. If CPC were not to continue to purchase products from the Company, or if an unforeseen development caused all the Company's soft drink customers to cease to purchase products from the Company, the business of the Company might be materially adversely affected.


                         THE DISTRIBUTION

Reasons for the Distribution

           CPC continually reviews its businesses for means by which it can improve its focus and performance, as well as enhance the long-term interests of stockholders. In February 1997, following a lengthy period of considerable review of available strategic alternatives for maximizing the potential of the Corn Refining Business, the CPC Board of Directors determined that it is in the best interests of CPC's stockholders, and the respective businesses, to separate the Corn Refining Business from CPC's core worldwide branded foods business by means of the Distribution.

           The Distribution is designed to separate two different businesses with distinct financial, investment and operating characteristics so that each company can pursue objectives appropriate to its specific businesses. In this regard, CPC's worldwide branded foods business is a marketing-oriented business in which investment in advertising and in product differentiation and innovation is critical. In the Corn Refining Business, however, the focus is on capital expenditures for manufacturing facilities to cut costs and improve efficiency because capacity utilization is a key determinant of price and profit. CPC and the Company believe that the Distribution will enable the management of each company to focus its managerial and financial resources on the growth and development of its core business operations without regard to the corporate objectives, policies and investment standards of the other, and to develop appropriate operational, marketing and financial strategies. Furthermore, each company's management will have greater flexibility to respond more quickly to the competitive requirements of its own industry.

           In addition, by separating the Corn Refining Business into an independent publicly traded company, the Company will be able to establish incentive compensation arrangements (including the Stock Incentive Plan (as defined herein) and other equity-based benefits described herein) which will enable the Company to more effectively attract, retain and motivate employees by offering benefits which are more directly associated with the employees' efforts to improve the performance of the Company. See "EXECUTIVE COMPENSATION; PENSION AND BENEFIT PLANS" at page __.

           CPC also believes that the Distribution will enable CPC to implement significant cost savings that would not have been possible without the decision to proceed with the Distribution.

Manner of Effecting the Distribution

           The general terms and conditions relating to the Distribution are set forth in the Distribution Agreement, dated as of ________________, 1997 (the "Distribution Agreement"), between CPC and the Company.

           CPC will effect the Distribution on the Effective Date by providing for the delivery of shares of Corn Products Common Stock to the Distribution Agent for Distribution to the holders of record of CPC Common Stock on the Record Date. The Distribution will be made on the basis of one share of Corn Products Common Stock for every four shares of CPC Common Stock outstanding on the Record Date. Pursuant to adjustments made in accordance with CPC's 1984 and 1993 Stock and Performance Plans (the "CPC Stock Plans"), employee holders of restricted shares of CPC Common Stock who remain with CPC after the Distribution will receive additional restricted shares of CPC Common Stock in lieu of shares of Corn Products Common Stock. Employees who become employees of the Company will receive restricted shares of Corn Products Common Stock in substitution for their restricted shares of CPC Common Stock. In addition, certain trusts (the "Rabbi Trusts") established in relation to certain CPC benefit plans are expected to waive their right to receive shares of Corn Products Common Stock in the Distribution and no distribution of Corn Products Common Stock will be made with respect to shares of CPC Common Stock held by the Rabbi Trusts. In lieu of the Distribution, the Rabbi Trusts will receive additional shares of CPC Common Stock. As of June 30, 1997, the Rabbi Trusts held, in the aggregate, approximately 1.26 million shares of CPC Common Stock. See "-- Treatment of Employee Options, Restricted Stock and Rabbi Trusts in the Distribution" at page _____.

           The actual number of shares of Corn Products Common Stock to be distributed will depend on the number of shares of CPC Common Stock outstanding on the Record Date. Based upon the approximately 142 million shares of CPC Common Stock outstanding on June 30, 1997 (excluding restricted shares held by employees expected to remain with CPC and shares held by the Rabbi Trusts), the Company estimates that approximately 35.5 million shares of Corn Products Common Stock will be distributed to holders of CPC Common Stock.

           The Board of Directors of the Company has adopted the Rights Plan. Each share of Corn Products Common Stock issued in the Distribution will be accompanied by a Right issued under the Rights Plan. See "DESCRIPTION OF CAPITAL STOCK -- Rights Plan" at page ___.

           It is expected that the Distribution will be declared by the CPC Board of Directors in November 1997 and made on December 31, 1997. At the time of the Distribution, shares of Corn Products Common Stock will be delivered to the Distribution Agent for transfer to CPC's stockholders. It is expected that certificates representing shares of Corn Products Common Stock will be mailed to holders of CPC Common Stock on or about January 5, 1998. All such shares of Corn Products Common Stock will be fully paid, nonassessable and free of preemptive rights. See "DESCRIPTION OF CAPITAL STOCK" at page ___.

           No certificates or scrip representing fractional shares of Corn Products Common Stock will be issued to holders of CPC Common Stock as part of the Distribution. The Distribution Agent will aggregate fractional shares into whole shares and sell them in the open market at then prevailing prices on behalf of holders who otherwise would be entitled to receive fractional share interests, and such persons will receive instead a cash payment in the amount of their pro rata share of the total sale proceeds. Proceeds from sales of fractional shares will be paid by the Distribution Agent based upon the average gross selling price per share of Corn Products Common Stock of all such sales. See "-- Certain U.S. Federal Income Tax Consequences of the Distribution" below. CPC will bear the cost of commissions incurred in connection with such sales. Such sales are expected to be made as soon as practicable after the Record Date. None of CPC, the Company or the Distribution Agent will guarantee any minimum sale price for the shares of Corn Products Common Stock, and no interest will be paid on the proceeds.

           No holders of CPC Common Stock will be required to pay any cash or other consideration for the shares of Corn Products Common Stock to be received in the Distribution or to surrender or exchange shares of CPC Common Stock or to take any other action in order to receive Corn Products Common Stock. Except as described in "-- Treatment of Employee Options, Restricted Stock and Rabbi Trusts in the Distribution" at page ___, the Distribution will not affect the number of outstanding shares of CPC Common Stock.


Certain U.S. Federal Income Tax Consequences of the Distribution

           CPC has requested the Ruling from the IRS to the effect that, among other things, the Distribution will qualify as a tax-free spin-off to CPC and its stockholders under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code"). So long as the Distribution qualifies under Sections 355 and 368(a)(1)(D) of the Code, the material United States federal income tax consequences to holders of CPC Common Stock as a result of the Distribution will be as follows:

           (i) no income, gain or loss will be recognized by or be includible in the income of a holder of CPC Common Stock solely as a result of the receipt of Corn Products Common Stock upon the Distribution, except as described below in connection with cash received in lieu of fractional shares of Corn Products Common Stock;

           (ii) assuming that a holder of CPC Common Stock holds his or her CPC Common Stock as a capital asset, such stockholder's holding period for the Corn Products Common Stock received in the Distribution will include the period during which the stockholder held CPC Common Stock;

      (iii) the tax basis of CPC Common Stock held by a holder of CPC Common Stock immediately prior to the Distribution will be apportioned (based upon relative fair market values at the time of the Distribution) between such CPC Common Stock and the Corn Products Common Stock received (including any fractional shares of Corn Products Common Stock deemed received) by such stockholders in the Distribution; and

           (iv) a holder of CPC Common Stock who receives cash in lieu of a fractional share of Corn Products Common Stock as a result of the sale of such shares by the Distribution Agent will be treated as if such fractional share had been received by the stockholder as part of the Distribution and then redeemed from the stockholder by the Company. Such stockholder will recognize gain or loss equal to the difference between the cash so received and the portion of the tax basis in the Corn Products Common Stock that is allocable to such fractional shares. Such gain or loss will be capital gain or loss, provided that such fractional share was held by the stockholder as a capital asset at the time of the Distribution.

           Treasury regulations require each holder of CPC Common Stock who receives Corn Products Common Stock pursuant to the Distribution to attach to his or her federal income tax return for the year in which the Distribution occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Code to the Distribution. Holders of record of CPC Common Stock as of the Record Date will receive a statement conveying the information necessary to comply with this requirement and information with respect to allocation of tax basis between Corn Products Common Stock and CPC Common Stock described in clause (iii) above.

           THE FOREGOING IS ONLY A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS INTENDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF THE DISTRIBUTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS, AND AS TO POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.


Listing and Trading of Corn Products Common Stock

           An application to list Corn Products Common Stock has been filed with the NYSE and Corn Products Common Stock is expected to trade on the NYSE under the symbol "CPO." There is currently no public trading market for Corn Products Common Stock. The Company cannot predict prices at which Corn Products Common Stock may trade prior to the Distribution on a "when-issued" basis or after the Distribution. In particular, until the Corn Products Common
Stock is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly and may be higher or lower than the price that would be expected for a fully distributed issue. The prices at which Corn Products Common Stock trades will be determined by the market and may be influenced by many factors, including, among others, the depth and liquidity of the market for Corn Products Common Stock, investor perception of the Company and the corn refining industry, the Company's dividend policy, and general economic and market conditions. See "RISK FACTORS -- Absence of Prior Trading Market for Corn Products Common Stock" at page ___. Such prices may also be affected by the anti-takeover provisions in the Corn Products Charter and the Corn Products By-Laws. See
"RISK FACTORS -- Certain Anti-Takeover Effects" at page ___, "ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE CHARTER, THE BY-LAWS,

THE RIGHTS PLAN AND DELAWARE LAW" at page ___ and "DIVIDEND
POLICY" at page ___.

           As a result of the Distribution, the trading price of CPC Common Stock will likely be lower immediately following the Distribution as compared to the trading price of CPC Common Stock immediately prior to the Record Date, although the receipt of shares of Corn Products Common Stock is likely to offset some or all of such effect. The aggregate market values of CPC Common Stock and Corn Products Common Stock after the Distribution may be less than, equal to or greater than the market value of CPC Common Stock prior to the Distribution.

           The shares of Corn Products Common Stock to be received by holders of CPC Common Stock in the Distribution will be freely transferable, unless a holder is deemed to be an "affiliate" of the Company under the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed affiliates of the Company after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with the Company and may include certain of the Company's officers and directors. Persons who are affiliates of the Company will be permitted to sell their shares of Corn Products Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as exemptions afforded by Section 4(2) of the Securities Act or Rule 144 thereunder.

           The Company estimates that it will initially have approximately 27,347 stockholders of record, based on the number of stockholders of record of CPC as of June 30, 1997. The Distribution Agent will also serve initially as the transfer agent and the registrar for the Corn Products Common Stock.


Expenses of the Distribution

           All costs and expenses of the Distribution incurred on or prior to the Effective Date shall be paid by CPC. Except as otherwise provided in the Distribution Agreement or in any other agreement entered into in connection with the Distribution, CPC and the Company shall each bear its own costs and expenses after the Effective Date. See "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION" at page ___.

Treatment of Employee Options, Restricted Stock and Rabbi
Trusts in the Distribution

           Each employee of the Company or any subsidiary of the Company on the day following the Effective Date (a "Corn Products Employee") who at the time of the Distribution holds an option to purchase CPC Common Stock issued under the CPC Stock Plans will receive an option to purchase Corn Products Common Stock from the Company in substitution for such option, with the number of shares that may be acquired and the exercise price adjusted pursuant to the following formula: (i) the number of shares of Corn Products Common Stock covered by the substitute option shall be equal to the pre-Distribution number of shares of CPC Common Stock covered by the CPC option multiplied by a fraction, the numerator of which is the pre-

Distribution CPC Market Price and the denominator of which is the post-Distribution Corn Products Market Price (the "Corn Products Conversion Factor"), and (ii) the exercise price under the substituted option shall be equal to the pre-Distribution exercise price under the CPC option multiplied by a fraction, the numerator of which is the post-Distribution Corn Products Market Price and the denominator of which is the pre-Distribution CPC Market Price. For this purpose, the "pre-Distribution CPC Market Price" means the average of the high and low prices of CPC Common Stock on the NYSE for each of the ten trading days prior to the first day on which there is trading in CPC Common Stock on a post-Distribution basis, and the "post-Distribution Corn Products Market Price" means the average of the high and low prices of Corn Products Common Stock on the NYSE for each of the ten trading days beginning on the first day on which there is trading in Corn Products Common Stock, including on a "when issued" basis. In addition, each Corn Products Employee who at the Distribution holds an outstanding grant of shares of restricted CPC Common Stock issued under the CPC Stock Plans will receive restricted Corn Products Common Stock from the Company in substitution for such restricted CPC Common Stock, with the number of shares of restricted Corn Products Common Stock determined by multiplying the number of shares of restricted CPC Common Stock held by such employee by the Corn Products Conversion Factor. Such restricted Corn Products Common Stock will be subject to the same terms as the restricted CPC Common Stock except that Corn Products Employees will be credited with their past service with CPC and, after the Distribution, service with the Company will be substituted for service with CPC.

           In the case of each person other than a Corn Products Employee who at the Distribution holds an option to purchase CPC Common Stock issued under the CPC Stock Plans, the number of shares of CPC Common Stock that may be acquired and the exercise price will be adjusted pursuant to the following formula: (i) the number of shares of CPC Common Stock covered by the adjusted option shall be equal to the greater of (w) the pre-Distribution number of shares of CPC Common Stock covered by the option and
(x) such number of shares multiplied by a fraction, the numerator of which is the pre-Distribution CPC Market Price and the denominator of which is the post-Distribution CPC Market Price (the "CPC Conversion Factor"), and (ii) the exercise price under the adjusted option shall be equal to the lesser of (y) the pre-Distribution exercise price under the option and (z) such exercise price multiplied by a fraction, the numerator of which is the post-Distribution CPC Market Price and the denominator of which is the pre-Distribution CPC Market Price. For this purpose, the pre-Distribution CPC Market Price is as defined above, and the "post-Distribution CPC Market Price" means the average of the high and low prices of CPC Common Stock on the NYSE for each of the ten trading days beginning on the first day on which there is trading in CPC Common Stock on a post-Distribution basis. In addition, in the case of each person other than a Corn Products Employee who at the Distribution holds an outstanding grant of shares of restricted CPC Common Stock issued under the CPC Stock Plans, additional shares of restricted CPC Common Stock will be issued to such person such that the aggregate number of shares of restricted CPC Common Stock held by such person will be equal to the number of restricted shares held by such person prior to the Distribution, or if greater, such number of restricted shares multiplied by the CPC Conversion Factor.

           Five Rabbi Trusts exist to assist CPC in carrying out its obligations under certain non-qualified deferred compensation plans. The assets of each of these Rabbi Trusts are subject to the claims of CPC's creditors in the event of CPC's insolvency. These Rabbi Trusts currently hold shares of CPC Common Stock. It is expected that the trustee of each of these Rabbi Trusts will waive such Rabbi Trust's right to receive shares of Corn Products Common Stock in the Distribution, so that no distribution of Corn Products Common Stock will be made with respect to shares of CPC Common Stock held by such trusts. In consideration for such waiver and in lieu of the Distribution, CPC will contribute to each Rabbi Trust an additional number of shares, if any, of CPC Common Stock so that the cumulative number of shares of CPC Common Stock held by each such Rabbi Trust will be the greater of the number of shares held by such Rabbi Trust immediately prior to the Distribution and such number of shares multiplied by the CPC Conversion Factor. As of June 30, 1997, the Rabbi Trusts held, in the aggregate, approximately 1.26 million shares of CPC Common Stock.


       RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE
                           DISTRIBUTION

           For purposes of governing certain of the ongoing relationships between CPC and the Company after the Distribution and to provide for an orderly transition on the Effective Date to the status of two separate, independent companies, CPC and the Company have entered into the various agreements described below. The discussion below is a summary of certain provisions of the Distribution Agreement, the Tax Sharing Agreement, the Tax Indemnification Agreement, the Debt Agreement, the Transition Services Agreement, the Employee Benefits Agreement, the Master License Agreement, the Argo Access Agreement and the Master Supply Agreement. This summary does not purport to be complete. Reference is made to the complete provisions of, and such summary is qualified in its entirety by reference to, forms of such agreements, copies of which are filed as exhibits to the Registration Statement on Form 10 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the shares of Corn Products Common Stock to be received by the holders of CPC Common Stock in the Distribution.

Distribution Agreement

           CPC and the Company will enter into the Distribution Agreement which provides for, among other things, the principal corporate transactions required to effect the transition to the Company's status as a company separate and independent from CPC, and the allocation of certain assets and liabilities of CPC's overall business between CPC and the Company. The Distribution Agreement provides that all outstanding intercompany payables and receivables between the Company and its subsidiaries and CPC and its subsidiaries will be settled prior to the Effective Date, to the extent practicable, and otherwise thereafter.

           Pursuant to the Distribution Agreement, the Company will indemnify CPC against most liabilities relating to the operation of the Corn Refining Business, whether such liabilities arise on, prior to, or after the Effective Date, except for liabilities arising out of events or occurrences prior to the Effective Date that are covered by CPC's insurance and are not also covered by the Company's insurance. CPC will indemnify the Company against all other liabilities relating to the operation of CPC's business, before, on or after the Effective Date. The Distribution Agreement includes procedures of notice and payment of such claims and generally provides that the indemnifying party may assume the defense of a claim or suit brought by a third party. None of the foregoing indemnities applies to tax or employee benefit claims or liabilities, which are respectively addressed in the Tax Sharing Agreement, the Tax Indemnification Agreement and the Employee Benefits Agreement described below.


Tax Sharing Agreement

           CPC and the Company will enter into a tax sharing agreement on or prior to the Effective Date (the "Tax Sharing Agreement") which will allocate responsibility for U.S. federal income and various other taxes ("Taxes") among the companies, except for Taxes arising as a result of the failure of the Distribution to qualify for the treatment stated in the Ruling (which Taxes are allocated pursuant to the Tax Indemnification Agreement).

           In general, CPC will be liable for the U.S. federal income taxes payable with respect to the returns of the CPC consolidated group (which prior to the Effective Date includes the Company) as well as certain other Taxes payable with respect to returns attributable to the operations of the Corn Refining Business (i) directly conducted by CPC for periods ending on or prior to the Effective Date or (ii) directly conducted by a foreign affiliate of CPC that also conducted the branded foods business. The
Company and its U.S. subsidiaries will be liable for Taxes payable with respect to returns filed after the Effective Date that are attributable to the operations of the Company or its U.S. subsidiaries. The Company and its subsidiaries will be liable for certain other Taxes to be paid after the Effective
Date with respect to (i) returns filed on or after the Effective
Date that are attributable to the operations of the Corn Refining Business conducted by a U.S. subsidiary of the Company for periods ending on or prior to the Effective Date and (ii) returns filed by non-U.S. subsidiaries of the Company for all periods (whether ending before or after the Effective Date). If, in connection with a Tax audit contest, or the filing of an amended return, a taxing authority adjusts CPC's consolidated federal income tax return or any other return described above with respect to which CPC is liable for payment of Taxes, CPC will be liable for the resulting Tax assessments or will be entitled to the resulting Tax refund. Similarly, the Company will be responsible for the Tax assessments and entitled to the Tax refunds, in connection with the above described returns with respect to which the Company is liable for payment of Taxes. CPC, in general, will be responsible for Tax assessments and will be entitled to the Tax refunds in connection with returns originally filed prior to the Effective Date relating to the Company's U.S. subsidiaries.


Tax Indemnification Agreement

           CPC and the Company will enter into a tax indemnification agreement on or prior to the Effective Date (the
"Tax Indemnification Agreement") pursuant to which:

           (A) the Company will represent to CPC that (1) it has reviewed the submissions to the IRS in connection with the request for rulings under Sections 355 and 368(a)(1)(D) of the Code filed in respect of the Distribution (and certain related transactions) on behalf of CPC on April 11, 1997 and all supplements thereto (the "Ruling Request"), and that, to the best of its knowledge, all statements and representations therein concerning the Company and its affiliates are complete and accurate in all material respects, (2) the Company and its affiliates will comply with each representation concerning the Company and its affiliates made in or in connection with the Ruling Request or the Ruling, (3) the Company concurs with all representations and statements made in the submissions and (4) neither the Company nor any of its subsidiaries in Canada, Brazil and Chile, as described and defined in the Ruling Request (each a "Foreign Spinoff Company"), or their respective affiliates has any present intention to (a) cease to engage in an active business as defined in the Treasury regulations under Section 355 of the Code (the "Active Business"), (b) undertake, or permit to be undertaken, any action that would result in a violation of any of the Company's covenants under the Tax Indemnification Agreement, or (c) in any way undertake, approve, or facilitate any contract or transaction described in paragraph B(3) below;

           (B) the Company and each Foreign Spinoff Company will covenant that during the two-year period commencing on the Effective Date (the "Restricted Period") (1) to continue to engage in an Active Business; (2) (a) to continue to manage and own directly at least 50% of the gross assets which it manages and owns directly immediately after the Effective Date or the foreign spinoff date, as applicable, (b) to continue to manage and own (directly and indirectly through one or more entities) at least 50% of the gross assets which it manages or owns (directly and indirectly) immediately after the Effective Date or the foreign spinoff date, as applicable and (c) not to take any action (including the acquisition or entering into of business other than extensions of the Active Business) which would cause the fair market value of its Active Business to be less than five percent (5%) of its total gross assets; (3) that neither the Company, nor any Foreign Spinoff Company nor any affiliated entity, person or representative will in any way undertake, approve or facilitate a contract or transaction with respect to:
(a) the issuance of common stock or other ownership interests (including options and other instruments convertible into common stock or other ownership interests) that would exceed twenty percent (20%) of the outstanding shares of common stock or other ownership interests immediately after the Effective Date; (b) the issuance of any other instrument that would constitute equity for U.S. federal income tax purposes ("Disqualified Stock"); (c) the issuance of options and other instruments convertible into Disqualified Stock; (d) any acquisitions of more than 20% of capital stock or other equity capital from shareholders, or any redemptions, purchases or other acquisitions by the Company, any Foreign Spinoff Company or any of their respective affiliates unless such redemptions, purchases or other acquisitions satisfy certain requirements; (e) the dissolution, merger, or complete or partial liquidation of the Company or any announcement of such action; or (f) the waiver, redemption, amendment, termination or modification of any provision of the Rights Plan, or the redemption of the Rights thereunder, in connection with, or in order to permit or facilitate, any acquisition of Corn Products Common Stock or other equity interest in the Company; and

           (C) the Company will agree to indemnify CPC (i) for Taxes and other liabilities arising from breaches or violations of paragraphs (A) or (B) above (provided, however, that the Company will not be required to indemnify CPC for violations of covenants described in paragraph (B) above if, following the day which is six months after the Effective Date, and prior to such conduct, the Company delivers to CPC a ruling from the IRS or an opinion of counsel to the effect that the proposed action or conduct will not cause the Distribution or any of the foreign spinoffs to fail to qualify for the tax treatment stated in the Ruling) and (ii) for Taxes arising as a result of (X) an acquisition of 50% or more of the stock of the Company by a person or group of persons during the Restricted Period or (Y) the commencement of a tender offer by a third party for 50% or more of the stock of the Company. If obligations of the Company under this agreement were breached and as a result thereof the Distribution or any of the foreign spinoffs did not qualify for the treatment stated in the Ruling, the Company would be required to indemnify CPC for Taxes imposed as well as related expenses and such indemnification obligations could exceed the net asset value of the Company at such time.

           Generally, the Tax Indemnification Agreement also requires the Company to take such actions as CPC may reasonably request to preserve the favorable tax treatment provided for in any rulings obtained from the IRS in respect of the Distribution.


Debt Agreement

           CPC and the Company will enter into a debt agreement prior to the Effective Date (the "Debt Agreement") which will provide that the Company and certain of its subsidiaries will assume from CPC, and borrow from third parties, an aggregate amount of debt so that, as of the Effective Date, the Company and its subsidiaries will have approximately $350 million of total interest-bearing debt. The Company will transfer to CPC the proceeds of any third party debt that is borrowed by the Company. CPC will use these proceeds to repay certain of its third party indebtedness. In addition, after the Effective Date, the Company may borrow under its credit facilities to fund operations. See "FINANCING" at page __ and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" at page __.


Transition Services Agreement

           CPC and the Company plan to enter into a Transition Services Agreement prior to the Effective Date (the "Transition Services Agreement") pursuant to which, in exchange for the fees specified in the Transition Services Agreement, CPC will agree to continue to provide certain administrative services to the Company including accounting, payroll processing and tax filing assistance and the Company will agree to provide certain administrative services to CPC. In general, these services will be provided at a fixed percentage above the provider's cost. In this agreement, the respective service provider will undertake to provide the same degree of care and diligence as it uses in providing these services to itself and its subsidiaries. The Transition Services Agreement will expire two years from the Effective Date. The Company believes that the terms and conditions of the Transition Services Agreement are as favorable to the Company as those available from unrelated parties for a comparable arrangement.

Employee Benefits Agreement

           CPC and the Company plan to enter into an agreement with regard to their respective liabilities for employee benefit-related matters for periods before and after the Effective Date and to provide for certain other employee benefit matters (the "Employee Benefits Agreement"). The Employee Benefits Agreement provides that the Company will adopt a defined benefit plan for salaried employees, a defined benefit plan for certain hourly employees, a defined contribution savings plan for salaried employees and related trusts effective as of the day following the Effective Date (the "Coverage Date") each of which will be designed to meet the requirements for tax qualification and to recognize service with CPC prior to the Coverage Date for the Corn Products Employees. Such defined benefit plan for certain hourly employees will be substantially identical to the CPC International Inc. Hourly Employees Retirement Income Plan, Supplement H (Corn Products OCAW/IAM) (the "CPC Hourly Plan"). CPC will cause assets and liabilities attributable to the accrued benefits of Corn Products Employees to be transferred from the CPC International Inc. Non-Contributory Retirement Income Plan for Salaried Employees, the CPC Hourly Plan and the CPC International Inc. Savings/Retirement Plan for Salaried Employees to the corresponding plans of the Company. In addition, CPC will continue to maintain after the Effective Date the CPC International Inc. Hourly Employees Retirement Income Plan, Supplements I (Discontinued) and K (Frozen OCAW/IAM) and the CPC International Inc. Supplemental Benefits Plan (OCAW, AFGM, IAM Acme Resin). The Company will adopt, effective as of the Coverage Date, the CPC International Inc. Corn Products Division Savings/Retirement Plan for Hourly Employees (Corn Products OCAW/IAM) and CPC will withdraw its sponsorship of such plan. Effective as of the Coverage Date, the Company will also adopt plans similar to CPC's Excess Pension Plan and Excess Savings Plan recognizing service of Corn Products Employees with CPC prior to the Coverage Date, and the liabilities for accrued benefits of Corn Products Employees will be transferred from such CPC excess plans to a new Company excess plan. The Employee Benefits Agreement also provides that, effective as of the Coverage Date, the Company will assume all of CPC's obligations and liabilities under the collective bargaining agreements entered into by CPC with the Oil, Chemical and Atomic Workers Union, Local 7-507, and the International Association of Machinists, District 8.

           The Employee Benefits Agreement also provides that the Company will establish employee welfare benefit plans for salaried employees, effective as of the Coverage Date, providing medical, long-term disability, flexible spending and life insurance benefits to Corn Products Employees which are generally comparable to those previously provided by CPC, including health care coverage for certain retirees and their dependents through a cash balance account. In addition, the Company will assume sponsorship of certain insured welfare benefit plans covering hourly Corn Products Employees (subject to any required consent of the insurer) and the Corn Products (Argo, Illinois) Cafeteria Plan and CPC will withdraw as sponsor of such plans, effective as of the Coverage Date. Effective as of the Effective Date, the Company will assume all accrued liabilities for vacation pay for Corn Products Employees. CPC's long term disability plan for salaried employees will continue to cover individuals who are totally disabled on the Distribution Date and who would have become Corn Products Employees if in active employment on the Coverage Date for so long as such individuals remain totally disabled. Effective on the Coverage Date, the Company will assume sole responsibility for all Corn

Products Employees who are on medical leave from CPC. The Company will establish, effective as of the Coverage Date, an executive life insurance plan substantially similar to CPC's executive life insurance plan covering Corn Products Employees previously covered by CPC's plan who consent to the transfer of CPC's rights and obligations under CPC's plan to the Company.

           Pursuant to the Employee Benefits Agreement, the Company will establish a stock incentive plan effective as of the Coverage Date pursuant to which stock options on Corn Products Common Stock, restricted Corn Products Common Stock, and other equity-based rights may be granted. The Corn Products stock options and shares of restricted Corn Products Common Stock to be issued to Corn Products Employees in substitution for CPC stock options and shares of restricted CPC Common Stock will be issued pursuant to this plan. See "THE DISTRIBUTION -- Treatment of Employee Options, Restricted Stock and Rabbi Trusts in the Distribution" at page ___ and "EXECUTIVE COMPENSATION; PENSION AND BENEFIT PLANS" at page ___. Effective as of the Coverage Date, The Company will adopt a deferred compensation plan and deferred stock unit plan which will assume liabilities for Corn Products Employees under CPC's deferred compensation plan and deferred stock unit plan, respectively. CPC will transfer to the Company the insurance policies associated with the liabilities under CPC's deferred compensation plan assumed by the Company. CPC will be responsible for paying any amounts awarded to Corn Products Employees under CPC's annual bonus plans by CPC's Board of Directors for 1997.

           In general, the Employee Benefits Agreement provides that Corn Products Employees shall be given credit for all years of service with CPC or any CPC affiliate performed on or prior to the Effective Date with respect to matters of employment, including vacation eligibility and participation in employee benefit plans.


Other Agreements and Arrangements

           CPC and the Company plan to enter into a variety of other agreements and arrangements governing certain activities following the Distribution. Pursuant to the Master Supply
Agreement, the Company and its affiliates will continue to supply CPC and its affiliates with certain corn refining products at prices based generally upon prevailing market prices. The Master Supply Agreement will have a two-year term and is renewable thereafter. For certain products (e.g., corn starch, corn oil and corn syrup), CPC will agree to purchase exclusively from the Company, and the Company will agree to certain limitations with respect to competing with CPC in the sale of these products.
Under the Master License Agreement, each of CPC and the Company will license to the other certain intellectual property which will be subject to usage by both parties for a period of time following the Distribution. The terms and fees for such licenses vary depending on the intellectual property and are set forth in such Agreement.

           After the Distribution, CPC and the Company will continue to have common use of certain plants and facilities. Under the Argo Access Agreement, CPC will be permitted to continue to package branded food products at the Company's Argo plant for an access fee which will be a fixed percentage above the cost of CPC's use of utilities and other support services. In certain other countries, specific agreements and arrangements will be put in place between the affiliates of CPC and the Company in order to (i) divide ownership of certain facilities,
(ii) permit affiliates of CPC to utilize facilities owned by the Company or (iii) permit affiliates of the Company to use facilities owned by CPC.


                            FINANCING

           The Company intends to enter into an unsecured revolving Credit Facility of approximately $350 million with one or more major financial institutions in the U.S. In addition, the Company will have a number of other credit facilities in its non-U.S. affiliates.

           The Company expects to borrow under the Credit Facility to fund a portion of its payments under the Debt Agreement. Subsequent borrowings under the Credit Facility are expected to be used by the Company for working capital and other general corporate purposes. The Company expects to be required to repay in full all borrowings under the Credit Facility on the fifth anniversary of the date of its initial borrowing under the Credit Facility. Borrowings under the Credit Facility are expected to generally accrue interest on a variable basis.

           The Credit Facility is expected to include financial covenants requiring the Company to (i) maintain a ratio of debt to debt plus shareholders' equity of no more than approximately 60% and (ii) maintain a specified interest coverage ratio.

           The Credit Facility is also expected to include customary restrictive covenants, including those restricting the Company's ability to incur liens, repurchase common stock, sell or make investments, enter into mergers and permit its international subsidiaries to incur indebtedness.

           The Credit Facility is expected to contain customary events of default, including failure by the Company to satisfy its obligations under the Credit Facility, a change of control of the Company, events of bankruptcy, insolvency and reorganization and other material indebtedness defaults by the Company.

                     PRO FORMA CAPITALIZATION

           The following table sets forth the unaudited pro forma capitalization of the Company at June 30, 1997. This data should be read in conjunction with the pro forma balance sheet and the introduction to the pro forma financial statements appearing elsewhere in this Information Statement. The pro forma capitalization table has been derived from the historical financial statements and reflects certain pro forma adjustments as if the Distribution had been consummated as of June 30, 1997. The pro forma information may not reflect the capitalization of the Company in the future or as it would have been had the Company been a separate, independent company at June 30, 1997. See "PRO FORMA FINANCIAL DATA" at page __.

($ Millions)                                  June 30, 1997
                                     -----------------------------------
                                     Historical   Adjustment   Pro Forma
                                     ----------   ----------   ---------
Debt - third party                    $ 236          114        $ 350
Debt - CPC International Inc.         $ 114         (114)(1)       --
Equity:
 CPC equity investment (2)              992         (992)(3)       --
Stockholders' equity
 Cumulative translation adjustment      (13)          --          (13)
 Common stock, par value $0.01,
  authorized 900,000,000 shares,
  outstanding shares                     --            1 (4)        1
Additional paid in capital               --        1,002 (5)    1,002
                                      -----        -----        -----
Total capitalization                 $1,329        $  11       $1,340
                                     ======        =====       ======

(1) To record recapitalization of CPC's debt to third party debt.

(2) CPC's equity investment includes the original investment in the Company and the net intercompany payable from the Company reflecting transactions described in Note 13 to the Company's Combined Financial Statements beginning at page F-1.

(3) To reflect the elimination of CPC's equity investment effected by the distribution of all the outstanding shares of Corn Products Common Stock to holders of CPC Common Stock described under "THE DISTRIBUTION" at page __.

(4) To record the par value of the shares of Corn Products Common Stock distributed to holders of CPC's Common Stock at a distribution ratio of one share of Corn Products Common Stock for every four shares of CPC's Common Stock held on the Record Date as described under "THE DISTRIBUTION" at page __.

(5)  To record the recapitalization of CPC's equity investment.
     See note 6 to the Corn Products International, Inc. Pro
     Forma Balance Sheet at June 30, 1997.

                SELECTED HISTORICAL FINANCIAL DATA

           The following selected historical financial data of the Company should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Information Statement. The historical financial statements of the Company may not necessarily reflect the results of operations or financial position that would have been obtained had the Company been a separate, independent company. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" beginning at page __. Earnings per share data are presented elsewhere in this Information Statement and on a pro forma basis only. See "PRO FORMA FINANCIAL DATA" at page __.



                     Six Months Ended
($ Millions)             June 30,                                Year Ended December 31,
                     ----------------        ----------------------------------------------------------
                     1997       1996         1996          1995         1994         1993          1992
                     ----       ----         ----          ----         ----         ----          ----
                       (Unaudited)
Statement of
 Earning Data:
Net sales            $695       $744       $1,524        $1,387       $1,385       $1,243        $1,250
Cost of sales         641        639        1,381         1,083        1,087          989           992
                   ------     ------       ------        ------       ------       ------        ------
Gross profit           54        105          143           304          298          254           258
Selling,
 general and
 administrative        49         47           88           102           99           84            89
Restructuring
 and other
 charges, net          86          -            -           (37)          19            -             -
Equity in
 earnings of
 unconsolidated
 affiliates             1         (2)         (10)          (12)          (8)         (12)          (11)
                   ------     ------       ------        ------       ------       ------        ------
Operating
 income
 (loss)               (82)        60           65           251          188          182           180
Financing
 costs                 15         13           28            28           19           16            18
                   ------     ------       ------        ------       ------       ------        ------
Income (loss)
 before income
 taxes                (97)        47           37           223          169          166           162
Provision
 (benefit)
 for income
 taxes                (26)        17           12            86           67           66            65
Minority
 interest               1          1            2             2            2            1             1
                   ------     ------       ------        ------       ------       ------        ------
Net income
 (loss)               (72)(1)    $29          $23          $135         $100          $99           $96
                   ======     ======       ======        ======       ======       ======        ======

Balance Sheet
 Data:
Working
 capital              $84        $43         $147           $31         $106          $33           $33
Current
 ratio                1.3        1.2          1.5           1.1          1.5          1.2           1.2
Plants and
 properties,
 net               $1,060     $1,028       $1,057          $920         $830         $792          $745
Total debt           $350       $340         $350          $363         $294         $269          $263
Deferred
 income
 taxes, net           $72       $104          $85          $102         $100         $114          $118
CPC
 International
 Inc. equity
 investment          $979       $836       $1,025          $600         $550         $484          $444
Total assets       $1,658     $1,502       $1,663        $1,306       $1,207       $1,110        $1,052

Other
 Financial
 Data:
EBITDA (2)           $(35)     $103          $153          $334         $268         $260          $259
Net cash
 flows from
 operations           $52      $(15)        $(105)         $174         $148         $151          $171
Net cash
 used by
 investing
 activities          $(66)    $(149)        $(251)        $(132)       $(145)       $(120)         $(64)
Net cash
 provided by
 (used by)
 financing
 activities           $19      $166          $357          $(45)         $(1)        $(31)        $(110)


(1) Reflects the effect of the $86 million provision for restructuring and consolidation. See "MANAGEMENT'S
     DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
     OF OPERATIONS" beginning at page __.

(2) EBITDA represents earnings before interest, income taxes, depreciation and amortization. EBITDA should not be considered in isolation or as a substitute for measures of performance or cash generation prepared in accordance with generally accepted accounting principles. See Combined Financial Statements and notes thereto, beginning at page F-1.


                     PRO FORMA FINANCIAL DATA

           The historical combined financial statements of the Company reflect periods during which the Corn Refining Business was operated as a division of CPC. The historical financial statements of the Company may not necessarily reflect the consolidated results of operations or financial position of the Company or what the results of operations would have been if the Corn Refining Business had been operated as an independent, public company during such periods.

           The unaudited pro forma combined statements of income for the period ended June 30, 1997 and the fiscal year ended December 31, 1996 present the combined results of the Company's operations assuming that the Distribution had occurred on December 31, 1995. Such statements of income have been prepared by adjusting the historical statement of income to reflect the costs, expenses and the recapitalization associated with the Distribution as if it had occurred on December 31, 1995.

           The unaudited pro forma combined balance sheets at June 30, 1997 and December 31, 1996 present the combined financial position of the Company assuming the Distribution had occurred on June 30, 1997 and December 31, 1996, respectively. Such balance sheets have been prepared by adjusting the historical balance sheet for the effects of assets, liabilities and the recapitalization associated with the Distribution as if it had occurred on June 30, 1997 and December 31, 1996, respectively.

           The unaudited pro forma financial statements should be read in conjunction with the financial data presented elsewhere in this Information Statement. The pro forma financial data are presented for informational purposes only and may not reflect the future results of operations or financial position of the Company or what the results of operations would have been had the Company been operated as an independent, public company during such periods.

                 CORN PRODUCTS INTERNATIONAL, INC.
                  PRO FORMA STATEMENTS OF INCOME
                       (Dollars in millions)

                                      Historical  Adjustments   Pro Forma
                                     --------------------------------------
For the Six Months
Ended June 30, 1997

Net sales                               $ 695                    $ 695
Cost of sales                             641                      641
                                        -----       -----        -----
Gross profit                               54                       54
                                        -----       -----        -----
Selling, general and administrative        49          (2)(1)       47
Restructuring and other charges - net      86                       86
Equity in earnings of
unconsolidated affilia1es                   1                        1
                                        -----       -----        -----
Expenses and other income - net           136          (2)         134
                                        -----       -----        -----
Operating income (loss)                   (82)          2          (80)
Financing costs                            15                       15
                                        -----       -----        -----
Income (loss) before income
taxes and minority interest               (97)          2          (95)
Provision (benefit) for income taxes      (26)          1(2)       (25)
Minority stockholders' interest             1                        1
                                        -----       -----        -----
Net income (loss)                       $ (72)      $  --        $ (71)
                                        =====       =====        =====

(1) To record the reduction in pension and postemployment expenses due to the retention of the liability and associated expenses for retirees by CPC and changes in plan design.

(2) To record the net change in the provision for income taxes to reflect the pro forma adjustments. The effective tax rate utilized was 36%, which approximates the Company's effective rate before the benefit associated with the restructuring charge.

                 CORN PRODUCTS INTERNATIONAL, INC.
                  PRO FORMA STATEMENTS OF INCOME
                       (Dollars in millions)

                                      Historical  Adjustments   Pro Forma
                                     --------------------------------------
For the Year Ended
December 31, 1996

Net sales                              $1,524                   $1,524
Cost of sales                           1,381                    1,381
                                        -----       -----        -----
Gross profit                              143                      143
                                        -----       -----        -----
Selling, general and administrative        88          (4)(1)       84
Restructuring and other charges - net      --                       --
Equity in earnings of
unconsolidated affiliates                 (10)                     (10)
                                          ---       -----        -----
Expenses and other income - net            78          (4)          74
                                        -----       ------       -----
Operating income                           65           4           69
Financing costs                            28                       28
                                        -----       -----        -----
Income before income taxes
and minority interest                      37           4           41
Provision (benefit) for income taxes       12           1(2)        13
Minority stockholders' interest             2                        2
                                        -----       -----        -----
Net income                              $  23       $   3        $  26
                                        =====       =====        =====

(1) To record the reduction in pension and postemployment expenses due to the retention of the liability and associated expenses for retirees by CPC and changes in plan design.

(2) To record the net change in the provision for income taxes to reflect the pro forma adjustments. The effective tax rate utilized was 33.6%.

                 CORN PRODUCTS INTERNATIONAL, INC.
                     PRO FORMA BALANCE SHEETS
                       (Dollars in Millions)

                                     --------------------------------------
                                      Historical  Adjustments   Pro Forma
                                     --------------------------------------
At June 30, 1997
Assets
Current assets
  Cash and cash equivalents           $    37                  $    37
  Accounts receivable - net               189                      189
  Inventories                             136                      136
  Prepaid expenses                         16                       16
  Other current assets                     18                       18
  Due to parent                            11                       11
                                        -----       -----        -----
    Total current assets                  407          --          407
  Investments in and loans
    to unconsolidated
    affiliates                            166                      166
  Plants and properties - net           1,060                    1,060
  Other assets                             25                       25
                                        -----       -----        -----
Total Assets                          $ 1,658          --       $1,658
                                        =====       =====        =====
Liabilities and Stockholders'
 Equity
  Current liabilities
  Notes payable                       $   148       $(148)(1)   $   --
  Current portion of long-term debt         9          (9)(1)       --
  Accounts payable                         78                       78
  Accrued liabilities                      88                       88
                                        -----       -----        -----
    Total current liabilities             323        (157)         166
                                        -----       -----        -----
  Noncurrent liabilities                   72         (19)(2)       53
  Long-term debt                          193         157(1)       350
  Deferred taxes on income                 83           8(3)        91
  Minority stockholders' interest           8                        8
                                        -----       -----        -----
    Total noncurrent liabilities          356         146          502
                                        -----       -----        -----
Stockholders' equity
  Cumulative translation adjustment       (13)                     (13)
  Net stockholders' investment            992        (992)(4)       --
  Common stock                             --           1(5)         1
  Paid-in-capital                          --       1,002(6)     1,002
                                        -----       -----        -----
    Total stockholders' equity            979          11          990
                                        -----       -----        -----
Total Liabilities and
 Stockholders' Equity                  $1,658          --       $1,658
                                        =====       =====        =====

(1)  To record the recapitalization of the Company's debt.

(2) To record an increase in the pension liability of $11 million and a decrease in the postemployment liability of ($30) million.

(3) To reflect the deferred tax liability associated with the pension and postemployment liabilities to be retained by CPC.

(4) To reflect the elimination of CPC's equity investment effected by the distribution of all outstanding shares of Corn Products Common Stock to holders of CPC Common Stock as described under "THE DISTRIBUTION."

(5) To record the par value of shares of Corn Products Common Stock distributed to holders of CPC Common Stock at a distribution ratio of one share of Corn Products Common Stock for every four shares of CPC Common Stock held on the Record Date as described under "THE DISTRIBUTION."

(6) To record the transfer of CPC's equity investment of $967 and the cumulative effect of (i) an increase in net assets for the assumption by CPC of the postemployment benefit liability associated with retirees of ($30) million, (ii) a decrease in net assets for the assumption by CPC of the pension liability associated with retirees of ($46) million and a reduction in the pension assets transferred to the Company of $57 million, (iii) a decrease in net assets for the change in the deferred tax liability associated with (i) and (ii) above and (iv) par value of $0.01 of the Corn Products Common Stock attributable to the distribution of all of the outstanding shares of Corn Products Common Stock to holders of CPC Common Stock as described under "THE DISTRIBUTION."

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                      RESULTS OF OPERATIONS

Introduction

           This discussion should be read in conjunction with the description of the Company's business (including the RISK FACTORS) and the Combined Financial Statements and notes thereto included elsewhere in this Information Statement. This discussion and the financial statements included in this Information Statement were prepared by attributing the historical data for the Corn Refining Business to the Company utilizing accounting policies consistent with those applied to the preparation of CPC's historical financial statements. Since the Corn Refining Business was operated as a division of CPC during the periods presented, such financial information and statements may not necessarily reflect the consolidated results of operations or financial position of the Company or what the results of operations would have been if the Company had been an independent, public company during those periods.

Overview and Outlook

           Following several years of attractive growth, the Company's profits declined sharply in 1996 and 1997 (see below). The primary reason for the profit decline in 1997 was a significant expansion of high fructose corn syrup capacity in North America ahead of industry demand which has been, however, growing at approximately 5% per year. The current supply/demand imbalance caused North American high fructose corn syrup prices to fall sharply and made this important product unprofitable for the Company in 1997.
Based on the Company's 90 years of experience in the corn refining industry, it believes that such imbalances and the accompanying profit downturns arise periodically, approximately every 7 - 10 years. The industry, however, has historically recovered from such downturns, generally fairly quickly.

           To restart profit growth, for 1998, the Company intends to focus in all its markets and operations on improving prices, volume, profit margins and efficiencies by continuing to strive for optimal product selection, optimal production capacity usage, cost reductions in purchasing, manufacturing and administration, and improvement in quality of products and customer service. More specifically:

           In North America, in view of the industry over-capacity in high fructose corn syrup and the resulting depressed profit margins, the Company's strategy is to seek sales and profit growth by shifting production, to the extent its existing capacity permits, away from high fructose corn syrup to products with better margins. The Company plans to concentrate its capital expenditures on cost reduction projects at existing facilities. The Company also intends to increase export sales by making full use of its worldwide infrastructure.

           In Latin America, the Company plans to concentrate on meeting growing demand. In 1998, several plant expansions are expected to be completed. The Company also intends to explore expansion into new markets across borders in the region, using its existing strong positions and facilities in Argentina, Brazil, Chile, Columbia, and Mexico.

           In Asia and Africa and other parts of the world, the Company plans to continue expanding and improving its facilities to meet growing demand. It further plans to continue to explore an increased participation in the region's corn refining industry through joint ventures and technology transfers.

           The Company's plans and expectations may change at any time for various reasons. Should any of the factors described above change, the Company's results of operations would be correspondingly affected. See "FORWARD-LOOKING STATEMENTS" at page __.


Results of Operations:  First Six Months of 1997 Compared
With First Six Months of 1996

           Net sales. Despite volume growth of 3.9%, net sales for the first six months of l997 decreased 6.7% to $695 million compared with net sales of $744 million for the same period in 1996. This decline was due entirely to a 16% decline in sales in North
America, where lower corn costs in combination with excess supply in the high fructose corn syrup business resulted in significantly lower prices. Excess supply was caused by a significant capacity expansion by one of the Company's competitors, the entry of a new competitor into the market and lower than expected demand in Mexico. In Latin America, sales increased 14% compared with the first six months of 1996 on both strong volume gains of 11% and improved prices. Sales in Asia and Africa increased 4.2% compared with the first six months of 1996 on improved volume and prices, which were partially offset by weaker currency values.

           Cost of sales and operating expenses. Cost of sales as a percentage of net sales in the first six months of 1997 was 92.2% compared with 85.9% in the first six months of 1996, resulting in gross profit margins of 7.8% and 14.4% for each of these periods, respectively. This decline in gross profit margins reflects extremely low high fructose corn syrup pricing during the first six months of 1997 as a result of significant excess supply in this important product category. A decline in corn prices during this period compared with the same period in 1996 could not make up for this substantial margin erosion.

           Restructuring and Other Charges -- Net. The Company recorded an $86 million pre-tax ($64.4 million after tax) restructuring charge in the second quarter of 1997. This charge included direct costs of the spin-off of the Corn Refining Business including fees in the legal, tax and investment banking areas, as well as other costs relating to the separation of facilities that were used by CPC to produce both consumer foods and corn-derived products. Approximately $72 million of this charge related to the restructuring of the Company's operations. The majority of the restructuring is taking place in the Company's international operations.

           Operating income. Excluding the 1997 second-quarter restructuring charge described above, operating income declined 93% during the first six months of 1997 compared with the same period in 1996. All of this decline came from North America, where excess high fructose corn syrup supply severely impacted pricing and adversely affected results. In Latin America, Asia and Africa, volumes and margins both improved, but were unable to offset margin declines in North America.

           Financing costs. Financing costs were $14.9 million for the first six months of 1997 compared with $12.6 million in the same period of 1996 due to an increase in the amount of outstanding borrowings and higher interest rates.

           Provision for income taxes. The effective tax rate for the first six months of 1997 on the loss was 26.2% compared with an effective tax rate on income of 37% for the same period of 1996. The lower effective tax rate in 1997 was the result of reduced tax benefits related to the restructuring charge taxed at a lower effective rate of 25% rather than the regular effective tax rate on operating results of 36%. This 36% effective tax rate is not necessarily indicative of the effective tax rate that may be applicable in future periods and future effective tax rates may vary depending on the relative proportions of the Company's U.S. and non-U.S. income and changes in the effective tax rates in each of the jurisdictions where the Company operates.

           Net loss. Excluding the after-tax restructuring charge described above, the Company reported a net loss of $8 million for the first six months of 1997, compared with net income of $29 million for the same period in 1996, resulting from much lower operating income and higher financing costs. Including the restructuring charge, the net loss was $72 million.

Results of Operations:  1996 compared to 1995

           Net sales. Net sales in 1996 advanced 9.9% to $1.5 billion on increased volume of 6.4% and also reflecting higher corn costs. All geographic areas contributed to the increase over the prior year. North America accounted for the majority of the sales gain as a result of corn cost increases resulting in higher prices and an 8% increase in volumes. In Latin America, sales improved 1.1% on an increase in volumes of 1.6% but were partially offset by slightly lower prices. Volumes in Asia and Africa were up significantly, but increased prices were fully offset by weaker currency values.

           Cost of sales and operating expenses. Cost of sales as a percentage of net sales was 90.6% in 1996, compared with 78.1% in 1995, resulting in gross profit margins of 9.4% and 21.9%, for each of these periods, respectively. The higher cost of corn in 1996, which reached an all-time high during the year, and a $40 million fourth-quarter loss for certain liquidated corn futures positions, significantly impacted results.

           Operating income. Operating income decreased 70%, excluding the 1995 special items (see "Results of Operations:
1995 compared to 1994 -- Restructuring and other charges -- net" below). Strong volume gains in all areas were more than offset by reduced margins. In North America, which accounted for most of the overall decrease in operating income, margins declined significantly as a result of the higher cost of raw materials described above and the inability to increase prices due to excess supply. In Latin America, additional profits from volume improvements were more than offset by reduced margins related to higher corn costs. In Asia and Africa, higher volumes and prices resulted in increased profits but were partially offset by the effects of weaker currencies.

           Provision for income taxes. The effective tax rate in 1996 was 33.6%, compared with 38.5% in 1995. The 4.9% decline was due chiefly to a decrease in tax rates in certain foreign jurisdictions and an increase in the proportion of the Company's worldwide income represented by foreign income, which, on average, was taxed at a lower rate than U.S. income.

           Net income. Net income of $23 million was 79% below 1995, excluding the 1995 special items in (see "Results of
Operations: 1995 compared to 1994 -- Restructuring and other charges -- net" below). This decline resulted from a significant decline in operating income partially offset by the benefit of a lower effective tax rate.


Results of Operations: 1995 compared to 1994

           Net sales. Net sales in 1995 remained flat at $1.4 billion, primarily as a result of eliminating sales of the Company's Mexican operations, which were converted into a joint venture early in the year. Excluding sales for Mexico in 1994, net sales in 1995 would have increased 3.9% on a volume advance of 6.9%. Driven by lower corn costs, sales in North America were 1.2% lower despite volume gains. In Latin America, sales increased slightly as volumes increased by 6.4%, but were partially offset by declines in selling prices driven by corn costs. Sales in Asia and Africa increased on a 10% volume gain and improved prices. Volumes in this area are increasing as the Company continues to reach new markets in Asia.

           Cost of sales and operating expenses. Cost of sales as a percentage of net sales was 78.1% in 1995, compared with 78.5% in 1994, resulting in gross profit margins of 21.9% and 21.5% in 1995 and 1994, respectively. The improvement in gross profit margins came from the Company's continuing restructuring efforts, which began in 1994. Operating expenses as a percentage of net sales remained flat compared to the prior year.

           Restructuring and other charges -- net. In 1995, the Company recorded a pre-tax gain of $52 million from the sale of its ethanol business in the U.S. This was partially offset by a pre-tax restructuring charge of $15 million. In 1994, the Company incurred a restructuring charge of $19 million. Both of these restructuring charges were designed to ensure competitiveness.

           Operating income. Operating income for 1995, excluding the special items in both 1995 and 1994 (discussed above), improved 3.3% as profits from volume gains were partially offset by lower margins. In North America, operating income increased 7.2% on both improved volumes and margins. Latin American operating income was up 2.1%. Operating income in Asia and Africa was down, compared to the prior year, as the Company continued to invest in infrastructure as it expanded into new markets. Operating income for 1995 also excluded a full year's earnings from Pekin Energy, the Company's ethanol business. Adjusting 1994 to exclude ethanol earnings, operating income in 1995 rose 5.7%.

           Financing costs. Financing costs of $28 million were significantly higher than in 1994 as borrowings increased 23%, mostly outside the U.S., where interest rates were higher.

           Provision for income taxes. The effective tax rate in 1995 was 38.5%, compared with 39.5% in 1994. The lower tax rate in 1995 was attributable to the effect of declines in worldwide tax rates. This rate was higher than the U.S. statutory rate of 35% because it included state income taxes and foreign income taxed at different effective rates.

           Net income. Net income of $112 million (excluding special items in 1995) was slightly higher than net income in 1994 of $111 million (excluding 1994 special items). Higher operating income and a lower effective tax rate in 1995 were mostly offset by increased financing costs.

   Liquidity and Capital Resources

           The Company expects that future cash flows will be sufficient to fund operations, to provide for adequate capital expenditures in support of its growth strategy and to pay a modest dividend. The Company also expects to secure an investment-grade debt rating.

           The Company's North American and Latin American plants have been modernized and expanded in line with projected market demand and no major capacity additions are planned for 1998. Worldwide capital expenditures of approximately $70 to $100 million per year are planned from 1998 through 2000, primarily for identified cost reduction opportunities, a significant reduction from average capital expenditures of $135 million for each of the last five years. New capacity expansion (other than projects already in process) will be limited to products or market areas where the Company anticipates significant growth or has identified market demand.

           The Company is currently negotiating the terms of a $350 million credit facility in the U.S. to provide funds to satisfy the Company's obligations under the Debt Agreement and for working capital and other general corporate purposes. In addition, the Company also has a number of credit facilities in its foreign operations. The Company expects that these credit facilities, together with cash flow from operations, will provide it with sufficient operating funds. See "FINANCING" at page ____. If there is a material change in economic conditions, however, the Company may be required to reduce capital expenditures or modify or eliminate dividends, or seek additional credit facilities.

           Net cash flows. Net cash flows from operations of $52 million in the first half of 1997 improved significantly over a $15 million deficit for the same period in 1996, despite a net loss in 1997. This resulted from reductions in trade working capital, higher depreciation and the restructuring charge described above. The benefit of increased cash flows from operations and lower investment requirements in 1997 resulted in a significant improvement in net cash outflows after investment of $14 million versus $167 million in the first half of 1996.

           In 1996, lower net income, together with higher working capital and higher capital expenditures, resulted in a negative cash flow from operations of $85 million. Capital expenditures during 1996 were mainly for plant expansions in Latin America and North America, as well as for plant efficiency projects. A $60 million loan to Arancia-CPC S.A. de C.V., the Company's Mexican joint venture, financed construction of a high fructose corn syrup plant to serve the Mexican soft drink industry's conversion to high fructose corn syrup.

           In 1995, net cash flow from operations, which benefited from a decrease in trade working capital, and the proceeds from the disposal of the Company's investment in Pekin
Energy fully covered all capital expenditures and provided positive cash flow after investments of $42 million compared with $3 million in 1994.

           Key balance sheet items. Total assets at June 30, 1997, remained largely the same compared with December 31, 1996 as reduced working capital was largely offset by capital expenditures in the Company's plants and properties and its investment in Arancia-CPC S.A. de C.V., its Mexican joint venture. Total debt at June 30, 1997 increased $10 million to $350 million from total debt at June 30, 1996.

           Total assets in 1996 increased $357 million to $1.6 billion from year-end 1995 mainly due to loans made to the Company's unconsolidated joint venture in Mexico for the construction of a new plant; higher capital expenditures and an increase in working capital. Total debt decreased $13 million to $350 million.

           Total assets in 1995 increased $109 million to $1.3 billion from year-end 1994 mainly due to higher capital expenditures and the inclusion of the Company's investment in its Mexican joint venture, partially offset by the sale of the Company's investment in Pekin Energy and a decrease in trade working capital. Total debt increased by $67 million to $363 million.


                            MANAGEMENT


Directors of the Company

           Pursuant to the Corn Products Charter and Corn Products By-Laws, the Corn Products Board will consist of the number of directors duly authorized from time to time by the Corn Products Board, divided into three approximately equal classes with each class serving a three-year term; provided, that there shall not be fewer than seven nor more than seventeen directors. Following the Distribution, the Corn Products Board will consist initially of the nine individuals who currently comprise the Corn Products Board. Class I directors will initially serve until the next annual meeting of stockholders, currently expected to be held in April 1998 and are expected to stand for reelection at that time. Class II and Class III directors will serve until the annual meetings of stockholders in 1999 and 2000, respectively.

           Set forth below is certain information as to the individuals who will serve as directors of the Company following the Distribution, their class membership and their original terms. The directors' ages are shown as of December 31, 1997. The Corn Products Board has a director tenure policy that provides that outside directors will retire from the Corn Products Board at the annual meeting of stockholders coincident with or immediately following their 70th birthday, and employee directors will retire from the Corn Products Board upon retirement or other termination of active employment, whether or not the term for which such director has been elected has expired. Konrad Schlatter will serve as the initial Chairman of the Corn Products Board.

           Ignacio Aranguren-Castiello (Class III), age 66, is Chairman and Chief Executive Officer of Arancia-CPC S.A. de C.V., a joint venture formed in November 1994 by the combination of the Mexican operations of the Corn Refining Business with Arancia Industrial S.A. de C.V., a Mexican company controlled by Mr. Aranguren-Castiello and his family. He has been President of Arancia Industrial S.A. de C.V. since the late 1970's. Mr. Aranguren-Castiello is also a director of Bancomer S.A., Grupo Sidek, S.A. de C.V. and Corfuerte, S.A. de C.V.

           Alfred C. DeCrane, Jr. (Class II), age 66, retired as Chairman and Chief Executive Officer of Texaco Inc. in July 1996. Mr. DeCrane was elected President of Texaco in 1983, Chairman of the Board in 1987 and Chief Executive Officer in 1993. He is also a director of CPC International Inc., CIGNA Corporation and Harris Corporation.

           William C. Ferguson (Class I), age 67, retired as
Chairman of NYNEX Corporation in April 1995 and as Chief
Executive Officer in December 1994. Prior thereto, Mr.

Ferguson served as Vice Chairman of NYNEX from 1987 to 1989. He is also a director of CPC International Inc. and General Re
Corporation.

           Richard G. Holder (Class II), age 66, retired as the Chairman and Chief Executive Officer of Reynolds Metals Company in 1996. Prior thereto, Mr. Holder served as President and Chief Operating Officer of Reynolds Metals from 1988 until 1992. He is also a director of CPC International Inc. and Universal Corp.

           Bernard H. Kastory (Class I), age 52, is Senior Vice President - Finance and Administration, of CPC. Mr. Kastory served as Chairman and Chief Executive Officer of CPC's baking business from October 1995 until February 1997 and prior thereto, served as President of the Corn Refining Business and as a Vice President of CPC since 1992. Mr. Kastory joined CPC in 1967 and, since then, has held various technical, financial and general management positions in its Corn Refining Business.

           William S. Norman (Class III), age 59, is President and Chief Executive Officer of the Travel Industry Association of America, a position he has held since 1994. Previously, Mr. Norman served as Executive Vice President of the National Railroad Passenger Corporation (AMTRAK) since 1987. He is also a director of CPC International Inc.

           Konrad Schlatter (Class II), age 62, is Chairman and
Chief Executive Officer of Corn Products. Mr. Schlatter served as
Senior Vice President of CPC from 1990 to 1997 and Chief
Financial Officer of CPC from 1993 to February 1997.

           Samuel C. Scott (Class I), age 53, is President and Chief Operating Officer of Corn Products. Mr. Scott has been President of CPC's worldwide Corn Refining Business since 1995 and has been President of CPC's North American Corn Refining Business since
1989. He was elected a Vice President of CPC in 1991. Mr. Scott is a director of Motorola, Inc. and Reynolds Metals Company.

          Clifford B. Storms (Class III), age 65, is an attorney in private practice. Mr. Storms was Senior Vice President (since
1988) and General Counsel (since 1975) of CPC until his retirement from CPC in June 1997. Mr. Storms joined CPC in 1964 and was appointed Assistant General Counsel in 1968 and Vice President for Legal Affairs in 1973.



Directors' Meetings, Fees and Committees

           The Corn Products Board expects to hold regularly scheduled meetings, and will hold such special meetings as it deems advisable to review significant matters affecting the Company and to act upon matters requiring Corn Products Board approval. Outside directors will receive an annual retainer of $35,000, plus $1,000 for attending each regular or special Corn Products Board or committee meeting, including telephone meetings. In addition, outside directors who are chairmen of the Audit Committee and Compensation and Nominating Committee will each receive an additional annual retainer of $3,000.

           The Company expects to have a deferred compensation plan for outside directors under which 50% of a director's annual retainer will be deferred in phantom stock of the Company plus dividend equivalents thereon, until death or after termination of service as a director.

           Prior to the Distribution, the Corn Products Board is expected to establish and delegate specific functions to an Audit Committee and a Compensation and Nominating Committee. The Compensation and Nominating Committee will be composed entirely of outside directors who are independent of management and eligible to serve on such committee under the applicable rules and regulations of the SEC, NYSE and the IRS. The eligibility of each outside director to serve on each committee will be reviewed annually by the Audit Committee and reported to the full Corn Products Board.


Audit Committee

           The Audit Committee will review the scope and results of the Company's annual audit, approve the non-audit services rendered by independent auditors and recommend appointment of independent auditors for the ensuing year. The Audit Committee will also review the proposed financial statements for the annual report to stockholders, accounting policies, internal control systems and internal auditing procedures, and the process by which unaudited quarterly financial information is compiled and issued. The initial members of the Audit Committee will be Messrs. Storms, Aranguren-Castiello and Ferguson.


Compensation and Nominating Committee

           The Compensation and Nominating Committee will approve the compensation of all executive officers and administer executive incentive compensation plans, review employee benefit plans and recommend proposals for adoption, amendment or termination of such plans and recommend and administer any compensation arrangements for outside directors. The Compensation and Nominating Committee will also develop criteria for Corn Products Board membership and consider candidates for membership on the Corn Products Board. Stockholders who may wish to recommend a candidate for consideration for director may do so by writing to the Secretary of the Company and furnishing a statement of the candidate's experience and qualifications. See "ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE CHARTER, THE BY-LAWS, THE RIGHTS PLAN AND DELAWARE LAW -- Advance Notice Provisions for Stockholder Nominations and Proposals" at page ___. The initial members of the Compensation and Nominating Committee will be Messrs. Holder, Norman and DeCrane.


Executive Officers of the Company

           The Company has a new Chief Executive Officer and a new Chief Financial Officer, both of whom have substantial experience in the Corn Refining Business. Otherwise, the Company's senior management (the "Executive Officers") will consist primarily of those individuals currently responsible for the management of the Corn Refining Business as conducted by CPC. See "BUSINESS -- Employees and Management" at page _____.

           Generally, following the Distribution, Executive Officers will be elected by the Corn Products Board concurrently with the Company's Annual Meeting of Stockholders, and will serve until the next such meeting or until their earlier retirement, resignation or removal. The first Annual Meeting of Corn Products stockholders is expected to be held in April 1998. The Corn Products Board has adopted an Executive Officer tenure policy that provides that executive officers will retire at age 65.

           In addition to Mr. Schlatter, who will serve as Chairman and Chief Executive Officer and Mr. Scott, who will serve as President (see "-- Directors of the Company" above), the following persons are expected to serve as Executive Officers of the Company following the Distribution. Ages given are as of December 31, 1997.

           Marcia E. Doane, age 56, will be elected Vice President, General Counsel and Corporate Secretary prior to the Effective Date. Ms. Doane has served as Vice President, Legal and Regulatory Affairs of the Corn Products Division of CPC since 1996. Prior thereto, she served as Counsel to the Corn Products Division from 1994 to 1996. Ms. Doane joined CPC's legal department in 1989 as Operations Attorney for the Corn Products Division.

           Frank J. Kocun, age 55, will be elected Vice President and President, Cooperative Management Group prior to the Effective Date. Mr. Kocun has served as President of the Cooperative Management Group of the Corn Products Division of CPC since 1997 and as Vice President of the Cooperative Management Group since 1985. Mr. Kocun joined CPC in 1968 and has served in various executive positions in the Corn Products Division and in Penick Corporation, a CPC subsidiary.

           Eugene J. Northacker, age 56, will be elected Vice President and President, Latin American Division prior to the Effective Date. Mr. Northacker was appointed President of CPC's Latin America Corn Refining Division and elected a Vice President of CPC in 1992. Prior to that, he served as Business Director of CPC's Latin America Corn Refining Division from 1989 to 1992, as Corn Refining General Manager from 1986 to 1989 and as Vice President of Finance and Administration from 1984 to 1986. Mr. Northacker joined CPC in 1968 in the financial group of Best Foods, CPC's North American consumer foods division, and has held executive assignments in several CPC subsidiaries.

           Michael R. Pyatt, age 50, will be elected Vice President and Executive Vice President, North American Division prior to the Effective Date. Mr. Pyatt has served as Chairman, President and Chief Executive Officer of Canada Starch Co., Inc., a CPC subsidiary, since 1994 and as President of the Canadian business of CPC's Corn Products Division, Vice Chairman of Canada Starch and as a Vice President of the Corn Products Division since 1992. Mr. Pyatt joined CPC in 1982 and has served in various sales and marketing positions in the Casco business.

           James W. Ripley, age 54, will be elected Vice President - Finance and Chief Financial Officer prior to the Effective Date. Mr. Ripley has served as Comptroller of CPC since 1995. Prior thereto, he served as Vice President of Finance for CPC's North American Corn Refining Division from 1984 to 1995. Mr. Ripley joined CPC in 1968 as chief international accountant, and has subsequently served as CPC's Assistant Corporate Comptroller, Corporate General Audit Coordinator and Assistant Comptroller for CPC's European Consumer Foods Division.

           Richard M. Vandervoort, age 54, will be elected Vice President - Business Development and Procurement prior to the Effective Date. Mr. Vandervoort has served as Vice President - Business Management and Marketing for CPC's Corn Products Division since 1989. Mr. Vandervoort joined CPC in 1971 and has served in various executive sales positions in CPC's Corn Products Division and in Peterson/Puritan Inc., a CPC subsidiary.

         EXECUTIVE COMPENSATION; PENSION AND BENEFIT PLANS


Historical Compensation


           Prior to the Distribution, the Corn Refining Business has been operated as a division of CPC. The following table and narrative describe the compensation paid by CPC in 1996, 1995 and 1994 to the Company's Chief Executive Officer and each of the other four individuals initially expected to be the most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"). Such amounts do not reflect the compensation such Named Executive Officers will receive following the Distribution. The principal positions listed in the table are those which will be held by the Company's Named Executive Officers following the Distribution Date.


            Summary Compensation Table

                            Annual Compensation
                            -------------------
     Name and                   Salary     Bonus
Principal Position       Year     ($)       ($)
------------------       ----   -------   -------
K. Schlatter             1996    391,250   220,000
 Chairman and Chief      1995    370,000   205,000
 Executive Officer (3)   1994    342,500   160,000

S.C. Scott               1996    286,667    60,000
 President and Chief     1995    247,500   140,000
 Operating Officer (4)   1994    221,250   110,000

E.J. Northacker          1996    231,250    50,000
 Vice President and      1995    217,500    95,000
 President,              1994    200,000    85,000
 Latin American
 Division(5)

J.W. Ripley              1996    183,750    72,000
 Vice President -        1995    167,500    60,000
 Finance and Chief       1994    151,667    43,000
 Financial Officer (6)

F.J. Kocun               1996    183,250    29,000
 Vice President and      1995    172,000    74,000
 President, Cooperative  1994    160,000    65,000
 Management Group (7)



                                         Long-Term Compensation
                                         ----------------------
                                         Awards        Payouts
                                         ------        -------
                                Securities  Long-term      All Other
     Name and                   Underlying  Incentive     Compensation
Principal Position       Year    Options(#) Payouts($)(1)    ($)(2)
------------------       ----   ----------- ------------  ---------
K. Schlatter             1996      13,500      750,938      107,006
 Chairman and Chief      1995      28,874      787,102      106,679
 Executive Officer (3)   1994      13,500      465,781      105,319

S.C. Scott               1996      13,500      500,625       49,090
 President and Chief     1995      10,000      572,438       46,694
 Operating Officer (4)   1994       9,000      307,389       41,720

E.J. Northacker          1996       8,000      406,737       51,099
 Vice President and      1995       7,500      465,105       50,280
 President,              1994       7,000      102,445       37,696
 Latin American
 Division(5)
J.W. Ripley              1996       5,000         -          39,155
 Vice President -        1995         -           -          37,289
 Finance and Chief       1994         -           -          24,554
 Financial Officer (6)

F.J. Kocun               1996       5,500      281,581       56,559
 Vice President and      1995       5,000      286,219       55,455
 President, Cooperative  1994       4,500         -          51,317
 Management Group (7)



(1) Includes cash and the market value of CPC Common Stock paid in respect of performance units awarded under CPC's 1984
     Stock and Performance Plan at the end of four-year performance cycles.

(2)  Includes the following for 1996:

     a. CPC matching contributions to defined contribution plans as follows: K. Schlatter, $30,976; S. C. Scott,
          $24,563; E. J. Northacker, $21,565; J. W. Ripley,
          $18,922; and F. J. Kocun, $18,894.

     b.   Value of premiums paid by CPC under its Executive Life
          Insurance Plan as follows: K. Schlatter, $76,029; S. C.
          Scott, $24,089; E. J. Northacker, $29,016; J. W.
          Ripley, $20,041; and F. J. Kocun, $37,665.

     c.   For S. C. Scott, $438; E. J. Northacker, $518; and J.
          W. Ripley, $192, of above - market interest at the rate credited to all participants in the CPC Deferred Compensation Plan, pursuant to which all or a portion of annual bonus may be deferred and credited to an interest bearing account, and paid over a fifteen-year period following retirement.

(3) Mr. Schlatter's compensation for 1994, 1995 and 1996 was paid to him as Senior Vice President and Chief
     Financial Officer of CPC.

(4) Mr. Scott's compensation for 1994, 1995 and 1996 was paid to him as President of CPC's North American corn refining business (1994) and its worldwide Corn
     Refining Business (1995 - 1996).

(5) Mr. Northacker's compensation for 1994, 1995 and 1996 was paid to him as President, Latin America Corn
     Refining Division of CPC.

(6) Mr. Ripley's compensation for 1994 and 1995 was paid to him as Vice President - Finance of CPC's North America
     Corn Refining Division (1994 - June 1995) and as
     Comptroller of CPC (June 1995 - 1996).

(7) Mr. Kocun's compensation for 1994, 1995 and 1996 was paid to him as President, Cooperative Management Group of the Corn Refining Business of CPC.


           The following table summarizes grants of stock options made by CPC under the CPC Stock Plans to the Named Executive Officers during the 1996 fiscal year. As a result of the Distribution, each CPC option granted to the Company's Named Executive Officers listed below will be replaced with an option to purchase Corn Products Common Stock pursuant to adjustments provided in the Employee Benefits Agreement, and, as a result, their value will depend on the future value of Corn Products Common Stock. See "THE DISTRIBUTION --Treatment of Employee Options, Restricted Stock and Rabbi Trusts in the Distribution" at page __ and "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION -- Employee Benefits Agreement" at page __.

                                          Option Grants in 1996

                                                                              Potential Realizable
                                                                              Value at Assumed
                                                                              Annual Rates of
                                                                              Stock Price Appreciation
                      Individual Grants                                       for Option Term (3)
-------------------------------------------------------------------------   ---------------------------
                                   Percent
                  Number of        of Total
                  Securities       Options
                  Underlying       Granted to    Exercise
                  Options          Employees     Price         Expiration
Name              Granted(#)       in 1996       ($/Share)     Date         0%($)     5%($)     10%($)
------------      ----------       -------       ---------     -----------  -----     -----     ------
K. Schlatter       13,500(1)       0.8957        70.0000       1/15/06        0      594,100   1,505,447

S. C. Scott        13,500(1)       0.8957        70.0000       1/15/06        0      594,100   1,505,447
                    2,086(2)       0.1384        70.6875       3/14/98        0       16,642      34,257
                    2,275(2)       0.1509        70.6875       3/20/99        0       27,249      57,520
                    2,250(2)       0.1493        70.6875       3/19/00        0       36,250      78,481
                    2,063(2)       0.1369        70.6875       3/18/01        0       42,140      93,612
                      500(2)       0.0332        70.6875       3/16/02        0       12,478      28,458
                      500(2)       0.0332        70.6875       1/18/03        0       14,488      33,802

E. J. Northacker    8,000(1)       0.5308        70.0000       1/15/06        0      352,059     892,117
                    1,000(2)       0.0663        67.8750       3/14/98        0        6,330      12,914
                      688(2)       0.0456        67.8750       3/18/01        0       12,434      27,360
                    1,625(2)       0.1078        67.8750       3/16/02        0       36,311      82,013
                    1,625(2)       0.1078        67.8750       1/18/03        0       42,473      98,119
                    1,312(2)       0.0870        67.8750       1/17/04        0       40,442      95,998
                      281(2)       0.0186        67.8750       1/16/05        0       10,045      24,513

J. W. Ripley        5,000(1)       0.3317        70.0000       1/15/06        0      220,037     557,573
                    1,000(2)       0.0663        68.8440       3/15/98        0        6,309      12,863
                    1,038(2)       0.0689        68.8440       6/17/01        0       19,987      44,230

F. J. Kocun         5,500(1)       0.3648        70.0000       1/15/06        0      242,041     613,330
                    1,000(2)       0.0663        68.1875       9/15/97        0        4,752       9,591
                    2,000(2)       0.1327        68.1875       9/17/00        0       32,544      70,780
                    2,400(2)       0.1592        68.1875       9/16/01        0       49,159     109,723
                    1,000(2)       0.0663        68.1875       3/17/02        0       22,667      51,262
                      281(2)       0.0186        68.1875       1/18/03        0        7,439      17,206
                      188(2)       0.0125        68.1875       1/17/04        0        5,864      13,938

------------------------

(1) The CPC options listed were granted at an exercise price equal to the fair market value of the CPC Common
     Stock on the date of grant in tandem with an equivalent number of performance units under the CPC 1993 Stock and Performance Plan. The CPC performance units were issued for a cycle of four years' duration, with a goal based on improvement in CPC stockholder value, determined by the increase in the value of the CPC
     Common Stock during
     each year of the cycle assuming reinvestment of dividends, measured against the performance of a peer group of companies. Up to 25% of the units may be earned in each year of the cycle and are payable at the conclusion of the cycle. To the extent CPC performance units are earned and payable, a corresponding number of CPC options are canceled. To the extent CPC options are exercised, a corresponding number of CPC performance units are canceled. These CPC options were granted on January 16, 1996 and became exercisable on January 16, 1997. Under the CPC 1993 Stock and Performance Plan, in the event of a change in control of CPC, all CPC performance cycles will terminate and participants will receive the value in cash of the CPC performance units theretofore earned and 100% of the units that could have been earned during the remainder of the cycles. The amounts paid to the Named Executive Officers for the cycles ending in 1996, 1995 and 1994 are shown as "Long-Term Incentive Payouts" in the Summary Compensation Table on page __.

(2) The CPC options listed are replacement CPC options which were granted upon exercise of previously granted CPC options. They are equivalent to the number of shares exercised and have an exercise price equal to the fair market value of the CPC Common Stock on the date of exercise of the original CPC option. The expiration date of the replacement CPC option is the same as the expiration date of the original CPC option. The replacement CPC option becomes exercisable one year from the date the original CPC option was exercised. The shares acquired on exercise of the original CPC option must be retained for three years.

(3) The amounts shown under these columns are calculated at 0% and at the 5% and 10% rates set by the SEC and are not intended to forecast future appreciation of CPC's stock price. The amounts shown assume that no CPC performance units will be earned so that all CPC options granted will be exercisable.

           The following table provides information with respect to CPC options exercised by the Company's Named Executive Officers during the 1996 fiscal year and the value of unexercised CPC options held by the Company's Named Executive Officers at fiscal year end. The amounts set forth in the two columns relating to unexercised CPC options, unlike the amounts set forth in the column headed "Value Realized," have not been, and might never be, realized. The underlying CPC options might not be exercised; and actual gains on exercise, if any, would depend on the value of the CPC Common Stock on the date of exercise, and there can be no assurance that these values would be realized. As a result of the Distribution, each CPC option granted to the Company's Named Executive Officers listed below will be replaced with an option to purchase Corn Products Common Stock pursuant to adjustments provided in the Employee Benefits Agreement, and, as a result, their value will depend on the future value of Corn Products Common Stock. See "THE DISTRIBUTION -- Treatment of Employee Options, Restricted Stock and Rabbi Trusts in the Distribution" at page __ and "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION -- Employee Benefits Agreement" at page __.

-------------------------------------------------------------------------
                  Aggregated Option Exercises in 1996
               and Option Values as of December 31, 1996
-------------------------------------------------------------------------
                                           Number of
                                           Securities        Value of
                                           Underlying        Unexercised
                                           Unexercised       In-the-Money
                                            Options at       Options at
                                           December 31,      December 31,
              Shares                       1996 (#)          1996($)(2)
              Acquired                     ------------      -------------
              on           Value           Exercisable/      Exercisable/
Name          Exercise(#)  Realized($)(1)  Unexercisable     Unexercisable
----          -----------  --------------  -------------     -------------
K. Schlatter        --         --         22,724/33,375      324,495/630,281

S. C. Scott       9,674    374,291         5,063/37,174      154,266/537,654

E. J. Northacker  6,531    166,114          -- /25,281          0/408,702

J. W. Ripley      2,688    110,578         3,962/7,038       119,518/55,141

F. J. Kocun       6,869    195,184         4,187/19,494      119,432/294,054

---------------------

(1) Amounts shown are based on the difference between the market value of CPC Common Stock on the date of exercise and the exercise price.

(2) Amounts shown are based on the difference between the closing price of CPC Common Stock on December 31, 1996
     ($77.50), as reported on the NYSE Consolidated
     Transactions Reporting System, and the exercise price.


Base Salaries


           The Compensation and Nominating Committee will establish salaries for each of the Company's Executive Officers and approve salary changes for such individuals in accordance with a written salary administration policy to initially be based upon a long-standing CPC policy. The Company's salary administration policy will be designed and periodically reviewed in consultation with external compensation consultants. Salary ranges are expected to be established for various positions through job evaluation and comparison with competitive salary data. Within the ranges, adjustments are expected to be recommended on the basis of individual performance and a corporate merit salary percentage factor. Consistent with the Company's overall objectives, these adjustments, combined with bonuses as described below, will emphasize payment for performance.

Annual Bonuses


           Following the Distribution, it is expected that the Company will have an annual bonus program applicable to the Executive Officers and certain other management level employees. Award levels under the bonus program are expected to range from zero to 120 percent of base salary as of the beginning of the annual performance period, depending on each participant's salary grade and the attainment of the Company's applicable business division profit targets as approved by the Compensation and Nominating Committee. The provisions of the Company's annual bonus program are expected to be substantially similar to those of CPC's annual bonus program.


Severance Agreements

           Each of the Named Executive Officers will enter into severance agreements with the Company. The following discussion is a summary of the material provisions of these severance agreements, a form of which is filed as an exhibit to the Registration Statement of which this Information Statement forms a part.

           Each of the severance agreements provides for a lump sum payment equal to three times the sum of the annual salary and bonus paid in the prior year, and for continuation of medical and insurance plans for a three-year period, if the executive officer's employment is terminated involuntarily other than for cause (as defined in the severance agreements) or voluntarily for good reason (as defined in the severance agreements) within two years after a change in control of the Company. The severance agreements also provide that the amount of excise tax, if any, under the Code to be paid by any executive officer shall be reimbursed by the Company. The severance agreements will be presented for the approval of the outside directors of the Company.


Stock Incentive Plan

           The Company intends to adopt, with the approval of CPC in its capacity as the sole stockholder of the Company, the Corn Products International, Inc. Stock Incentive Plan (the "Stock Incentive Plan"). The Stock Incentive Plan will be administered by the Company's Compensation and Nominating Committee. The Company intends to seek shareholder approval of the Stock Incentive Plan at its 1999 annual meeting of stockholders.

           The Stock Incentive Plan provides for the grant of incentive stock options that qualify under Section 422 of the Code, nonqualified stock options, restricted stock awards and performance awards to employees. The Company has reserved ______ shares of Corn Products Common Stock for issuance under the Stock Incentive Plan. The Compensation and Nominating Committee is expected to grant, subject to the completion of the Distribution, qualified options to purchase Corn Products Common Stock to the Executive Officers and certain other persons who will be employees of the Company. Each such option will have an exercise price equal to 100% of the fair market value of Corn Products Common Stock on the effective date of grant and will be for a term of ten years. Employees of the Company who hold options and restricted stock under the CPC International Inc. 1984 and 1993 Stock and Performance Plans are expected to receive substitute awards of equivalent value under the Stock Incentive Plan following completion of the Distribution. See "THE DISTRIBUTION -- Treatment of Employee Options, Restricted Stock and Rabbi Trusts in the Distribution" at page __.


Pension Plans


           After the Effective Date, the Company will adopt a defined benefit plan (the "Pension Plan") which is intended to be a tax-qualified plan within the meaning of Section 401(a) of the Code. All salaried employees of the Company who work in the United States or are U.S. citizens, including the Named Executive Officers, will be eligible to participate in the Pension Plan.

           It is anticipated that the Pension Plan will be a "cash balance" pension plan. As soon as practicable after the Effective Date, the accrued benefits of Corn Products Employees under the CPC Non-Contributory Retirement Income Plan for Salaried Employees, and assets and liabilities attributable thereto, will be transferred to the Pension Plan. See "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION -- Employee Benefits Agreement" at page ____. Employee accounts will also include an annual credit of between 3% and 10% of eligible pay, depending on the employee's years of service as of January 1 of each year. For this purpose, eligible pay will generally include base salary, bonus and overtime. Each employee's account will also accrue monthly interest credits using a rate equal to a specified amount in excess of the interest rate on short-term Treasury notes. The value of the account at retirement will be paid out as a straight life or joint and survivor annuity or under an optional form elected by the employee such as a lump-sum distribution.

           After the Effective Date, the Company will adopt a nonqualified defined benefit plan (the "Excess Pension Plan") in order to provide benefits to executives whose benefits under the Pension Plan are limited under Sections 401(a)(17) and 415 of the Code. The Excess Pension Plan will assume the existing liability for Company executives under CPC's excess pension plan. The Excess Pension Plan will not be tax-qualified under Section 401(a) of the Code and participants will have only the rights of general creditors of the Company with respect to benefits accrued thereunder.

           Estimated age 65 annual benefits for each of the Named Executive Officers under the Company's qualified defined benefit Pension Plan, as well as the nonqualified Excess Pension Plan, are as follows, assuming that the 1998 and future compensation for each of the Named Executive Officers is equal to his 1997 base pay plus 1996 earned bonus paid in 1997: K. Schlatter, $328,036; S.C. Scott, $193,401; E.J. Northacker, $178,706; J.W.
Ripley, $147,973; and F.J. Kocun, $119,747.

           Vesting and partial payment of the benefits shown will be accelerated if certain events occur that would result in a "change in control" of the Company after the Effective Date.

For the portions of the benefits payable under the programs that are not tax-qualified, if an excise tax were imposed on an employee as to such benefits on account of such a change in control, the employee's benefits would be increased to the extent required to put the employee in the same position after payment of taxes as if no excise tax had been imposed.


Defined Contribution Plan

           After the Effective Date, the Company will adopt a defined contribution plan (the "Corn Products 401(k) Plan") designed to comply with the requirements of Sections 401(a) and 401(k) of the Code, which govern tax qualification and cash or deferred arrangements. All salaried employees of the Company who work in the United States or are U.S. citizens, including the Named Executive Officers, will be eligible to participate in this plan.

           An eligible employee may elect to make before-tax and after-tax contributions to the plan of up to 16% of total compensation. Special rules imposed by the Code may require lower limitations for the Executive Officers and other highly compensated employees. The Company will make matching contributions on the employees' before-tax and after-tax contributions in the manner determined by the plan's administrative committee from time to time. It is anticipated that during the first plan year after the Effective Date, the Company will make matching contributions equal to 100% of an employee's total combined before-tax and after-tax contributions up to 6% of such employee's base salary, bonus and overtime.

           Amounts contributed to the Corn Products 401(k) Plan will be invested by the trustee in one or more investment funds. It is contemplated that initially there will be seven funds offering a variety of investment options, including a Corn Products stock fund.

           All of an employee's before-tax and after-tax contributions will be 100% vested from the time they are made. All Company contributions will be vested once an employee has three years of service (including service with CPC). Upon termination of employment, retirement, disability or death, the employee will be entitled to distribution of his or her entire plan account.

           As soon as practicable after the Effective Date, the individual accounts of Corn Products Employees held under the CPC Saving/Retirement Plan for Salaried Employees immediately before the Effective Date will be transferred to the Corn Products 401(k) Plan. See "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION -- Employee Benefits Agreement" at page ____.

           The Company will adopt a nonqualified defined contribution plan (the "Excess Benefits Plan") after the Distribution for the benefit of executives of the Company whose base salary exceeds the amount that may be taken into account under the Corn Products 401(k) Plan due to Code limitations. The Excess Benefits Plan will assume the existing liability for Corn Products Employees under CPC's excess benefits plan and will provide for future elective salary deferrals of up to 20% of base salary and bonus for employees whose pay exceeds the qualified plan limitation, along with matching contributions up to the 6% level. The current limitation on compensation that may be taken into account under a qualified plan is $160,000; accordingly, it is expected that a substantial number of the Executive Officers and other highly compensated employees will be eligible to participate in the Excess Benefits Plan after the Distribution. The Excess Benefits Plan will have "phantom" investments only for bookkeeping purposes. The Excess Benefits Plan will not be tax-qualified, and participants will have only the rights of general creditors of the Company with respect to their individual accounts under the Excess Benefits Plan.


Other Benefit Plans

           The Company expects to maintain employee group health, life, long-term disability and other plans in which the Executive Officers will be eligible to participate on the same terms as other salaried employees. The Company also expects to maintain a split dollar life insurance plan for those salaried employees, including the Named Executive Officers, who are currently participants in CPC's Executive Life Insurance Plan.


              CERTAIN RELATIONSHIPS AND TRANSACTIONS

           Four of the Company's directors are also directors of CPC and one of the Company's directors is currently an executive officer of CPC. The Company has in the past engaged in transactions with CPC. Such transactions have included, among other things, various types of financial support by CPC. Certain of such transactions have been on terms more or less favorable to the Company than would otherwise have been obtainable in transactions with unaffiliated third parties. The Company anticipates that it will have material ongoing contractual relationships with CPC following the Distribution. CPC and the Company have entered into a number of agreements in connection with the Distribution. See "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION" at page ___.

           Mr. Aranguren-Castiello is Chairman and Chief Executive Officer of Arancia-CPC S.A. de C.V. ("Arancia"), a joint venture formed in November 1994 by the combination of the Mexican operations of the Corn Refining Business with Arancia Industrial S.A. de C.V., a Mexican corn refiner controlled by Mr. Aranguren-Castiello and his family. Arancia is engaged in the corn refining business and has in the past engaged in transactions with the Corn Refining Business. Such transactions are expected to continue after the Distribution. Arancia, which is headquartered in Guadalajara, Mexico, is a 51%/49% joint venture between Arancia Industrial S.A. de C.V. and the Company. Arancia produces high fructose corn syrup, other corn syrups, modified and unmodified starches, maltodextrins and sorbitol.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

           Based on information obtained from CPC's records and a review of statements filed with the SEC pursuant to Section 13 of the Exchange Act with respect to CPC Common Stock and other information received by CPC prior to August 31, 1997, no person known to the

Company is expected to be the beneficial owner of more than 5% of the Corn Products Common Stock upon completion of the Distribution.

           The following table shows the shares of Corn Products Common Stock expected to be owned as of the Distribution by each present director, the Named Executive Officers and by all present directors and Executive Officers of the Company, as a group. All directors and Executive Officers as a group will own beneficially less than one percent of the outstanding common stock.

                                     Amount and Nature of
Name                                 Beneficial Ownership(1)  Percentage
----                                 -----------------------  ----------

Ignacio Aranguren-Castiello..........             0               *
Alfred C. DeCrane, Jr................           125               *
William C. Ferguson..................           700               *
Richard G. Holder(2).................           500               *
Bernard H. Kastory(2)................         8,773               *
William S. Norman....................           250               *
Konrad Schlatter(2)(3)...............        15,298               *
Samuel C. Scott......................         5,058               *
Clifford B. Storms(2)................        13,053               *
Frank J. Kocun(2)(3).................         1,609               *
Eugene J. Northacker.................         2,423               *
James W. Ripley .....................         1,199               *
All directors and Executive
Officers of the Company as
a group (15 persons).................        49,082               *
                                             ------


(1) Excludes shares receivable with respect to options to purchase shares of Corn Products Common Stock exercisable at or within 60 days of December 31, 1997 expected to be granted pursuant to the Stock Incentive Plan and shares of restricted stock expected to be granted pursuant to the Stock Incentive Plan in exchange for restricted shares of CPC Common Stock. The number of options to purchase shares of Corn Products Common Stock and the number of restricted shares of Corn Products Common Stock to be received by the Executive Officers is dependent upon the market price of the Corn Products Common Stock and the CPC Common Stock after the Record Date. See "THE DISTRIBUTION -- Treatment of Employee Options, Restricted Stock and Rabbi Trusts in the Distribution" at page __.

(2) Includes shares held jointly with or owned by spouses or minor children or held in certain fiduciary capacities.

(3) Excludes units of phantom Corn Products Common Stock that may be granted to replace units of phantom CPC Common Stock to which Messrs. Schlatter and Kocun are currently entitled as deferred annual bonus under CPC's Deferred Stock Unit Plan.


* Less than 1%.

                   DESCRIPTION OF CAPITAL STOCK


Authorized Stock

           The total number of shares of all classes of stock that the Company has authority to issue under the Corn Products Charter is 225,000,000 shares, of which 200,000,000 shares are Corn Products Common Stock and 25,000,000 shares are preferred stock, par value $0.01 per share (the "Preferred Stock"). Based on the approximately 142 million shares of CPC Common Stock outstanding as of June 30, 1997 (excluding shares of restricted CPC Common Stock held by persons other than Corn Products Employees and shares of CPC Common Stock held by the Rabbi Trusts), and a distribution ratio of one share of Corn Products Common Stock for every four shares of CPC Common Stock, approximately 35.5 million shares of Corn Products Common Stock are expected to be distributed to holders of CPC Common Stock on the Distribution Date. In addition, the Company expects to reserve ___ million shares of Corn Products Common Stock for issuance pursuant to the Stock Incentive Plan. See "EXECUTIVE COMPENSATION; PENSION AND BENEFIT PLANS -- Stock Incentive Plan" at page ___. No shares of Preferred Stock will be issued in connection with the Distribution, although one million shares of Series A Preferred Stock (defined below) have been reserved for issuance in connection with the Rights Plan. See "-- Preferred Stock" below.

Common Stock

           The holders of Corn Products Common Stock will be entitled to one vote for each share on all matters voted on by stockholders, and the holders of such shares will possess all voting power, except as otherwise required by law or later provided in any resolution adopted by the Board of Directors of the Company with respect to any series of Preferred Stock. The Corn Products Common Stock will not have cumulative voting rights. It is currently expected that the first annual meeting of stockholders of the Company will be held in April 1998. Subject to any preferential or other rights of any outstanding series of Preferred Stock that may be designated by the Board of Directors of the Company, the holders of Corn Products Common Stock will be entitled to such dividends, if any, as may be declared from time to time by the Board of Directors of the Company. See "DIVIDEND POLICY" at page ___. In the event of the liquidation, dissolution or winding up of the Company, holders of Corn Products Common Stock are entitled to receive on a pro rata basis any assets remaining after provision for payment of creditors and after payment of any liquidation preferences to holders of Preferred Stock. Subject to the restrictions contained in the Tax Indemnification Agreement, additional shares of Corn Products Common Stock may be issued without stockholder approval, other than such approval as may be required by applicable stock exchange rules. See "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION -- Tax Indemnification Agreement" at page __ and "-- Authorized But Unissued Capital Stock" below.

Preferred Stock

           The Board of Directors of the Company is authorized to provide for the issuance of shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, designations, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereon, as are stated in the resolutions adopted by the Board of Directors of the Company providing for the issuance of such series and as are permitted by the DGCL. Subject to the restrictions contained in the Tax Indemnification Agreement, shares of Preferred Stock may be issued without stockholder approval, other than such approval as may be required by applicable stock exchange rules. See "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION -- Tax Indemnification Agreement" at page __, "-- Authorized But Unissued Capital Stock" below and "ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE CHARTER, THE BY-LAWS, THE RIGHTS PLAN AND DELAWARE LAW -- Preferred Stock" at page ___.

           Under the Corn Products Charter a series of Preferred Stock designated Series A Junior Participating Preferred Stock (the "Series A Preferred Stock"), consisting of one million shares, is authorized in connection with the Rights Plan. For a description of the Rights Plan and the Series A Preferred Stock, see "-- Rights Plan" at page ___ and "ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE CHARTER, THE BY-LAWS, THE RIGHTS PLAN AND DELAWARE LAW" at page ___.

Authorized But Unissued Capital Stock

           Based on the calculations set forth above, the Company estimates that, following the Distribution, it will have approximately 164.5 million shares of authorized but unissued Corn Products Common Stock (including the ___ million shares of Corn Products Common Stock reserved for issuance pursuant to the Stock Incentive Plan) and 25,000,000 shares of authorized but unissued Preferred Stock (including the one million shares designated as Series A Preferred Stock). Delaware law does not require stockholder approval for the issuance of authorized shares. However, the listing requirements of the NYSE, which apply so long as the Corn Products Common Stock remains listed on the NYSE, require prior stockholder approval of certain issuances, including issuances of shares bearing voting power equal to or exceeding 20% of the pre-issuance outstanding voting power or pre-issuance outstanding number of shares of Corn Products Common Stock. These additional shares could be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. The Company currently does not have any plans to issue additional shares of Corn Products Common Stock or Preferred Stock other than in connection with employee compensation plans. See "EXECUTIVE COMPENSATION; PENSION AND BENEFIT PLANS" at page __. Pursuant to the Tax Indemnification Agreement, the Company has agreed to certain limitations on the issuance of additional Common Stock for a two-year period following the Effective Date. See "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION -- Tax Indemnification Agreement" at page __.

           One of the effects of the existence of unissued and unreserved Corn Products Common Stock and Preferred Stock may be to enable the Board of Directors of the Company to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management and possibly deprive the stockholders of the opportunity to sell their shares of Corn Products Common Stock at prices higher than prevailing market prices. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Company pursuant to the operation of the Rights Plan, which is discussed below. See "ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE CHARTER, THE BY-LAWS, THE RIGHTS PLAN AND DELAWARE LAW" at page ___. The issuance of Corn Products Common Stock or Preferred Stock, other than pursuant to the Rights Plan, is subject to certain limitations under the Tax Indemnification Agreement. See "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION -- Tax Indemnification Agreement" at page __.


No Preemptive Rights

           No holder of any class of stock of the Company authorized at the time of the Distribution will have any preemptive right to subscribe for or purchase any kind or class of securities of the Company.


Transfer Agent and Registrar

           The transfer agent and registrar for the Corn Products
Common Stock is First Chicago Trust Company of New York.


Rights Plan

           In connection with the Distribution, the Company has adopted the Rights Plan and has entered into a Rights Agreement (the "Rights Agreement"), dated as of _______, 1997, between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent"). The Company has distributed to CPC one Right for each outstanding share of Corn Products Common Stock owned by CPC and will distribute one associated Right with each share of Corn Products Common Stock distributed in the Distribution. The terms of the Rights are set forth in the Rights Agreement. The Rights Agreement is substantially the same as CPC's rights plan and the Rights will operate in substantially the same manner as CPC's preferred share purchase rights. The Corn Products Charter specifically authorizes the Corn Products Board to adopt a stockholder rights plan such as the Rights Plan.

           Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock at a purchase price of $______, subject to adjustment (the "Purchase Price"). The Purchase Price may be paid in cash or, subject to applicable law, in shares of Corn Products Common
Stock having a value at the time of exercise equal to the Purchase Price.

          Each share of Series A Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $5.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Corn Products Common Stock. In the event of liquidation, the holders of shares of Series A Preferred Stock will be entitled to a minimum preferential liquidation payment of $10.00 per share but will be entitled to an aggregate payment of 100 times the payment made per share of Corn Products Common Stock. Each share of Series A Preferred Stock will have 100 votes, voting together with the Corn Products Common Stock. Finally, in the event of any merger, consolidation or other transaction in which Corn Products Common Stock is exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount received per share of Corn Products Common Stock. These rights are protected by customary anti-dilution provisions. Because of the nature of their dividend, liquidation and voting rights, the value of the one-one-hundredth interest in a share of Series A Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Corn Products Common Stock.

           Until the earlier to occur of (i) the date that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of (x) 10% or more of the outstanding shares of Corn Products Common Stock, if such date is on or before December 31, 1999 or (y) 15% or more of the outstanding shares of Corn Products Common Stock, if such date is after December 31, 1999 (the "Stock Acquisition Date") and (ii) ten business days (or such later date as the Board of Directors shall determine prior to such time as any person has become an Acquiring Person) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning (x) 10% or more of the outstanding shares of Corn Products Common Stock, if such offer would terminate on or before December 31, 1999, or (y) 15% or more of the outstanding shares of Corn Products Common Stock, if such offer would terminate after December 31, 1999 (the earlier of such dates being the "Rights Separation Date"), the Rights will be evidenced by the certificates representing shares of Corn Products Common Stock and no separate Rights Certificates (defined below) will be issued and distributed. Except as otherwise determined by the Board of Directors, only shares of Corn Products Common Stock issued prior to the Rights Separation Date will be issued with Rights.

           Until the Rights Separation Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Corn Products Common Stock. Certificates representing shares of Corn Products Common Stock issued after the Effective Date will contain a notation incorporating the Rights Agreement by reference. As soon as practicable following the Rights Separation Date, a separate Certificate evidencing the Rights (a "Rights Certificate") will be mailed to holders of record of Corn Products Common Stock as of the close of business on the Rights Separation Date and such separate Rights
Certificate alone will evidence the Rights. Pursuant to the Rights Agreement, the Company reserves the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Series A Preferred Stock will be issued.

           The Rights are not exercisable until the Rights
Separation Date and will expire at the close of business on December 31, 2007, unless previously redeemed by the Company as described below.

           In the event that (i) the Company is the surviving corporation in a merger with an Acquiring Person or any affiliate or associate thereof and the Corn Products Common Stock is not changed or exchanged or (ii) any person shall become an Acquiring Person (except pursuant to a tender offer or exchange offer for all outstanding shares of Corn Products Common Stock at a price and on terms which at least a majority of the outside directors determine to be fair to the stockholders of the Company and otherwise in the best interests of the Company and its stockholders), each holder of a Right will thereafter have the right to receive, upon exercise, Corn Products Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person and certain related parties will become null and void.

           To illustrate the rights described in the preceding paragraph, at an exercise price of $____ per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $_____ worth of Corn Products Common Stock (or other consideration, as noted above) for $_____. Assuming that the Corn Products Common Stock has a per share value of $_____ at such time, the holder of each Right would be entitled to purchase _____ shares of Corn Products Common Stock for $_____.

           In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation, (ii) the Company is the surviving corporation in a merger with any person and the Corn Products Common Stock is changed into or exchanged for stock or other securities of any other person or cash or any other property or
(iii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events described in this paragraph and in the second preceding paragraph are referred to as the "Triggering Events."

           The Purchase Price payable, and the fraction of a share of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock, (ii) if holders of the Series A Preferred Stock are granted certain rights or warrants to subscribe for Series A Preferred Stock or convertible securities at less than the current market price of the Series A Preferred Stock, or (iii) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

           With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. In addition, to the extent that the Company does not have sufficient shares of Corn
Products Common Stock issuable upon exercise of the Rights following the occurrence of a Triggering Event, the Company may, under certain circumstances, reduce the Purchase Price. No fractional shares of Series A Preferred Stock (other than fractions which are integral multiples of one one-hundredth) will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preferred Stock or the Corn Products Common Stock on the last trading date prior to the date of exercise.

           At any time until the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (payable in cash, Corn Products Common Stock or other consideration deemed appropriate by the Board of Directors). Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the $0.01 redemption price. In addition, at any time after the Stock Acquisition Date, the Company's Board of Directors may elect to exchange each Right (other than Rights that have become null and void as described above), in whole or in part, for one share of Corn Products Common Stock. Both the redemption price and the exchange rate are subject to adjustment.

           Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Corn Products Common Stock (or other consideration) or for common stock of an acquiring company as set forth above.

           Other than those provisions relating to the principal economic terms of the Rights (except with respect to increasing the Purchase Price under certain circumstances described in the Rights Agreement), any of the provisions of the Rights Agreement may be amended by the Corn Products Board prior to the Stock Acquisition Date. After the Stock Acquisition Date, the provisions of the Rights Agreement may be amended by the Corn Products Board in order to cure any ambiguity, to correct any defects or inconsistencies, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time when the Rights are not redeemable.

           As long as the Rights are attached to the Corn Products Common Stock, the Company will issue one Right for each share of Corn Products Common Stock issued prior to the Rights Separation Date so that all such shares will have attached Rights. One million shares of Series A Preferred Stock will initially be reserved for issuance upon exercise of the Rights.

           The Rights have certain anti-takeover effects. See
"ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE CHARTER, THE
BY-LAWS, THE RIGHTS PLAN AND DELAWARE LAW" below.

           The foregoing summary of certain terms of the Rights is qualified in its entirety by reference to the Rights
Agreement, which is filed as an exhibit to the Registration
Statement and is incorporated herein by reference.


  ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE CHARTER, THE
             BY-LAWS, THE RIGHTS PLAN AND DELAWARE LAW

           The Corn Products Charter, the Corn Products By-Laws, the Rights Plan and the DGCL contain certain provisions that could make more difficult the acquisition of control of the Company by means of a tender offer, open market purchases, a proxy contest or otherwise. Set forth below is a description of such provisions in the Corn Products Charter, the Corn Products By-Laws, the Rights Plan and the DGCL. These provisions are based in large part upon the provisions of CPC's Certificate of Incorporation and By-Laws. The following description is intended as a summary only and is qualified in its entirety by reference to the Corn Products Charter, the Corn Products By-Laws and the Rights Agreement, the forms of which are included as exhibits to the Registration Statement of which this Information Statement forms a part, and to the DGCL.


Classified Board of Directors; Removal of Directors

           The Corn Products Charter provides that the number of directors shall be not less than seven nor more than seventeen, with the exact number of directors to be determined from time to time by a majority of the entire Corn Products Board. The directors shall be divided into three classes, as nearly equal in number as is possible, serving staggered three-year terms so that directors' initial terms will expire at the annual meeting of the Company's stockholders held in 1998, 1999 and 2000, respectively. Starting with the 1998 annual meeting of the Company's stockholders, one class of directors will be elected each year for a three-year term. See "MANAGEMENT -- Directors of the Company" at page ___.

           The Company believes that a classified Board of Directors will help to assure the continuity and stability of the Corn Products Board and the Company's business strategies and policies, since a majority of the directors at any given time will have had prior experience as directors of the Company. The Company believes that this in turn will permit the Board to represent more effectively the interests of stockholders.

           With a classified Board of Directors, at least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the members of the Board of Directors. As a result, the classification of the Board of Directors of the Company may discourage proxy contests for the election of directors, unsolicited tender offers or purchases of a substantial block of the Corn Products Common Stock because it could prevent an acquiror from obtaining control of the Corn Products Board in a relatively short period of time. In addition, pursuant to the DGCL and the Corn Products Charter, a director may be removed only for cause and only by the affirmative vote of holders of at least a majority of the outstanding shares of Corn Products Common Stock entitled to vote thereon. As a result, a classified Board of Directors delays stockholders who do not agree with the policies of the Board of Directors from replacing directors, unless they can demonstrate that the directors should be removed for cause and obtain the requisite vote. Such a delay may help ensure that the Corn Products Board, if confronted with a proxy contest or an unsolicited proposal for an extraordinary corporate transaction, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes is the best interest of the Company's stockholders.


Filling Vacancies on the Board

           The Corn Products Charter provides that, subject to the rights of holders of any shares of Preferred Stock, any vacancy in the Board of Directors that results from an increase in the number of directors may be filled by a majority of the directors then in office, provided that a quorum is present, and any other vacancy may be filled by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director. Accordingly, these provisions could temporarily prevent any stockholder from obtaining majority representation on the Board of Directors by enlarging the Board of Directors and filling the new directorships with its own nominees.


Written Consents and Special Meetings

           The Corn Products Charter provides that no action required to be taken or which may be taken at any annual or special meeting of stockholders may be taken without a meeting, except by unanimous written consent of all of the stockholders of the Company entitled to vote thereon. The Corn Products By-Laws provide that special meetings of stockholders may be called only by the Chairman of the Board or the Board of Directors. Stockholders are not permitted to call a special meeting or to require that the Board of Directors call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the purpose or purposes specified in the written notice of such meeting.

           The provisions of the Corn Products Charter governing action by written consent and the provisions of the Corn Products By-Laws governing the calling of and matters considered at special meetings may have the effect of delaying consideration of a stockholder proposal until the next annual meeting. These provisions would also prevent the holders of a majority of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors from using the written consent procedure to take stockholder action and from taking action by consent without giving all the stockholders entitled to vote on a proposed action the opportunity to participate in determining such proposed action.


Advance Notice Provisions for Stockholder Nominations and Proposals

           The Corn Products By-Laws establish an advance notice provision with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors, or the bringing before any annual meeting of any stockholder proposal (the "Nomination and Business Proposal Provision").

           The Nomination and Business Proposal Provision provides that, subject to any rights of holders of any Preferred Stock, business other than that proposed by the Board of Directors may be transacted and candidates for director other than those selected by the Board of Directors may be nominated at the annual meeting only if the Secretary of the Company has received a written notice identifying such business or candidates and providing specified additional information not less than sixty nor more than ninety days before the first Tuesday in April (or, if the Board of Directors has set a different date for the annual meeting, not less than sixty nor more than ninety days before such other date or, if such other date has not been publicly disclosed at least seventy-five days in advance, then not less than fifteen days after such public disclosure). In addition, not more than ten days after receipt by the sponsoring stockholder of the Secretary's written request, the sponsoring stockholder must provide the Secretary with such additional information as the Secretary may reasonably require.

           By requiring advance notice of nominations by stockholders, the Nominations and Business Proposal Provision will afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board of Directors, to inform the stockholders about such qualifications. By requiring advance notice of proposed business, the Nominations and Business Proposal Provision will provide the Board of Directors with a meaningful opportunity to inform stockholders, prior to such meeting, of any business proposed to be conducted at such meeting, together with any recommendation or statement of the Board of Directors' position as to action to be taken with respect to such business, so as to enable stockholders better to determine whether they desire to attend such a meeting or to grant a proxy to the Board of Directors as to the disposition of any such business. Although the Corn Products By-Laws do not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.


Restrictions on Amendment

           The Corn Products Charter provides that the approval of holders of at least two-thirds of the voting power entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend or repeal the provisions of the Corn Products Charter classifying the Corn Products Board; establishing the minimum and maximum number of members of the Corn Products Board; limiting the ability of stockholders to act by written consent; authorizing the Corn Products Board to adopt a stockholder rights plan; and authorizing the Corn Products Board to consider the interests of creditors, customers, employees and other constituencies of the Corporation and its subsidiaries and the effect upon communities in which the Corporation and its subsidiaries do business, in evaluating proposed corporate transactions. In addition, the Corn Products Charter provides that the approval of the Board of Directors or the affirmative vote of the holders of 80% of the voting power entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend or repeal any of the provisions of the Corn Products By-Laws.


Preferred Stock

           The Corn Products Charter authorizes the Board of Directors of the Company to establish series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the terms and rights of such series, including (i) the voting powers, if any, (ii) preferences and relative, participating, optional and other special rights, and (iii) the qualifications, limitations and restrictions thereof.

           The Company believes that the availability of the Preferred Stock will provide increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. Having such authorized shares available for issuance will allow the Company to issue shares of Preferred
Stock without the expense and delay of a special stockholders' meeting. However, under the Tax Indemnification Agreement, the Company generally cannot issue Preferred Stock (other than pursuant to the Rights Plan) during the two-year period following the Effective Date. The authorized shares of Preferred Stock, as well as shares of Common Stock, will be available for issuance without further action by the stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the Company's securities may be listed. Although the Board of Directors has no intention at the present time of doing so, it would have the power (subject to applicable law) to issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, such series of Preferred Stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of the Company and its stockholders. The Board of Directors, in so acting, could issue Preferred Stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interest or in which stockholders might receive a premium for their stock over the then market price of such stock. See
"DESCRIPTION OF CAPITAL STOCK -- Rights Plan" at page __.


Other Considerations

           Article Twelfth of the Corn Products Charter generally provides that, in determining whether to take or refrain from taking corporate action on any matter, including proposing any matter to the stockholders of the Company, the Corn Products Board may take into account the interests of creditors, customers, employees and other constituencies of the Company and its subsidiaries and the effect upon communities in which the Company and its subsidiaries do business.

Certain Effects of the Rights Plan

           The Rights Plan is designed to protect stockholders of the Company in the event of unsolicited offers to acquire the Company and other coercive takeover tactics which, in the opinion of the Board of Directors, could impair its ability to represent stockholder interests. The provisions of the Rights Agreement may render an unsolicited takeover of the Company more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer the Company's stockholders the opportunity to sell their stock at a price above the then prevailing market rate and may be favored by a majority of the Company's stockholders. See "DESCRIPTION OF CAPITAL STOCK -- Rights Plan" at page ___. The Corn Products Charter specifically authorizes the Corn Products Board to adopt a stockholder rights plan.


Delaware Business Combination Statute

           The terms of Section 203 of the DGCL apply to the Company. With certain exceptions, Section 203 generally prohibits an "interested stockholder" from engaging in a broad range of "business combination" transactions, including mergers, consolidations and sales of 10% or more of a corporation's assets, with a Delaware corporation for three years following the date on which such person became an interested stockholder unless
(i) the transaction that results in the person's becoming an interested stockholder or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans, or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by holders of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders. Under Section 203, an "interested stockholder" is generally defined as any person, other than the corporation and any direct or indirect majority-owned subsidiary, that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.
Section 203 does not apply to a corporation that so provides in an amendment to its certificate of incorporation or by-laws passed by a majority of its outstanding voting shares, but such stockholder action does not become effective for 12 months following its adoption and would not apply to persons who were already interested stockholders at the time of the amendment. The Corn Products Charter and Corn Products By-Laws do not exclude the Company from the restrictions imposed under Section 203.

           Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring the Company to negotiate in advance with the Company's Board of Directors, because the stockholder approval requirement would be avoided if the Board of Directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Such provisions also may have the effect of preventing changes in the Board of Directors. It is further possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.


      LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

           As permitted by the DGCL, the Corn Products Charter and Corn Products By-Laws contain provisions entitling directors and officers of the Company to indemnification against certain losses, damages and expenses. Among other things, the Corn Products Charter provides that a director of the Company shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payment of an improper dividend, or for an improper repurchase or redemption of the stock of the corporation, in violation of Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The Corn Products By-Laws also set forth certain rights of the directors and officers of the Company to indemnification. These provisions are intended to provide directors and officers of the Company with protection against monetary damages from certain actions taken in their capacity as officers and directors of the Company, including providing directors with protection from liability from suits alleging breach of the duty of care. These provisions do not eliminate such duty.

           The indemnification and exculpation rights conferred by the Corn Products Charter and Corn Products By-Laws are not exclusive of any other right to which a person seeking indemnification may otherwise be entitled. The Company intends to provide liability insurance for the directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers and will enter into indemnification agreements with each of its directors and officers to provide the maximum indemnity protection permitted by Delaware law and the Corn Products By-Laws and to establish procedures by which their right to protection can be realized.


                      INDEPENDENT ACCOUNTANTS

           The Board of Directors of the Company has appointed KPMG Peat Marwick LLP ("KPMG") as the firm's independent accountants to audit the Company's financial statements for the 1997 fiscal year. KPMG has audited the financial statements that appear in this Information Statement and has served as CPC's auditors throughout the periods covered by the financial statements included in this Information Statement.

                          DIVIDEND POLICY

           The Company's dividend policy will be set by the Board of Directors after the Distribution. The Company currently intends to pay modest quarterly cash dividends, although the declaration and payment of dividends is at the discretion of the Company's Board of Directors and will be subject to the Company's financial results and the availability of surplus funds to pay dividends. The DGCL prohibits the Company from paying dividends or otherwise distributing funds to its stockholders, except out of legally available funds. The declaration of dividends and the amount thereof will depend on a number of factors, including the Company's financial condition, capital requirements, funds from operations, future business prospects and such other factors as the Corn Products Board may deem relevant. No assurance can be given that the Company will pay any dividends. See "RISK FACTORS -- Payment of Dividends" at page ___ and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" beginning at page ___.

                      TABLE OF DEFINED TERMS

    Defined Term
    ------------

Acquiring Person                      KPMG
Active Business                       Named Executive Officers
ADM                                   National Starch
Authority                             Nomination and Business
Code                                    Proposal Provision
Company                               NYSE
Corn Products                         Pension Plan
Corn Products Board                   post-Distribution Corn
Corn Products By-Laws                  Products Market Price
Corn Products Charter                 post-Distribution CPC
Corn Products Common Stock             Market Price
Corn Products Conversion              pre-Distribution CPC
  Factor                                Market Price
Corn Products Employees               Preferred Stock
Corn Products Refining                Purchase Price
Corn Products 401(k) Plan             Rabbi Trusts
Corn Purchasing Policy                Record Date
Corn Refining Business                Registration Statement
Coverage Date                         Restricted Period
CPC                                   Rights
CPC Common Stock                      Rights Agent
CPC Conversion Factor                 Rights Agreement
CPC Hourly Plan                       Rights Certificate
CPC Stock Plans                       Rights Plan
Credit Facility                       Rights Separation Date
DGCL                                  Ruling
Disqualified Stock                    Ruling Request
Distribution                          SEC
Distribution Agent                    Section 203
Distribution Agreement                Securities Act
Effective Date                        Series A Preferred Stock
Employee Benefits Agreement           Staley
Excess Benefits Plan                  Stock Acquisition Date
Excess Pension Plan                   Stock Incentive Plan
Exchange Act                          Tax Indemnification Agreement
Executive Officers                    Tax Sharing Agreement
Foreign Spinoff Company               Taxes
IRS                                   Transition Services Agreement
                                      Triggering Events

       INDEX TO CORN PRODUCTS COMBINED FINANCIAL STATEMENTS

Combined Financial Statements:

Independent Auditors' Report....................................F-2

Combined Balance Sheets as of June 30, 1997,
  December 31, 1996 and December 31, 1995.......................F-3

Combined Statements of Income for the Six Months
  ended June 30, 1997 and 1996 and the Fiscal Years
  1996, 1995 and 1994...........................................F-4

Combined Statements of Cash Flows for the Six Months
  ended June 30, 1997 and 1996 and the Fiscal Years 1996,
  1995 and 1994.................................................F-5

Combined Statement of Stockholders' Equity as of
  June 30, 1997, December 31, 1996, December 31, 1995,
  and December 31, 1994....................................... .F-6

Notes to Combined Financial Statements..........................F-7

                   Independent Auditors' Report

The Board of Directors and Stockholders
Corn Products International, Inc.:

We have audited the accompanying combined balance sheets of Corn Products International, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related combined statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Corn Products International, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                               (signed) KPMG PEAT MARWICK LLP

September 16, 1997

                 CORN PRODUCTS INTERNATIONAL, INC.
                      COMBINED BALANCE SHEETS

($ Millions)                          At June 30,     At December 31,
                                      -----------    -----------------
                                         1997        1996         1995
                                         ----        ----         ----
Assets                                (Unaudited)
Current assets
  Cash and cash equivalents           $    37     $    32      $    31
  Accounts receivable - net               189         209          121
  Due from divisions - net                 11           8            6
  Inventories                             136         162          113
  Prepaid expenses                         16           8            5
  Other current assets                      7           6            4
  Deferred tax asset                       11           9            7
                                       ------      ------        -----
     Total current assets                 407         434          287

  Investments in and loans
    to unconsolidated affiliates          166         149           82
  Plants and properties - net           1,060       1,057          920
  Other assets                             25          23           17
                                       ------      ------        -----
Total Assets                           $1,658      $1,663       $1,306
                                       ======      ======       ======
Liabilities and Stockholders'
  Equity
Current liabilities
  Notes payable                        $  148      $  156       $  100
  Current portion of long-term debt         9           6            1
  Accounts payable                         78          83          100
  Accrued liabilities                      88          42           55
                                       ------      ------        -----
     Total current liabilities            323         287          256
                                       ------      ------        -----
  Noncurrent liabilities                   72          60           70
  Long-term debt                          193         188          262
  Deferred taxes on income                 83          94          109
  Minority stockholders' interest           8           9            9
Stockholders' equity
  Cumulative translation adjustment       (13)        (12)         (10)
  Net stockholders' investment            992       1,037          610
                                       ------      ------        -----
     Total stockholders' equity           979       1,025          600
                                       ------      ------        -----
Total Liabilities and
  Stockholders' Equity                 $1,658      $1,663       $1,306
                                       ======      ======       ======


---------------------

See accompanying Notes to Combined Financial Statements.

                 CORN PRODUCTS INTERNATIONAL, INC.
                   COMBINED STATEMENTS OF INCOME

($ Millions)                Six Months Ended
                                June 30,          Years Ended December 31,
                            ----------------      -----------------------
                             1997      1996       1996      1995      1994
                             ----      ----       ----      ----      ----
                              (Unaudited)

Net sales                   $ 695     $ 744     $1,524    $1,387    $1,385
Cost of sales                 641       639      1,381     1,083     1,087
                            -----     -----      -----     -----     -----
Gross profit                   54       105        143       304       298
                            -----     -----      -----     -----     -----
Selling, general and
 administrative                49        47         88       102        99
Restructuring and
 other charges - net           86         -          -       (37)       19
Equity in (earnings)/loss of
 unconsolidated affiliates      1        (2)       (10)      (12)       (8)
                            -----     ------     ------    ------    ------
Expenses and other
 income - net                 136        45         78        53       110
                            -----     ------     ------    ------    ------
Operating income (loss)       (82)       60         65       251       188
Financing costs                15        13         28        28        19
                            -----     -----      -----     -----     -----
Income (loss) before
 income taxes
 and minority interest        (97)       47         37       223       169
Provision (benefit) for
 income taxes                 (26)       17         12        86        67
Minority stockholders'
 interest                       1         1          2         2         2
                            -----     ------     ------    ------    ------
Net income (loss)           $ (72)    $  29      $  23     $ 135     $ 100
                            ======    =====      =====     =====     =====

---------------------

See accompanying Notes to Combined Financial Statements.

                 CORN PRODUCTS INTERNATIONAL, INC.
                 COMBINED STATEMENTS OF CASH FLOWS

($ Millions)                  Six Months Ended
                                   June 30,        Years Ended December 31,
                              ----------------     -----------------------
                                1997     1996      1996      1995     1994
                                ----     ----      ----      ----     ----
                                 (Unaudited)
Cash flows from (used for)
 operating activities
Net income (loss)               $(72)     $29      $23       $135     $100
Non-cash charges (credits)
 to net income
  Depreciation and amortization   47       43        88        83       80
  Restructuring and other
   charges - net                  86        -         -       (37)      19
  Deferred taxes                 (11)       4       (17)       (6)     (12)
Other - net                        2       (2)      (24)       (8)       2
Changes in trade working
 capital
  Accounts receivable
   and prepaid items              11      (29)      (95)       (7)     (38)
  Inventories                     24      (52)      (50)       10      (18)
  Due to CPC International Inc.  (33)      22        (2)        1       (7)
  Accounts payable and accrued
   liabilities                    (2)     (30)      (28)        3       22
                                -----    -----     -----     -----    -----
Net cash flows from (used
 for) operating activities        52      (15)     (105)      174      148
                                -----    -----     -----     -----    -----

Cash flows from (used for)
 investing activities
Capital expenditures paid        (47)    (110)     (192)     (188)    (145)
Proceeds from the disposal
 of plants and properties          -        -         1         2        2
Proceeds from businesses sold      -        -         -        67        -
Investment in and loans to
 unconsolidated affiliates       (19)     (39)      (60)      (13)       -
Businesses acquired                -        -         -         -       (2)
                                -----    -----     -----     -----    -----
Net cash flows used for
 investing activities            (66)    (149)     (251)     (132)    (145)
                                -----    -----     -----     -----    -----
Net cash flows after
 investments                     (14)    (164)     (356)       42        3
                                -----    -----     -----     -----    -----
Cash flows from (used for)
 financing activities
Increase (decrease) in
 total debt                        -      (23)      (12)       58       28
Dividends paid to parent         (13)     (16)      (32)     (106)     (97)
Increase in transfers from
 CPC International - net          40      224       436        16       67
Other liabilities (deposits)      (8)     (19)      (35)      (13)       1
                                -----    -----     -----     -----    -----
Net cash flows from (used
 for) financing activities        19      166       357       (45)      (1)
                                -----    -----     -----     -----    -----
Increase (decrease) in cash
 and cash equivalants              5        2         1        (3)       2
Cash and cash equivalents,
 beginning of period              32       31        31        34       32
                                -----    -----     -----     -----    -----
Cash and cash equivalents,
 end of period                   $37      $33       $32       $31       $34
                                =====    =====     =====     =====    =====

---------------------

See accompanying Notes to Combined Financial Statements.

                 CORN PRODUCTS INTERNATIONAL, INC.
            COMBINED STATEMENT OF STOCKHOLDERS' EQUITY

                                      Cumulative      Net
($ Millions)                          translation  stockholders'
                                      adjustment   investment     Total
                                     --------------------------------------
Balance, December 31, 1993               $(11)       $495         $484
Net income                                  -         100          100
Dividends paid to parent                    -         (97)         (97)
Transfer from CPC, net                      -          67           67
Translation adjustment                     (4)          -           (4)
                                     --------------------------------------
Balance, December 31, 1994                (15)        565          550
                                     --------------------------------------
Net income                                  -         135          135
Dividends paid to parent                    -        (106)        (106)
Transfer from CPC, net                      -          16           16
Translation adjustment                      5           -            5
                                     --------------------------------------
Balance, December 31, 1995                (10)        610          600
                                     --------------------------------------
Net income                                  -          23           23
Dividends paid to parent                    -         (32)         (32)
Transfer from CPC, net                      -         436          436
Translation adjustment                     (2)          -           (2)
                                     --------------------------------------
Balance, December 31, 1996                (12)      1,037        1,025
                                     --------------------------------------
Net loss                                    -         (72)         (72)
Dividends paid to parent                    -         (13)         (13)
Transfer from CPC, net                      -          40           40
Translation adjustment                     (1)          -           (1)
                                     --------------------------------------
Balance, June 30, 1997                   $(13)       $992         $979
                                     --------------------------------------

---------------------

See accompanying Notes to Combined Financial Statements.

                CORN PRODUCTS INTERNATIONAL, INC.

              Notes to Combined Financial Statements


1.  Basis of Presentation

           On February 26, 1997, the Board of Directors of CPC International Inc. ("CPC") approved in principle the spin-off of CPC's corn refining and related businesses (the "Corn Refining Business") to its stockholders. Subsequently, CPC formed Corn Products International, Inc. (the "Company") to assume the operations of the Corn Refining Business. As a result of the spin-off, CPC will distribute 100% of the Company's common stock (the "Corn Products Common Stock") and each holder of CPC common stock will receive a pro rata share of the Corn Products Common Stock in a special dividend (the "Distribution"). The Company will become a separately traded, publicly held company.

           CPC carries its assets and liabilities at historical cost. The historical actions of CPC's Corn Refining Business, including CPC's accounting policies, are attributable to the Company. The financial results in these financial statements are not necessarily indicative of the results that would have occurred if the Company had been an independent public company during the periods presented or of future results of the Company. See unaudited "PRO FORMA FINANCIAL DATA" found at page ___ in this Information Statement for discussion of the effect of the Distribution on the Company.

           The Combined Balance Sheet at June 30, 1997 and the Combined Statements of Income and Cash Flows for the six months ended June 30, 1997 and June 30, 1996 have not been audited, but have been prepared in conformity with generally accepted accounting principles as applied in the Company's audited combined financial statements for the year ended December 31, 1996. In the opinion of management, this information includes all material adjustments, of a normal and recurring nature, for a fair presentation. The results for the six month periods are not necessarily indicative of the results expected for the full year.


2.  Summary of Accounting Policies

           Principles of combination - Combined financial statements include the accounts of the Company and its subsidiaries. The accounts of subsidiaries outside of the U.S., except for those in Canada, are based on fiscal years ending
September 30.

           Foreign currency translation - Assets and liabilities of foreign subsidiaries other than those in highly inflationary economies are translated at current exchange rates with the related translation adjustments reported as a separate component of stockholders' equity. Income statement accounts are translated at the average exchange rate during the period. In highly inflationary economies where the U.S. dollar is considered the functional currency, monetary assets and liabilities are translated at current exchange rates with the related adjustment included in net income. Non-monetary assets and liabilities are translated at historical exchange rates.

           Cash and cash equivalents - Cash equivalents consist of all investments purchased with an original maturity of three months or less, and which have virtually no risk of loss in value.

           Inventories are stated at the lower of cost or market. In the U.S., corn is valued at cost on the last-in, first-out method. Had the first-in, first-out method been used for U.S. inventories, the carrying value of these inventories would have increased by $12.7 million and $10.1 million in 1996 and 1995, respectively. Outside the U.S., inventories generally are valued at average cost.

           Investments in unconsolidated affiliates are carried at cost or less, adjusted to reflect the Company's proportionate share of income or loss less dividends received. At December 31, 1996, undistributed earnings of unconsolidated affiliates was $12.5 million, primarily representing companies of which the Company owns 50% or less.

           Plants and properties are stated at cost. Depreciation is generally computed on the straight-line method over the estimated useful lives of depreciable assets at rates ranging from 2% to 10% for buildings and 5% to 20% for all other assets. Where permitted by law, accelerated depreciation methods are used for tax purposes.

           Income taxes - Deferred income taxes reflect the differences between the assets and liabilities recognized for financial reporting purposes and amounts recognized for tax purposes. Deferred taxes are based on tax laws as currently enacted. The Company makes provisions for estimated U.S. and foreign income taxes, less available tax credits and deductions, that may be incurred on the remittance by the Company's subsidiaries of undistributed earnings, except those deemed to be indefinitely reinvested.

           Long-lived assets - In 1996, the Company adopted FAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," which did not have a material impact on the Company's financial position or results of operations.

           Commodities - The Company follows a policy of hedging its exposure to commodities fluctuations with commodities futures contracts for certain of its key North American raw material purchases. Such raw materials may or may not be hedged at any given time based on management's decisions as to the need to fix the cost of such raw materials to protect the Company's profitability. Realized gains and losses arising from such hedging transactions are considered an integral part of the cost of these commodities and are included in the cost when purchased.

           Risks and uncertainties - The Company operates in one business segment and in more than 20 countries. In each country, the business is subject to varying degrees of risk and uncertainty. It insures its business and assets in each country against insurable risks in a manner that it deems appropriate. Because of its diversity, the Company believes that the risk of loss from non-insurable events in any one country would not have material adverse effect on the Company's operations as a whole. Additionally, the Company believes there is no concentration of risk with any single customer or supplier, or small group of customers or suppliers, whose failure or non-performance would materially affect the Company's results.

           Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

3.  Combined Statements of Cash Flows

           Supplementary information for the combined statements of cash flows is set forth below:

$ in millions                        1996        1995        1994
----------------------------------------------------------------------
Cash paid during the year for:
      Interest                        $19         $14         $ 5
      Income taxes                     11          69          23

4.  Financing Arrangements

Short-term

           The Company had average quarter-end bank borrowings of $143.5 million and $94.4 million outstanding in 1996 and 1995, respectively, with a weighted average interest rate in 1996 and 1995 of 10.2% and 13.1%, respectively. The maximum amount of these borrowings outstanding was $156.5 million and $100.4 million in 1996 and 1995, respectively. The majority of the short-term bank borrowings pertained to the Company's international operations.

Long-term

           At December 31, 1996 and 1995, long-term debt, including the current portion of $6 million and $1 million, respectively, amounted to $194 million and $263 million, respectively. Included in these amounts are amounts payable by the Company to CPC of $96 million in 1996 and $235 million in 1995.

           The balance of debt outstanding in 1996 consists of various borrowings by the Company's Canadian operations of $62 million, by its Latin American operations of $27 million and other borrowings of $9 million. In 1995, other debt outstanding consists of various borrowings by the Company's Canadian operations of $11 million, by its Latin American operations of $6 million and other borrowings of $11 million.

5.  Restructuring and Other Charges - Net

           In the second quarter of 1997, the Company recorded a $86 million pre-tax restructuring charge. This charge includes direct costs of the spin-off including fees in the legal, tax and investment banking areas, as well as other costs of the separation of facilities that were used by CPC to produce both consumer foods and corn-derived products. Approximately $72 million of this charge related to the restructuring of the Company's operations. The majority of the restructuring will take place in the Company's international operations. The restructuring charge is summarized below:

($ in millions)                                            To be Utilized in
                          1997 Charge     Charge Utilized  Future Periods
                          -----------     ---------------  --------------
Spin-off fees                     $14              ---              $14
Employee costs                     49              ---               49
Plant and support facilities        9              ---                9
Other                              14              ---               14
                          -----------     ---------------  --------------
Total                             $86              ---              $86
                          ===========     ===============  ==============

           In 1995 the Company recorded a $15 million pre-tax charge to realign production at several corn refining facilities worldwide. This was in addition to the $19 million pre-tax restructuring charge recorded in June 1994. Both charges were utilized by December 31, 1996.

           Also in 1995, the Company recorded a pre-tax gain of $52 million from the sale of a 50% interest in an ethanol business in the U.S. This gain, combined with the 1995 charge mentioned above, resulted in a net gain of $37 million, $23 million after taxes. For the 1994 restructuring charge, the net impact on results was $11 million.

6.  Pension Plans

           The Company and its subsidiaries have a number of defined-benefit pension plans covering substantially all U.S. employees and certain groups of employees in foreign countries. Plans covering salaried employees generally provide benefits based on the employee's final salary level or on the average salary level for a specified period. Plans covering hourly employees generally provide benefits of stated amounts for each year of service. The Company's general funding policy is to contribute annually the maximum amount that can be deducted for income tax purposes. Certain foreign countries allow income tax deductions without regard to contribution levels, and the Company's policy in those countries is to make the contribution required by the terms of the plan. Domestic plan assets consist primarily of common stock, real estate, corporate debt securities and short-term investment funds. The components of net periodic pension cost are as follows:

U.S. Plans
--------------------------------------------------------------------
$ in millions                           1996      1995      1994
--------------------------------------------------------------------
Service cost (benefits earned
 during the period)                      $3        $2        $2
Interest cost on projected
 benefit obligation                       7         7         4

Actual return on plan assets            (15)      (17)       (3)
Net amortization and deferral             8        11        (2)
--------------------------------------------------------------------
Net periodic pension cost             $   3     $   3     $   1
--------------------------------------------------------------------
International Plans
--------------------------------------------------------------------
$ in millions                           1996      1995      1994
--------------------------------------------------------------------
Service cost (benefits earned
 during the period)                    $   1     $   1      $   1
Interest cost on projected
 benefit obligation                        3         2          2
Actual return on plan assets              (3)       (2)        (2)
--------------------------------------------------------------------
Net periodic pension cost              $   1     $   1      $   1
--------------------------------------------------------------------

           The funded status for the Company's major pension plans based on valuations as of September 30 is as follows:

                                                              Accumulated
                                        Assets exceed          benefits
U.S. Plans                            accumulated benefits   exceed assets
------------------------------------------------------------------------------
$ in millions                           1996      1995       1996     1995
------------------------------------------------------------------------------
Actuarial present value of
 benefit obligation:
  Vested                                $(75)     $(80)      $(6)  $   (5)
  Nonvested                               (2)       (2)       (4)      (4)
------------------------------------------------------------------------------
Accumulated benefit obligation           (77)      (82)      (10)        (9)
Effect of projected future
 compensation levels                     (29)      (14)       --         --
------------------------------------------------------------------------------
Projected benefit obligation            (106)      (96)      (10)        (9)
Plan assets at fair value                110        90        --         --
------------------------------------------------------------------------------
Plan assets in excess of (less than)
 projected benefit obligation              4        (6)      (10)        (9)
Unrecognized net loss (gain)              (8)        2        --         --
Unrecognized prior service cost            5         5        --         --
Unrecognized net transition obligation     1         1         2          2
------------------------------------------------------------------------------
Prepaid pension cost at December 31      $ 2       $ 2       $(8)       $(7)
------------------------------------------------------------------------------

International Plans
-----------------------------------------------------------
$ in millions                             1996     1995
-----------------------------------------------------------
Actuarial present value of
 benefit obligation:
  Vested                                 $ (25)   $ (21)
  Nonvested                                 (2)      (1)
-----------------------------------------------------------
Accumulated benefit obligation             (27)     (22)
Effect of projected future
 compensation levels                        (4)      (2)
-----------------------------------------------------------
Projected benefit obligation               (31)     (24)
Plan assets at fair value                   31       26
-----------------------------------------------------------
Plan assets in excess of (less than)
 projected benefit obligation               --        2
Unrecognized prior service cost              1        1
Unrecognized net transition obligation       3       --
-----------------------------------------------------------
Prepaid pension cost at December 31        $ 4      $ 3
-----------------------------------------------------------

        Assumptions (reflecting averages across all plans):

U.S. Plans
--------------------------------------------------------------------
                                      1996      1995      1994
--------------------------------------------------------------------
Weighted average discount rates       7.0%      6.6%      7.7%
Rate of increase in compensation
 levels                               5.5%      5.3%      6.3%
Long-term rate of return on plan
 asset                                8.6%      9.7%      8.6%
--------------------------------------------------------------------

International Plans
--------------------------------------------------------------------
                                      1996      1995       1994
--------------------------------------------------------------------
Weighted average discount rates       8.2%      8.0%      10.0%
Rate of increase in compensation
 levels                               5.5%      5.5%       5.5%
Long-term rate of return on plan
 assets                               8.5%      8.5%       8.5%
--------------------------------------------------------------------

      In addition, the Company sponsors defined-contribution pension plans covering certain domestic and foreign employees. Contributions are determined by matching a percentage of employee contributions. Expense recognized in 1996, 1995 and 1994 was $2.9 million, $2.7 million and $2.6 million, respectively.

7.  Other Postretirement and Postemployment Benefits

           In addition to pension benefits, the Company provides certain health care and life insurance benefits for its domestic and certain foreign retired employees. Substantially all of the Company's domestic employees become eligible for these benefits when they meet minimum age and service requirements. The Company has the right to modify or terminate these benefits.

           The following is a summary of the status of the Company's major postretirement benefit plans based on valuations as of September 30, 1996 and 1995:

-----------------------------------------------------------------
$ in millions                                  1996    1995
-----------------------------------------------------------------
Accumulated postretirement benefit
obligation (APBO):
     Retirees                               $   (27)  $   (37)
     Fully eligible active plan
      participants                              (11)      (11)
     Other active plan participants             (13)      (12)
-----------------------------------------------------------------
Total                                           (51)      (60)
-----------------------------------------------------------------
Unrecognized prior service cost                  (1)       (2)
Unrecognized net gain                            --         1
-----------------------------------------------------------------
Accrued postretirement benefit cost
 at December 31                                $(52)     $(61)
-----------------------------------------------------------------

           Net periodic postretirement benefit cost included the following components:

---------------------------------------------------------------------
$ in millions                          1996       1995     1994
---------------------------------------------------------------------
Service cost (benefits earned
 during this year)                     $  1       $  1        $ 1
Interest cost on the accumulated
 postretirement benefit obligation        4          4          3
Net amortization and deferral            (1)       ---          1
---------------------------------------------------------------------
Net periodic postretirement benefit    $  4       $  5       $  5
---------------------------------------------------------------------

           Annual increases in per capita cost of health care benefits of 9.5% pre-age-65 and 7.5% post-age-65 were assumed for 1997 to 1998. Rates were assumed to decrease by 1% thereafter until reaching 4.5%. Increasing the assumed health care cost trend rate by 1% increases the APBO by $7 million, with a corresponding effect on the service and interest cost components of the net periodic postretirement benefit cost of less than $1 million. The discount rate used to determine the APBO for 1996 and 1995 is 7.0% and 6.5%, respectively.

8.  Investments in and Advances to Unconsolidated Affiliates

           During the first quarter of 1995, the Company's Mexican operations entered into a joint venture with Arancia Industrial, S.A. de C.V., a corn refining business located in Mexico. This investment has been accounted for under the equity method. During 1996, the Company loaned this joint venture $60 million for the construction of a new plant.

9.  Supplementary Balance Sheet and Income Statement Information

           Supplementary Balance Sheet and Income Statement
Information is set forth below:

$ in millions                             1996            1995
--------------------------------------------------------------------
Accounts receivable - net
Accounts receivable - trade               $149            $125
Accounts receivable - other
 accounts receivable                        63              (1)
Allowance for doubtful accounts             (3)             (3)
--------------------------------------------------------------------
Total accounts receivable - net            209             121
--------------------------------------------------------------------
Inventories
Finished and in process                     69              37
Raw materials                               65              34
Manufacturing supplies                      28              42
--------------------------------------------------------------------
Total inventories                          162             113
--------------------------------------------------------------------
Plants and properties
Land                                        50              49
Buildings                                  480             471
Machinery and equipment                  1,587           1,417
Accumulated depreciation                (1,060)         (1,017)
--------------------------------------------------------------------
Plants and properties, net               1,057             920
--------------------------------------------------------------------
Accrued liabilities
Compensation expenses                        3               3
Capital additions                            8               8
Accrued interest                             3               2
Restructuring reserves                     ---              14
Taxes payable other than taxes on income    11               9
Other                                       17              19
--------------------------------------------------------------------
Total accrued liabilities                   42              55
--------------------------------------------------------------------
Noncurrent liabilities
Employees' pension, indemnity, retirement,
  and related provisions                    58              65
Restructuring reserves                     ---               3

Other noncurrent liabilities                 2               2
--------------------------------------------------------------------
Total noncurrent liabilities                60              70
--------------------------------------------------------------------

$ in millions                  1996          1995           1994
---------------------------------------------------------------------
Depreciation expense            $88           $82            $79
Amortization expense            --             1              1
---------------------------------------------------------------------
Interest expense - net
Interest expense                37            34             26
Interest expense capitalized    (8)           (3)            (2)
Interest income                 (1)           (3)            (5)
---------------------------------------------------------------------
Interest expense - net          $28           $28            $19
---------------------------------------------------------------------

10.  Financial Instruments

Fair value of financial instruments

           The carrying values of cash equivalents, accounts receivable, accounts payable and debt approximate fair values.

Commodities

           At June 30, 1997, the Company had open corn commodity futures contracts of $83 million to cover some of its requirements. Contracts open for delivery beyond September 30, 1997, amounted to $47 million, of which $31 million is due in December 1997, and $16 million in March 1998. At June 30, 1997, the price of corn under these contracts was $7.6 million in excess of market quotations of the same date.

           During the fourth quarter of 1996, the Company recognized a loss of $40 million for certain liquidated corn futures. These futures had been designed to protect anticipated firm-priced business against an expected run-up in corn prices. When corn prices instead fell sharply and the business as anticipated did not materialize, the Company liquidated the futures contracts.

           At December 31, 1996, the Company had open corn commodity futures contracts of $202 million to cover its requirements. Contracts open for delivery beyond March 31, 1997, amounted to $115 million, of which $87 million was due in May 1997, and $28 million in July 1997. At December 31, 1996, the price of corn under these contracts was $33.4 million in excess of market quotations of the same date.

11.  Income Taxes

           Income before income taxes and the components of the provision for income taxes are shown below:

$ in millions                     1996         1995          1994
---------------------------------------------------------------------
Income (loss) before
 income taxes:
  United States                   $(20)        $136          $86
  Outside the United States         57           87           83
---------------------------------------------------------------------
     Total                         $37         $223         $169
---------------------------------------------------------------------
Provision for income taxes:
Current tax expense
  U.S. federal                      27           57           29
  State and local                   (2)          12           11
  Foreign                            4           23           39
---------------------------------------------------------------------
     Total current                  29           92           79
---------------------------------------------------------------------
Deferred tax expense (benefit)
  U.S. federal                     (22)         (11)          --
  State and local                    1           (3)          (5)
  Foreign                            4            8           (7)
---------------------------------------------------------------------
     Total deferred                (17)          (6)         (12)
---------------------------------------------------------------------
Total provision                   $ 12         $ 86         $ 67
---------------------------------------------------------------------

         The tax effects of significant temporary differences which comprise the deferred tax liabilities and assets at December 31, 1996 and 1995, are as follows:

$ in millions                          1996          1995
--------------------------------------------------------------
Plants and properties                  $121          $130
Pensions                                  1             1
--------------------------------------------------------------
Gross deferred tax liabilities          122           131
--------------------------------------------------------------
Restructuring reserves                   --             4
Employee benefit reserves                28            24
Other                                    17             4
--------------------------------------------------------------
Gross deferred tax assets                45            32
--------------------------------------------------------------
Valuation allowance                      (8)           (3)
--------------------------------------------------------------
Total deferred tax liabilities         $ 85          $102
--------------------------------------------------------------

           Total net deferred tax liabilities and assets shown above included current and noncurrent elements.

           A reconciliation of the federal statutory tax rate to the Company's effective tax rate follows:

                                    1996         1995         1994
---------------------------------------------------------------------
Provision for tax at U.S.
 statutory rate                    35.0%         35.0%        35.0%
Taxes related to foreign income    (0.6)          0.2          0.3
State and local taxes - net        (0.5)          1.4           --
Other items - net                  (0.3)          1.9          4.2
---------------------------------------------------------------------
Provision at effective tax rate      33.6%       38.5%        39.5%
---------------------------------------------------------------------

           The effective tax rate in 1996 was lower due to a decrease in the tax rate in certain foreign jurisdictions and an increase in the proportion of Company income earned overseas. This foreign income, on average, was taxed at a lower rate than domestic income in 1996.

           Taxes that would result from dividend distributions by foreign subsidiaries to the U.S. are provided to the extent dividends are anticipated. As of December 31, 1996, approximately $190 million of retained earnings of foreign subsidiaries are retained indefinitely by the subsidiaries for capital and operating requirements.

12.  Leases

           The Company leases rail cars and certain machinery and equipment under various operating leases. Rental expense for operating leases was $12.2 million, $8.9 million and $7.9 million in 1996, 1995 and 1994, respectively. Minimum lease payments existing at December 31, 1996 were as follows:

             Year     Minimum Lease Payment
           --------   ---------------------
             1997              $15.1
             1998               13.8
             1999               12.0
             2000                9.6
          After 2000            31.2

13.  Related Party Transactions

           CPC maintains a centralized cash management system to finance its domestic operations. Cash deposits from the Company are transferred to CPC on a daily basis and CPC funds the Company's disbursement bank accounts as required.

           CPC provided certain general and administrative services to the Company including tax, treasury, risk management and insurance, legal, information systems and human resources. These expenses were allocated to the Company based on actual usage or other methods which management believes are reasonable. These allocations were $9.3, $14.3 and $16.7 million in fiscal years 1996, 1995 and 1994, respectively. These costs could have been different had the Company operated as an independent public company during the periods presented.

14.  Stockholders' Equity

Common Stock

           The Company has authorized 900,000,000 shares of $0.01 par value common stock. Based on the 143,643 million and 145,605 million shares of CPC common stock outstanding as of December 31, 1996 and 1995, and a distribution ratio of one share of Corn Products Common Stock for every four shares of CPC common stock, approximately 35,911 million and 36,401 million shares would have been issued if the distribution had occurred on December 31, 1996 and 1995, respectively.

Preferred Stock and Stockholder's Rights Plan

           The Company has authorized 25,000,000 shares of $0.01 par value preferred stock of which one million shares were designated as Series A Junior Participating Preferred Stock for the stockholder's rights plan. Under this plan, each share of the Corn Products Common Stock issued in the Distribution carries with it the right to purchase one one-hundredths of a share of preferred stock. The rights will at no time have voting power or pay dividends. The rights will become exercisable if on or before December 31, 1999, a person or group acquires or announces a tender offer that would result in the acquisition of 10% or more of the Corn Products Common Stock or after December 31, 1999 would result in the acquisition of 15% or more of the Corn Products Common Stock. When exercisable, each full right entitles a holder to buy one one-hundredth of a share of Series A Junior Participating Preferred Stock at a price of $---. If the Company is involved in a merger or other business combination with a 10% or more stockholder on or before December 31, 1999 or a 15% or more stockholder thereafter, each full right will entitle a holder to buy a number of the acquiring company's shares having a value of twice the exercise price of the right. Alternatively, if a 10% or 15% stockholder (as applicable) engages in certain self-dealing transactions or acquires the Company in such a manner that the Corn Products Company and its common stock survive, or if any person acquires 10% or 15% or more of the Corn Products Common Stock (as applicable), except pursuant to an offer for all shares at a fair price, each full right not owned by a 10% or 15% or more stockholder may be exercised for Corn Products Common Stock (or, in certain circumstances, other consideration) having a market value of twice the exercise price of the right. The Company may redeem the rights for one cent each at any time before an acquisition of 10% or 15% or more of its voting securities (as applicable) [and for at least 10 business days thereafter]. Unless redeemed earlier, the rights will expire on December 31, 2007.

Employee Stock Ownership Plan (ESOP)

           CPC maintained an ESOP as part of its
Savings/Retirement Plan covering U.S. salaried employees. The Company will not offer an ESOP to its employees. All vested account balances in the CPC ESOP associated with employees of the Company will be transferred to accounts in the Corn Products 401(k) Plan in the form of CPC common stock, and in cash for fractional shares.

Stock Option Plan

           CPC maintained stock and performance plans for certain key employees. The Company will establish its own stock option plan at a later date. All existing vested CPC stock options of Company employees will be converted to stock options under the Corn Products Stock Incentive Plan. These stock options will retain their vesting schedules and existing expiration dates. The number of stock options, and the option price, will be calculated pursuant to the following formula: (i) the number of shares of Corn Products Common Stock covered by the substitute option shall be equal to the pre-Distribution number of shares of CPC common stock covered by the CPC option multiplied by a fraction, the numerator of which is the pre-Distribution CPC Market Price and the denominator of which is the post-Distribution Corn Products Market Price (the "Corn Products Conversion Factor"), and (ii) the exercise price under the substituted option shall be equal to the pre-Distribution exercise price under the CPC option multiplied by a fraction, the numerator of which is the post-Distribution Corn Products Market Price and the denominator of which is the pre-Distribution CPC Market Price. For this purpose, the "pre-Distribution CPC Market Price" means the average of the high and low prices of CPC common stock on the New York Stock Exchange, Inc. (the "NYSE") for each of the ten trading days prior to the first day on which there is trading in CPC common stock on a post-Distribution basis, and the "post-Distribution Corn Products Market Price" means the average of the high and low prices of Corn Products Common Stock on the NYSE for each of the ten trading days beginning on the first day on which there is trading in Corn Products Common Stock, including on a "when issued" basis.

           The Company accounts for stock based compensation using the intrinsic value method prescribed by APB 25, as permitted by FAS 123. The pro forma impact on net income and earnings per share of the differential between the fair value method and the intrinsic value method of accounting for stock-based compensation is not material to the Company's financial position or results of operations.

15.  Geographic Information

           The Company operates in the U.S., Canada, Latin
America and Asia. Information concerning operations by geographic area is as follows:

($ in millions)                          1996         1995      1994
                                   ----------------------------------------
Sales to Unaffiliated Customers:
United States                          $ 830        $ 737        $ 788
Canada                                   216          184          145
                                   ----------------------------------------
North America                          1,046          921          933
Latin America                            406          401          399
Asia                                      72           65           53
                                   ----------------------------------------
Total                                 $1,524       $1,387       $1,385
                                   ----------------------------------------
Operating Income:
United States                          $   1        $ 159        $ 107
Canada                                     9           38           26
                                   ----------------------------------------
North America                             10          197          133
Latin America                             44           44           40
Asia                                      11           10           15
                                   ----------------------------------------
Total                                  $  65        $ 251        $ 188
                                   ----------------------------------------
Assets:
United States                          $ 788        $ 651        $ 648
Canada                                   204          162          157
                                   ----------------------------------------
North America                            992          813          805
Latin America                            610          442          357
Asia                                      61           51           45
                                   ----------------------------------------
Total                                  $1,663       $1,306       $1,207
                                   ----------------------------------------
  16.  Quarterly Financial Data

           Summarized quarterly financial data is as follows:

($ in millions)         1st Q       2nd Q      3rd Q       4th Q
                     -----------------------------------------------
1996
Net sales                $349        $395       $400        $380
Gross profit               57          48         37           1
Net income (loss)          15          14          8         (14)

1995
Net sales                $341        $363       $368        $315
Gross profit               77          78         78          71
Net income                 21          27         57          30

=================================================================



                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549



                      ----------------------




                             EXHIBITS

                                TO

                             FORM 10




            General Form for Registration of Securities
            Pursuant to Section 12(b) of the Securities
                       Exchange Act of 1934





                    --------------------------




                 CORN PRODUCTS INTERNATIONAL, INC.




=================================================================

                           EXHIBIT INDEX


Exhibit No.
-----------

  2.1      Form of Distribution Agreement.*

  3.1      Amended and Restated Certificate of Incorporation of
           Corn Products International, Inc.

  3.2      By-Laws of Corn Products International, Inc.

  4.1      Form of Rights Agreement.*

  4.2      Certificate of Designation for Registrant's Series A
           Junior Participating Preferred Stock.*

  10.1     Form of Master Supply Agreement.*

  10.2     Form of Tax Sharing Agreement.

  10.3     Form of Tax Indemnification Agreement.

  10.4     Form of Debt Agreement.

  10.5     Form of Transition Services Agreement.*

  10.6     Form of Master License Agreement.*

  10.7     Form of Distribution Agreement (filed as Exhibit 2.1).*

  10.8     Form of Employee Benefits Agreement.

  10.9     Form of Argo Access Agreement.*

  10.10    Form of Stock Incentive Plan.*

  10.11    Form of Severance Agreement.*

  21.1     List of Subsidiaries.*



-----------------------------
* To be filed by amendment.